UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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KYPHON INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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1221 Crossman Avenue

Sunnyvale, CA 94089

September 7, 2007

Dear Stockholders:

You are cordially invited to attend a special meeting of stockholders of Kyphon Inc. to be held on October 16, 2007, at 2:00 p.m., local time, at our headquarters at 1221 Crossman Avenue, Sunnyvale, California 94089.

At the special meeting, you will be asked to consider and vote upon (i) a proposal to adopt the Agreement and Plan of Merger, dated as of July 26, 2007, among Medtronic, Inc., Jets Acquisition Corporation and Kyphon Inc. and approve the merger and (ii) a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger. If the merger is completed, we will become a subsidiary of Medtronic, and you will receive $71.00 in cash, without interest, for each of your shares of our common stock. As a result, you will have no ongoing ownership interest in our continuing business following completion of the merger.

Our board of directors has unanimously determined that the merger is advisable, fair to and in the best interests of our stockholders. Accordingly, our board has unanimously approved the merger agreement and recommends that you vote “FOR” the adoption of the merger agreement and approval of the merger at the special meeting and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

Your vote is very important. We cannot complete the merger unless holders of a majority of the outstanding shares of our common stock vote to adopt the merger agreement and approve the merger. If you fail to vote on the adoption of the merger agreement and approval of the merger, it will have the same effect as if you were to vote against the adoption of the merger agreement and approval of the merger.

WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. ACCORDINGLY, WE URGE YOU TO VOTE BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID, SELF-ADDRESSED ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES THAT ARE REGISTERED DIFFERENTLY, PLEASE VOTE ALL OF YOUR SHARES SHOWN ON ALL OF YOUR PROXY CARDS.

We encourage you to read the accompanying proxy statement carefully because it explains the proposed merger, the documents related to the merger and other related matters. You can also obtain other information about us from documents that we have filed with the Securities and Exchange Commission.

Richard W. Mott

President and Chief Executive Officer

This proxy statement is dated September 7, 2007 and is first being mailed to stockholders on or about September 10, 2007.

1221 Crossman Avenue

Sunnyvale, CA 94089

NOTICE OF SPECIAL MEETING

A special meeting of the stockholders of Kyphon Inc. will be held at 2:00 p.m., local time, on October 16, 2007, at our headquarters at 1221 Crossman Avenue, Sunnyvale, California 94089. The purpose of the meeting will be:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 26, 2007, among Medtronic, Inc., Jets Acquisition Corporation and Kyphon Inc. and approve the merger;

2.	To consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger; and

3.	To transact any other business that may properly come before the special meeting or any adjournment or postponements of the special meeting.

Only holders of record of Kyphon common stock at the close of business on August 31, 2007 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Each stockholder is entitled to one vote for each share of Kyphon common stock held on the record date. If you own shares through a broker or other nominee and you want to have your vote counted, you must instruct your broker or nominee to vote. If you sign, date and mail your proxy card without indicating how you wish to vote, your shares will be voted “FOR” the adoption of the merger agreement and approval of the merger and “FOR” the proposal to adjourn the special meeting if the solicitation of additional proxies is deemed necessary, except that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement and approve the merger will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal. If you do not vote in favor of the proposal to adopt the merger agreement and approve the merger, you will have appraisal rights under Delaware law, provided that you strictly comply with the procedures as described further in the accompanying proxy statement.

The Kyphon board of directors unanimously recommends that stockholders vote “FOR” the adoption of the merger agreement and approval of the merger at the special meeting and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

By Order of the Board of Directors,

David M. Shaw

Secretary

Sunnyvale, California

September 7, 2007

SUMMARY VOTING INSTRUCTIONS

YOUR VOTE IS IMPORTANT

Ensure that your Kyphon common stock can be voted at the special meeting by submitting your proxy or contacting your broker, bank or other nominee. If you do not vote or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement and approve the merger.

If your Kyphon common stock is registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares of common stock are voted in favor of the proposals at the special meeting. If you wish to attend the special meeting to vote your shares in person, you need to provide a proxy from your broker, bank or other nominee authorizing you to vote your shares held in the broker’s, bank’s or other nominee’s name.

If your Kyphon common stock is registered in your name: submit your proxy as soon as possible by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid, self-addressed envelope, so that your shares can be voted in favor of the proposals at the special meeting.

Whether or not you plan to attend the special meeting, please vote all proxies you receive. Voting now will not limit your right to vote at the special meeting. If you later decide to attend the special meeting in person, you may vote your shares even if you have previously submitted a proxy.

YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

The Kyphon board of directors unanimously recommends that stockholders vote “FOR” the adoption of the merger agreement and approval of the merger at the special meeting and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

i

QUESTIONS AND ANSWERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a Kyphon stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully. In this proxy statement, the terms “Kyphon,” “we,” “our,” “ours,” and “us” refer to Kyphon Inc. and references to subsidiaries of Kyphon includes all wholly owned subsidiaries of Kyphon.

Q:	Why am I receiving this proxy statement?

A:	We have agreed to be acquired by Medtronic under the terms of a merger agreement that is described in this proxy statement. A copy of the merger agreement is included as Annex A to this proxy statement. In order to complete the merger, our stockholders must vote to adopt the merger agreement and approve the merger. This proxy statement contains important information about the merger and our special meeting of stockholders.

Q:	What is the proposed merger?

A:	Medtronic proposes to acquire us through a cash merger by merging a subsidiary of Medtronic into us. If the merger is completed, we will become a wholly owned subsidiary of Medtronic.

Q:	If the merger is completed, what will I receive for my common stock?

A:	You will receive $71.00 in cash, without interest and less any required withholding taxes, for each share of our common stock you own.

Q:	When and where is the special meeting?

A:	The special meeting is scheduled to be held at 2:00 p.m., local time, on October 16, 2007, at our headquarters at 1221 Crossman Avenue, Sunnyvale, California 94089, unless it is postponed or adjourned.

Q:	What matters will be voted on at the special meeting?

A:	You are being asked to vote on whether to adopt the merger agreement and approve the merger by which we propose to be acquired by Medtronic and to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger.

Q:	How does the Kyphon board of directors recommend that I vote on the proposals?

A:	The Kyphon board of directors unanimously recommends that stockholders vote “FOR” the adoption of the merger agreement and approval of the merger at the special meeting and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

Q:	Why is the Kyphon board of directors recommending the merger?

A:	Our board believes that the merger is advisable, fair to and in the best interests of our stockholders. To review our board’s reasons for recommending the merger, see pages 23 through 25.

Q:	What vote is required for the stockholders to adopt the merger agreement and approve the merger?

A:	In order for the merger agreement to be adopted and the merger to be approved, holders of a majority of the outstanding shares of our common stock must vote FOR the adoption of the merger agreement and approval of the merger. Each share of our common stock is entitled to one vote.

Q:	Who is entitled to vote at the special meeting?

A:	Holders of record of our common stock as of the close of business on August 31, 2007 are entitled to vote at the special meeting.

Q:	What do I need to do now?

A:	You should read this proxy statement carefully, including its annexes and the documents to which it refers, and consider how the merger would affect you. If you are a stockholder of record, you should ensure that your shares are voted at the special meeting by completing, signing, dating and mailing the enclosed proxy card and returning it in the envelope provided. If you hold your shares in “street name,” you can ensure that your shares are voted at the special meeting by instructing your broker or other nominee how to vote, as discussed below.

Q:	If my shares are held in “street name” by my broker or other nominee, will that person vote my shares for me?

A:	Yes, but only if you provide instructions to your broker or other nominee on how to vote. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares. Without your specific voting instructions, your shares will not be voted, which will have the same effect as a vote against adoption of the merger agreement and approval of the merger.

Q:	Can I change my vote?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. If you are a stockholder of record, you may revoke your proxy by notifying our Secretary in writing or by submitting a new proxy by mail, in each case, with a date after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person (you must vote in person, as simply attending the special meeting will not revoke your proxy).

Please note that if you hold your shares in “street name” and you have instructed your broker or other nominee to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the directions received from your broker or other nominee to change your vote.

Q:	How do I vote in person at the special meeting?

A:	If you are a stockholder of record, you may attend the special meeting and vote your shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the meeting, we recommend that you vote your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

If you hold your shares through a broker, bank or other nominee, you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the broker, bank or other nominee giving you the right to vote the shares. To do this, you should contact your broker, bank or other nominee.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to adopt the merger agreement and approve the merger?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, bank or other nominee, it will have the same effect as a vote against adoption of the merger agreement and approval of the merger.

Q:	How will broker non-votes be counted?

A:	Absent specific instructions from the beneficial owner of shares, brokers may not vote the shares with respect to the adoption of the merger agreement and approval of the merger. Broker non-votes will have the same effect as a vote against adoption of the merger agreement and approval of the merger.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	Will I have the right to have my shares appraised in connection with the merger?

A:	Yes, but only if you strictly comply with the requirements of Delaware law. If you wish to exercise your appraisal rights, you must not vote in favor of adoption of the merger agreement and approval of the merger, you must continuously hold your shares from the date of your demand for appraisal through the effective date of the merger and you must strictly follow the other requirements of Delaware law. A summary describing the requirements you must meet in order to exercise your appraisal rights is in the section entitled “The Merger—Appraisal Rights” on pages 39 through 42 of this proxy statement.

Q:	When is the merger expected to be completed?

A:	We are working towards completing the merger as quickly as possible. We currently expect to complete it in the first calendar quarter of 2008. The merger cannot be completed until a number of conditions are satisfied. The most important conditions are approval by our stockholders at the special meeting and obtaining all necessary regulatory approvals and clearances (including under United States and certain non-U.S. antitrust laws).

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, Medtronic will send you written instructions for exchanging your Kyphon stock certificates. You must return your Kyphon stock certificates as described in the instructions. You will receive your cash payment after Medtronic receives your stock certificates, together with the documents requested in the instructions.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell your shares after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $71.00 per share in cash to be received by our stockholders in the merger. In order to receive the $71.00 per share, you must hold your shares until the effective time of the merger.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted and the merger not approved by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on NASDAQ under the “KYPH” symbol. You should read “The Merger—Delisting and Deregistration of Our Common Stock” on page 42 for more information.

Q:	Where can I find more information about Kyphon and Medtronic?

A:	We and Medtronic each file periodic reports and other information with the SEC. This information is available at the SEC’s public reference facilities, the Internet site maintained by the SEC at http://www.sec.gov, and the investor relations section of each of our company websites. For a more detailed description of the information available, please see the section entitled “Where You Can Find Additional Information” on page 62.

Q:	Who can help answer my questions?

A:	If you have questions about the special meeting or the merger after reading this proxy statement, you should call Georgeson Inc., our proxy solicitation agent, toll-free at (888) 605-8317, or write to the following address:

Georgeson Inc.

17 State Street

10th Floor

New York, New York 10004

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you as a Kyphon stockholder. Accordingly, we encourage you to carefully read this entire document and the other documents to which we have referred you. See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page 62. Page references are to the longer descriptions of these items in the proxy statement.

The Companies

Kyphon Inc.

1221 Crossman Ave.

Sunnyvale, California 94089

(408) 548-6500

Kyphon Inc., a Delaware corporation founded in 1994 and headquartered in Sunnyvale, California, is a global medical device company focused on the design, manufacture and marketing of single-use and implantable medical device products used in minimally invasive therapies by spine specialists for the treatment and restoration of spinal anatomy. We are currently commercializing products including our KyphX proprietary balloon technologies for the repair of spinal fractures, the X-STOP Interspinous Process Decompression (IPD) and Aperius PercLID technologies for the treatment of lumbar spinal stenosis, and the Discyphor product line for performing the Functional Anaesthetic Discography (F.A.D.) procedure to assist in diagnosing the source of low back pain. We market our products through sales representatives in North America, and through a combination of sales representatives, distributors and agents in our international markets. We have subsidiaries in many countries in Europe, as well as in Canada, Japan, Australia and South Africa.

Medtronic, Inc.

710 Medtronic Parkway

Minneapolis, Minnesota 55432

(763) 514-4000

Medtronic, Inc. was founded in 1949, incorporated as a Minnesota corporation in 1957, and today serves physicians, clinicians and patients in more than 120 countries worldwide. Medtronic is the global leader in medical technology, alleviating pain, restoring health, and extending life for millions of people around the world. Medtronic is committed to offering market-leading therapies to restore patients to fuller, healthier lives. With beginnings in the treatment of heart disease, Medtronic has expanded well beyond its historical core business and today provides a wide range of products and therapies that help solve many challenging, life-limiting medical conditions.

Jets Acquisition Corporation

Medtronic Center, Bldg. 220-9E-02

St. Paul, Minnesota 55144

(651) 733-1110

Jets Acquisition Corporation (which we refer to as Merger Sub) is incorporated under the laws of the State of Delaware, is a direct wholly owned subsidiary of Medtronic formed solely for purposes of the merger and is engaged in no other business.

The Merger

Structure of the Merger (Page 43)

This proxy statement relates to the proposed acquisition of us by Medtronic pursuant to an Agreement and Plan of Merger, dated as of July 26, 2007, among Medtronic, Merger Sub and us. We have attached a copy of this agreement, which we refer to as the merger agreement, as Annex A to this proxy statement. We encourage you to read the merger agreement in its entirety. Upon the terms and subject to the conditions of the merger agreement, Jets Acquisition Corporation, a subsidiary of Medtronic, will be merged with and into Kyphon. As a result of the merger, we will become a direct, wholly owned subsidiary of Medtronic.

Consideration to be Received in the Merger (Pages 43 through 44)

In the merger, you will receive $71.00 in cash, without interest and subject to any applicable withholding taxes, for each share of our common stock you hold immediately prior to the merger. Based on the number of shares of our common stock outstanding on August 31, 2007, the aggregate cash consideration to be paid by Medtronic to our stockholders will be approximately $3.3 billion. This excludes the approximately $0.2 billion net aggregate cash consideration for options that are being cashed out in the merger and the approximately $0.1 billion of intrinsic value attributable to options and restricted stock units being assumed, as described under “The Merger Agreement—Treatment of Our Stock Options and Restricted Stock Units.”

Medtronic has represented to us in the merger agreement that it has sufficient funds to pay all amounts it is required to pay under the merger agreement, and has advised us that it intends to finance its obligations through a combination of cash on its balance sheet and debt.

Completion Date (Page 43)

We expect to complete the merger as soon as practicable after adoption of the merger agreement and approval of the merger by our stockholders, receipt of required regulatory clearances and satisfaction or waiver of all other conditions to the merger. We currently expect this to occur in the first quarter of 2008.

The Merger Agreement

Conditions to Completion of the Merger (Pages 53 through 54)

The obligations of each of Medtronic and Merger Sub, on the one hand, and us, on the other hand, to complete the merger depend on the satisfaction or waiver, on or prior to the effective time of the merger, of a number of conditions, including:

•	receipt of the required vote to adopt the merger agreement and approve the merger by our stockholders at the special meeting;

•

the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing completion of the merger and that no governmental entity shall have enacted or enforced any statute, rule, order or decree prohibiting the merger or making it illegal;

•

expiration or termination of the applicable waiting period under applicable non-U.S. antitrust laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of any required approvals or clearances thereunder; and

•	for each party, specified levels of compliance by the other with its representations, warranties and obligations under the merger agreement.

The obligation of Medtronic and Merger Sub to complete the merger is subject to the following additional conditions:

•

all regulatory approvals, the failure of which, individually or in the aggregate, would be reasonably likely to have a material adverse effect (as defined in the merger agreement) on us, shall have been obtained and remain in full force and effect and all related statutory waiting periods shall have expired; and

•	no material adverse effect (as defined in the merger agreement) shall have occurred on us since the date of the merger agreement.

The merger is not conditioned upon Medtronic or Merger Sub obtaining financing.

Termination (Pages 54 through 55)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, regardless of whether our stockholders have adopted the merger agreement and approved the merger:

•	by mutual written consent of Medtronic and us;

•	by either Medtronic or us, under circumstances that involve any of the following:

¡	final, nonappealable action by any governmental entity prohibiting the merger;

¡	if the merger shall not have occurred on or before February 26, 2008, subject to Medtronic’s right of two one-month extensions to obtain non-U.S. regulatory clearances; or

¡	if we do not obtain the required stockholder approval in favor of adoption of the merger agreement and approval of the merger;

•	by Medtronic, under circumstances that involve any of the following:

¡

our uncured or uncurable breach of any of our representations, warranties, covenants or agreements in the merger agreement, which would result in the conditions to Medtronic’s obligation to complete the merger not being satisfied;

¡	our knowing and material breach of our obligations under the nonsolicitation provisions of the merger agreement or our obligations relating to obtaining the required stockholder approval; or

¡

an adverse change in the recommendation of our board of directors that our stockholders adopt the merger agreement and approve the merger, or the taking of various other actions by us or our board of directors relating to a competing acquisition proposal, including if we engaged in discussions relating to a competing acquisition proposal for longer than certain periods of time specified in the merger agreement;

•	by us, under circumstances that involve any of the following:

¡

the uncured or uncurable breach by Medtronic or Merger Sub of any of their representations, warranties, covenants or agreements in the merger agreement, which would result in the conditions to our obligation to complete the merger not being satisfied; or

¡	our acceptance of a superior proposal in compliance with our nonsolicitation obligations, and payment to Medtronic of the $95 million termination fee.

Termination Fee; Expenses (Pages 55 through 56)

The merger agreement provides that we may be required to pay Medtronic a termination fee of $95 million under circumstances that involve any of the following:

•

the merger agreement is terminated for any of the following reasons, and we enter into an agreement with respect to, or consummate, any competing “acquisition proposal” (as defined in the merger, subject to the references to “15%” in that definition being replaced by “50%”), within 12 months after termination:

¡

because either the merger has not occurred prior to February 26, 2008 (subject to Medtronic’s right of two one-month extensions) without our having obtained the requisite stockholder approval for the merger, and a competing acquisition proposal has been made public and not irrevocably withdrawn prior to such date;

¡

because our stockholders have failed to adopt the merger agreement and approve the merger at the special meeting and a competing acquisition proposal has been made public and not irrevocably withdrawn prior to the stockholder vote; or

¡	following certain knowing and material breaches of the merger agreement by us, where a competing acquisition proposal has been made public and not irrevocably withdrawn prior to such breach;

•

Medtronic terminates the merger agreement as a result of an adverse change in the recommendation of our board of directors that our stockholders adopt the merger agreement and approve the merger, or the taking of various other actions by us or our board of directors relating to a competing acquisition proposal; or

•	we terminate the merger agreement in connection with accepting a superior proposal.

We may be obligated to reimburse Medtronic for its reasonably documented out-of-pocket fees and expenses, up to a maximum of $5 million, following termination in connection with our failure to obtain the required stockholder approval. The reimbursement amount will be offset against any termination fee that subsequently becomes due.

No Solicitation of Alternative Transactions (Pages 49 through 51)

The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in us. Notwithstanding these restrictions, the merger agreement provides that under specified circumstances, if prior to the adoption of the merger agreement by our stockholders, we receive an unsolicited acquisition proposal from a third party that our board of directors determines in good faith, after consultation with outside legal counsel and financial advisors, is or is reasonably likely to result in a superior proposal, we may, if our board of directors also determines in good faith (after receiving advice of outside legal counsel) that the failure to take such action would constitute a breach of the board of directors’ fiduciary duties to our stockholders and if we provide Medtronic with at least one business day advance notice, furnish nonpublic information to that third party and engage in negotiations with that third party.

The Special Meeting

Date, Time and Place (Page 14)

The special meeting will be held on October 16, 2007, at 2:00 p.m., local time, at our headquarters at 1221 Crossman Avenue, Sunnyvale, California 94089.

Matters to be Considered (Page 14)

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement and approve the merger, and a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger. You may also be asked to consider and vote on other matters, such as procedural matters in connection with the special meeting, if they properly come before the meeting.

Record Date and Voting (Page 14)

If you owned shares of our common stock at the close of business on August 31, 2007, the record date for the special meeting, you are entitled to vote at the special meeting. You have one vote for each share of our common stock owned on the record date. There are 46,128,041 shares of our common stock entitled to be voted.

Required Vote and Quorum (Pages 14 through 15)

Adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary, requires the affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the meeting, whether or not a quorum is present. The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock will constitute a quorum for the purposes of the special meeting.

Recommendation of Our Board of Directors (Pages 14 and 25)

Our board of directors has unanimously approved the merger agreement, and determined that the merger is advisable, fair to and in the best interests of our stockholders. Our board of directors unanimously recommends that stockholders vote FOR the adoption of the merger agreement and approval of the merger at the special meeting, and FOR the proposal to adjourn the special meeting to solicit additional proxies, if necessary.

Voting by Proxy (Pages 15 through 16)

You may vote by returning the enclosed proxy by mail in the enclosed postage-paid, self-addressed envelope. If you hold your shares through a broker or other nominee, you may also be able to vote through the Internet or by telephone in accordance with instructions your broker or nominee provides.

Revocability of Proxies (Page 17)

You may revoke your proxy at any time before it is voted. If you are the stockholder of record of your shares, you may revoke your proxy by:

•	submitting to the Secretary of Kyphon, prior to the voting of your proxy, a written notice of revocation which is dated a later date than your proxy;

•	sending a duly completed and executed proxy bearing a later date; or

•	voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of a proxy. If you hold your shares through a broker, bank or other nominee, you should follow the instructions of your broker, bank or nominee regarding revocation of proxies. If your broker, bank or nominee allows you to vote by telephone or the Internet, you may be able to change your vote by voting again by telephone or the Internet.

Shares Owned by Our Directors and Executive Officers (Page 18)

As of August 31, 2007, our directors and executive officers owned, in the aggregate, approximately 503,354 of the outstanding shares of our common stock, excluding shares issuable upon exercise of options. Each of them has advised us that he or she intends to vote all of his or her shares in favor of adoption of the merger agreement and approval of the merger.

Opinion of Our Financial Advisor (Pages 25 through 31 and Annex B)

J.P. Morgan Securities Inc. (which we refer to as JPMorgan) acted as our financial advisor in connection with the proposed merger. We requested that JPMorgan, in its role as financial advisor, evaluate the fairness, from a financial point of view, of the consideration to be received by the holders of our common stock pursuant to the merger agreement. On July 26, 2007, JPMorgan delivered its oral opinion, which it subsequently confirmed in writing, to our board of directors that, as of July 26, 2007, based upon and subject to the considerations set forth in its opinion, the consideration to be received by holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of JPMorgan’s fairness opinion, which sets forth the assumptions made, factors considered and limitations upon the review undertaken by JPMorgan in rendering its opinion, is included in this proxy statement as Annex B. We urge you to read this opinion carefully and in its entirety. JPMorgan’s opinion was addressed to our board of directors, relates only to the fairness, from a financial point of view, of the consideration to be received by the holders of shares of our common stock pursuant to the merger agreement, does not address any other aspect of the merger and does not constitute a recommendation to any holder of our common stock as to how to vote on the merger agreement or any other matter relating to the merger.

Interests of Certain Persons in the Merger (Pages 35 through 39)

When considering the recommendation by our board of directors, you should be aware that a number of our executive officers and directors have interests in the merger that are different from, or in addition to, their interests as stockholders. As of the date of this proxy statement, these interests include the following, in addition to other interests described under “The Merger—Interests of Certain Person in the Merger,” below:

•	cash-out of vested and unvested options held by non-employee directors, and cash-out of vested options and assumption of unvested options and restricted stock units held by executive officers;

•

acceleration of unvested options and restricted stock units held by executive officers, and receipt of other severance benefits by such officers, in the event the officer is terminated without “cause” or leaves for “good reason” (each as defined in the executive’s severance agreement) within the period beginning ninety days prior to stockholder approval of the merger or within twelve months following the completion of the merger; and

•	the expectation that Medtronic will continue employment of certain executive officers.

Treatment of Our Stock Options and Restricted Stock Units (Pages 44 through 45)

At the effective time of the merger, each outstanding option to purchase shares of our common stock, whether vested or unvested, that is held by a non-employee director, or that is vested and exercisable as of the effective time of the merger and held by an employee or consultant, will be canceled in exchange for the right to receive in cash as soon as practicable following the effective time the amount by which $71.00 exceeds the exercise price of such option, less applicable withholding taxes. Each outstanding option to acquire shares of our common stock that is held by a person other than a non-employee director and that is not vested and exercisable as of the effective time will remain outstanding and will be converted into the right to acquire a number of shares of Medtronic common stock under the same terms and conditions but for an exercise price and for a number of shares adjusted so as to maintain the intrinsic value of the option, if any, as of the effective time of the merger based upon the merger consideration and the trading price of Medtronic common stock for the ten trading days prior to the effective time. Unvested restricted stock units will also be assumed on the basis described in the merger agreement. Following the merger, unvested stock options and restricted stock units will be fully accelerated if the holder is terminated without “cause” or resigns for “good reason” (each as defined in the merger agreement) within twelve months after closing, or, in the case of officers, within the period beginning ninety days prior to stockholder approval of the merger and ending twelve months after closing.

Governmental and Regulatory Approvals (Pages 34 through 35)

We and Medtronic have agreed to use our reasonable best efforts to obtain all regulatory approvals and clearances required in order to consummate the acquisition and merger. We and Medtronic have made or intend to make competition filings with the U.S. Department of Justice and Federal Trade Commission, as well as governmental authorities in Austria, Cyprus, Germany, Greece, Portugal, Spain and Turkey.

Material Federal Income Tax Consequences to U.S. Holders (Page 33 through 34)

The merger will be a taxable transaction to U.S. Holders of our common stock. For United States federal income tax purposes, you will recognize gain or loss from the merger in an amount determined by the difference between the cash you receive and the adjusted tax basis in your common stock. Tax matters can be complicated and you should also consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular tax situation.

Appraisal Rights (Pages 39 through 42 and Annex C)

Under Delaware law, if you do not vote in favor of adoption of the merger agreement and approval of the merger, if you continuously hold your shares from the date of your demand for appraisal through the effective date, and if you comply with all of the other statutory requirements of the Delaware General Corporation Law, which we refer to as the DGCL, you may elect to receive, in cash, the judicially determined fair value of your shares of stock in lieu of the $71.00 merger consideration.

Paying Agent

Wells Fargo Bank, National Association or another comparable institution will act as the paying agent in connection with the merger.

A COPY OF THE MERGER AGREEMENT IS INCLUDED IN THIS PROXY STATEMENT AS ANNEX A. YOU ARE STRONGLY ENCOURAGED TO READ IT CAREFULLY IN ITS ENTIRETY.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement and the documents referred to in this proxy statement contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Statements other than statements of historical fact, including statements regarding our future expectations, beliefs, goals or prospects, are forward-looking statements for the purposes of federal and state securities laws. Forward-looking statements are commonly identified by words such as “may,” “will,” “should,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “future,” “intends,” “contemplates,” “anticipates” and other terms with similar meanings. These forward-looking statements, including our projected financial and operating results under the heading “The Merger—Financial Projections” and statements relating to the expected timetable for completing the merger, reflect our management’s current expectations, estimates, forecasts and projections, and are subject to a number of risks and uncertainties that may cause actual results or events to differ materially from those expressed in, or implied by, such statements. Actual results, including our future financial condition and results of operations, are subject to inherent risks and uncertainties. Risks and uncertainties pertaining to the following factors, among others, could cause actual results or events to differ materially from those indicated by our forward-looking statements:

•	risks that regulatory or stockholder approval may not be obtained or may not be obtained in a timely manner;

•	inability to complete all closing conditions required for the proposed transaction and the risk that the merger will not be completed for that or other reasons;

•	unexpected costs or liabilities resulting from the proposed transaction;

•	diversion of management’s attention from the operations of the business as a result of preparations for the proposed merger;

•	the risk that announcement or pendency of the proposed merger may negatively affect our relationship with our customers, suppliers, and employees;

•	legislative or regulatory developments that could have the effect of delaying or preventing the merger;

•	the risk that we are unable to achieve the financial projections set forth under “The Merger—Financial Projections” below, for the reasons set forth in that section;

•	the risk that legal proceedings are instituted against us in connection with the merger and the impact or outcome of those proceedings; and

•

other factors and other risks referred to in our filings with the SEC, including as described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our most recent Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, both of which can be found at the SEC’s website located at http://www.sec.gov, and on our website located at http://ir.kyphon.com/sec.cfm.

You should consider the cautionary statements and risk factors contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We do not intend to revise any forward-looking statements to reflect events or circumstances that occur after the date of this proxy statement or to reflect the occurrence of unanticipated events, unless we are legally obligated to do so.

THE COMPANIES

Kyphon Inc.

Kyphon is a global medical device company focused on the design, manufacture and marketing of single-use and implantable medical device products used in minimally invasive therapies by spine specialists for the treatment and restoration of spinal anatomy. Kyphon is currently commercializing products including its KyphX proprietary balloon technologies for the repair of spinal fractures, the X-STOP Interspinous Process Decompression (IPD) and Aperius PercLID technologies for the treatment of lumbar spinal stenosis, and the Discyphor product line for performing the Functional Anaesthetic Discography (F.A.D.) procedure to assist in diagnosing the source of low back pain. Headquartered in Sunnyvale, California, Kyphon is incorporated under the laws of the State of Delaware and our stock (ticker symbol: KYPH) is listed on the NASDAQ Global Select Market. Kyphon’s website address is http://www.kyphon.com.

Medtronic, Inc.

Medtronic, Inc. was founded in 1949, incorporated as a Minnesota corporation in 1957, and today serves physicians, clinicians and patients in more than 120 countries worldwide. Medtronic is the global leader in medical technology, alleviating pain, restoring health, and extending life for millions of people around the world. Medtronic is committed to offering market-leading therapies to restore patients to fuller, healthier lives. With beginnings in the treatment of heart disease, Medtronic has expanded well beyond its historical core business and today provides a wide range of products and therapies that help solve many challenging, life-limiting medical conditions. Medtronic’s website address is http://www.medtronic.com.

Jets Acquisition Corporation

Jets Acquisition Corporation is incorporated under the laws of the State of Delaware, is a direct wholly owned subsidiary of Medtronic formed solely for purposes of the merger and is engaged in no other business.

THE SPECIAL MEETING

Date, Time and Place

This proxy statement is being furnished to Kyphon stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held at 2:00 p.m., local time, on October 16, 2007, at our headquarters at 1221 Crossman Avenue, Sunnyvale, California 94089.

Matters to be Considered

The purpose of the special meeting will be:

1. to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 26, 2007, by and among Medtronic, Inc., Jets Acquisition Corporation and Kyphon Inc. and approve the merger;

2. to consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger; and

3. to transact any other business that may properly come before the special meeting or any adjournment or postponements of the special meeting.

Recommendation of Our Board of Directors

Our board of directors has unanimously approved the merger agreement and determined that the merger is advisable, fair to and in the best interests of our stockholders, and unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement and approval of the merger and “FOR” any proposal to adjourn the special meeting to solicit additional proxies, if necessary.

Record Date and Quorum

Only the holders of record of our common stock as of the close of business on August 31, 2007 are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 46,128,041 shares of our common stock outstanding.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock on the record date will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. If no quorum exists, either the chairman of the special meeting or the holders of a majority of the common stock present in person or by proxy at the special meeting may adjourn the special meeting to permit the solicitation of additional proxies in favor of the adoption of the merger agreement and approval of the merger. Any shares of our common stock that we hold in treasury and shares held by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. Abstentions and “broker non-votes” will be treated as present for purposes of determining the presence of a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting, unless the holder is present solely to object to the special meeting. If a new record date is set for the adjourned special meeting, however, then a new quorum will have to be established.

Required Vote

Each outstanding share of our common stock on the record date entitles the holder to one vote at the special meeting. Completion of the merger requires the adoption of the merger agreement and the approval of the merger by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. The proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary, requires the affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the meeting.

In order for your shares to be included in the vote, you must vote your shares by returning the enclosed proxy or by voting in person at the special meeting. If you hold your shares through a broker or other nominee, you will receive separate voting instructions with the proxy statement. Your broker or nominee may provide voting through the Internet or by telephone. Please contact your broker to determine how to vote.

Because the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is needed to adopt the merger agreement and approve the merger, the failure to vote by proxy or in person will have the same effect as a vote against the merger. As described below, abstentions and broker non-votes will also have the same effect as a vote against the merger. Accordingly, our board of directors urges you to complete, date, sign and return as soon as practicable the accompanying proxy card or, if you hold shares through a broker or nominee, to vote in accordance with the instructions provided to you by your broker or nominee.

Proxies and Voting Instructions

Each copy of this document mailed to Kyphon stockholders is accompanied by a proxy card or voting instruction card and a postage-paid, self-addressed envelope. You may vote by completing, signing and dating and returning the proxy card or voting instruction card accompanying this document by mail in the enclosed postage-paid, self-addressed envelope.

Stockholders of Record

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (formerly U.S. Stock Transfer Corporation), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to vote in person at the meeting or direct the proxyholder how to vote your shares on your behalf at the meeting by fully completing, signing and dating the enclosed proxy card and returning it to us in the enclosed postage-paid, self-addressed return envelope.

Beneficial Owners

If your shares are held through a broker, bank or other nominee, you are considered the beneficial owner of the shares, and these proxy materials are being forwarded to you together with a voting instruction card by, or at the direction of, your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee to vote your shares as you instruct in the voting instruction card. The broker, bank or other nominee may either vote in person at the meeting or grant a proxy and direct the proxyholder to vote your shares at the meeting, but only as you instruct in the voting instruction card. You may also vote in person at the meeting, but only after you obtain a “legal proxy” from the broker, bank or other nominee that is the record holder of your shares, giving you the right to vote your shares at the meeting. Your broker, bank or other nominee has enclosed or provided a voting instruction card for you to use in directing the broker, bank or other nominee how to vote your shares.

In addition, a large number of brokers, banks and certain other nominees participate in Broadridge Financial Solutions, Inc.’s (formerly ADP Investor Communication Services) online program. This program provides eligible stockholders who receive a paper copy of this proxy statement the opportunity to vote via the Internet or by telephone. If your broker, bank or other nominee participates in Broadridge’s program, your broker, bank or other nominee will provide instructions. Please check the voting instruction card provided by your broker, bank or other nominee to see which options are available and the procedures to be followed.

Voting

Whether you hold shares directly as the stockholder of record or as a beneficial owner through a broker, bank or other nominee, you may direct how your shares are voted without attending the meeting by completing, signing, dating and returning the enclosed proxy card or voting instruction card. If you provide specific instructions with regard to items of business to be voted on at the meeting, your shares will be voted as you instruct on those items.

All shares represented by properly completed proxies received prior to the special meeting will be voted at the special meeting in the manner specified in the proxies. Properly completed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement and approval of the merger and “FOR” the proposal to adjourn the special meeting to solicit additional proxies, if necessary, provided that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement and approve the merger will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

If other matters do properly come before the special meeting, or at any adjournment or postponement thereof, we intend that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting.

Stockholders should not send stock certificates with their proxy cards. If the merger is completed, stockholders will be mailed a transmittal form promptly following the completion of the merger with instructions on how to exchange their Kyphon stock certificates for the merger consideration.

Abstentions

Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but with respect to which stockholders have abstained, will be treated as present at the special meeting for purposes of determining whether a quorum exists, but will not be voted on the proposal to adopt the merger agreement and approve the merger, and will effectively count as votes against the adoption of the merger agreement and the approval of the merger. Similarly, shares of our common stock for which proxies have been received but with respect to which stockholders have abstained will not be voted on the proposal to adjourn the special meeting to solicit additional proxies, and will effectively count as votes against that proposal.

Effect of Broker Non-Votes

Brokers will not have discretionary authority to vote on the proposal to adopt the merger agreement and approve the merger or on any proposal that is the subject of a counter-solicitation. If no instructions are given to the broker holding shares for a customer, or if instructions are given to the broker indicating that the broker does not have authority to vote on the proposal to adopt the merger agreement and approve the merger, then, in either case, a “broker non-vote” will generally occur and the shares will be counted as present for purposes of determining whether a quorum exists, but will not be voted on the proposal to adopt the merger agreement and approve the merger. However, given that this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock, broker non-votes will have the same effect as voting against the adoption of the merger agreement and approval of the merger.

Any broker non-votes with respect to the proposal to adjourn the special meeting will also be counted as present for purposes of determining whether a quorum exists. However, given that the required vote with respect to the adjournment proposal is the affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the meeting and these broker non-votes are not considered to have voting power, they will not have any effect on the adjournment proposal.

Adjournments and Postponements

Although it is not currently expected that we will have to adjourn the special meeting, if a quorum is present, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy may adjourn the meeting. If a quorum is not present at the meeting, then either the chairman of the meeting or the stockholders entitled to vote at the meeting, present in person or represented by proxy, may adjourn the meeting. For information relevant to an adjournment for purposes of soliciting additional proxies to approve the proposal to adopt the merger agreement and approve the merger, please see “Proposal to Adjourn the Special Meeting,” below.

Any adjournment may be made without notice, other than by an announcement made at the special meeting, unless the adjournment is for more than thirty days or a new record date is fixed for the adjourned meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

At any time prior to convening the special meeting, our board of directors may postpone the special meeting for any reason without the approval of our stockholders. If postponed, we will provide notice of the new meeting date at least ten days prior to the new meeting date. Although it is not currently expected, our board of directors may postpone the special meeting for the purposes of soliciting additional proxies if it concludes that by the meeting date it is reasonably likely that we will not have received sufficient proxies to constitute a quorum or sufficient votes to approve the proposal to adopt the merger agreement and approve the merger. Any postponement of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use. If the special meeting is adjourned or postponed and the record date remains unchanged, unrevoked proxies will continue to be effective for purposes of voting on the new meeting date.

Revocability of Proxies

You can revoke your proxy at any time before the vote is taken at the special meeting. If you are a stockholder of record, you may revoke your proxy by:

•	submitting written notice of revocation to the Secretary of Kyphon prior to the voting of the proxy, which is dated a later date than the proxy;

•	submitting a duly completed and executed proxy bearing a later date; or

•	voting in person at the special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

Kyphon Inc.

1221 Crossman Avenue

Sunnyvale, California 94089

Attention: David M. Shaw, Corporate Secretary

If you hold your shares through a broker, bank or other nominee, you should follow the instructions of your broker, bank or nominee regarding revocation of proxies. If your broker, bank or nominee allows you to vote by telephone or the Internet, you may be able to change your vote by voting again by telephone or the Internet.

Shares Owned by Our Directors and Executive Officers

As of August 31, 2007, our directors and executive officers owned, in the aggregate, approximately 503,354 shares of our common stock (excluding shares issuable upon exercise of options), or approximately 1.1% of the outstanding shares of our common stock. Our directors and executive officers have informed Kyphon that they intend to vote all of their shares of common stock “FOR” the adoption of the merger agreement and approval of the merger and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

Solicitation of Proxies

We will pay for the costs associated with printing and filing this proxy statement and soliciting proxies for the special meeting. Some of our officers and employees may solicit proxies by telephone or in person, although they will not be paid for soliciting proxies. We also will request that persons and entities holding shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain voting instructions from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. We have retained Georgeson Inc., a proxy solicitation firm, to assist us in the solicitation of proxies, at an anticipated cost of $15,000, plus reimbursement of out-of-pocket expenses.

Please do not send your stock certificate(s) evidencing your shares of Company common stock with your proxy. As soon as reasonably practicable after the merger is completed, you will receive written instructions from the paying agent to be appointed by Medtronic on how to exchange your certificates formerly representing shares of Kyphon common stock for the per share merger consideration of $71.00 in cash, without interest and less required withholding taxes, if any. You will receive cash for your shares from the paying agent after you comply with these instructions. If your shares of Kyphon common stock are held through a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to receive cash in exchange for your shares.

Assistance

If you need assistance in completing your proxy card or voting your shares, or have questions regarding the special meeting, please contact Georgeson Inc., which is assisting us in the solicitation of proxies, at (888) 605-8317 (toll-free), or write to the following address:

Georgeson Inc.

17 State Street

10th Floor

New York, New York 10004

THE MERGER

Background of the Merger

On an ongoing basis, our board of directors and management review and evaluate strategic alternatives and opportunities with a view to enhancing shareholder value.

During early 2006, Richard Mott, our President and Chief Executive Officer, Arthur Taylor, our Vice President, Chief Operating Officer and David Shaw, our Vice President, Legal Affairs, General Counsel and Secretary, met with Peter Wehrly, Senior Vice President and President, Spinal Navigation of Medtronic, and Todd Sheldon, Vice President and Senior Legal Counsel of Medtronic, to discuss matters relating to our then pending litigation with Medtronic. During the conversation about the litigation and the spine industry in general, there was a brief discussion of possible ways in which the two companies might think about working together, but the conversation did not progress further at that time.

During late 2006, Mr. Mott met with Dan Lemaitre, Vice President of Corporate Strategy and Development of Medtronic, to discuss developments in the medical device and spine industries. Messrs. Mott and Lemaitre had become acquainted through past dealings before either joined their present companies. During the course of their meeting, Mr. Lemaitre raised the possibility of a follow-up discussion between Mr. Mott and senior Medtronic management but the conversation did not progress further at that time.

Mr. Lemaitre again contacted Mr. Mott in February 2007 and raised the possibility of a follow-up discussion with senior Medtronic management. Mr. Mott stated that he did not believe our board would authorize discussions between the parties unless it received assurances as to Medtronic’s commitment. In March 2007, Mr. Shaw met with Terrance Carlson, Senior Vice President, General Counsel and Corporate Secretary of Medtronic to discuss the pending litigations between the companies. Mr. Lemaitre called Mr. Mott in April 2007 to suggest and arrange a follow-up meeting with William Hawkins, President and Chief Operating Officer of Medtronic. During this period, Mr. Mott kept our board apprised of his contacts with Mr. Lemaitre.

Messrs. Mott, Lemaitre and Hawkins met in San Francisco on May 10th. During the meeting, Mr. Hawkins stated that Medtronic was interested in combining the two companies and, if Kyphon was interested, Medtronic would be prepared to move forward quickly. At the suggestion of Mr. Hawkins, Mr. Mott traveled to Minneapolis on May 23rd for a meeting with Michael DeMane, Senior Vice President and President Europe, Canada, Latin America and Emerging Markets, of Medtronic. During this period, Mr. Mott continued to keep our board apprised of his discussions with Medtronic senior management.

Messrs. Mott and Lemaitre held further conversations later in May and early June to arrange the logistics of further discussions, in case our board were to authorize such further discussions. Mr. Lemaitre informed Mr. Mott that Medtronic’s management wanted to include a proposed combination of the two companies as an agenda item at the next meeting of the Medtronic board and would need access to Kyphon financial information prior to the board meeting.

With the assistance of Latham & Watkins LLP, our outside legal counsel and Cleary Gottlieb Steen & Hamilton LLP, outside counsel to Medtronic, Kyphon and Medtronic negotiated a confidentiality agreement at the end of May and entered into the agreement on June 1st.

On or about June 2nd, Mr. Lemaitre informed Mr. Mott by telephone that any discussion of price would be subject to approval by Medtronic’s senior management and board of directors, but that he anticipated that Medtronic would be willing to propose a price per share of not less than $60, which would involve a premium to our trading price at that time of about 30%.

On June 4th, our board held a telephonic meeting to discuss whether to authorize management to continue discussions regarding a potential combination with Medtronic. Messrs. Mott and Shaw described for the board the status of discussions to date. A representative of Latham & Watkins then gave the board an overview of its fiduciary duties to our stockholders in connection with a business combination, including a sale transaction. Members of the board expressed concern about continuing discussions with Medtronic, in light of the fact that the two companies were adverse parties in litigation and were also competitors. After full discussion, the board authorized management to continue discussions if management first obtained further assurances regarding Medtronic’s level of commitment. The board authorized management to retain JPMorgan as our financial advisor, subject to negotiation of a satisfactory engagement letter. The board also authorized the formation of a committee of the board, composed of independent directors Elizabeth H. Weatherman, Louis J. Lavigne, Jr. and Jack W. Lasersohn, to assist the board with regard to evaluation and negotiation of a potential combination with Medtronic and any alternative to such a transaction.

At a telephonic meeting of the newly-formed committee on June 7th, representatives of JPMorgan reviewed for the committee various financial and strategic considerations associated with a combination with Medtronic. During the ensuing discussion, members of the committee considered various strategic issues that we were facing as a stand-alone company and various risks associated with undertaking discussions with Medtronic. With the advice of JPMorgan, the committee members identified a list of other companies that might have an interest in combining with us, and evaluated what the interest of each company might be. The committee members discussed the potential risks and benefits associated with initiating discussions with these additional companies, including the risk of damage to our competitive position and on-going operations and the risk that Medtronic might withdraw its interest in pursuing a transaction with us if we solicited proposals from other parties. Members of the committee reiterated the concern expressed by our board regarding Medtronic’s commitment to a combination, and determined that it was in the best interests of Kyphon and our stockholders that we continue discussions with Medtronic, and not initiate discussions with other parties, provided that management obtained a letter, authorized by the Medtronic board, affirming Medtronic’s commitment.

On June 8th, Messrs. Mott and Hawkins met in Minneapolis. During the meeting, Mr. Hawkins reaffirmed the commitment of Medtronic to a combination of the two companies and agreed that at the upcoming Medtronic board meeting, he would seek authorization to deliver to Mr. Mott a proposal letter affirming Medtronic’s level of commitment to pursuing a combination.

At a telephonic committee meeting on June 11th, Mr. Mott reported on his June 8th meeting with Mr. Hawkins. Members of senior management then reviewed with the committee certain matters that could present risks relating to certainty of closing in connection with a potential combination with Medtronic, and ways that those risks could be addressed. Members of senior management also reviewed with the committee the proposed terms of the engagement letter with JPMorgan, following which the committee directed management to work with Ms. Weatherman to finalize the terms of the engagement letter. Representatives of JPMorgan then reviewed for the committee a financial analysis of a potential combination with Medtronic.

During a call among Messrs. Mott and Lemaitre and a representative of JPMorgan on June 12th, Mr. Lemaitre stated that Medtronic had retained Goldman, Sachs & Co. and Piper Jaffray & Co. as financial advisors for the proposed combination. The parties agreed that representatives of JPMorgan and Goldman Sachs should have an initial conversation regarding financial models the following day, and that a meeting should be arranged involving senior management of both companies and their respective financial advisors for June 18th to discuss these matters in further detail.

The committee received an update on the status of discussions at a telephonic committee meeting on June 13th. During the meeting, representatives of JPMorgan reviewed with the committee its financial analysis that it proposed to share later that day with Goldman Sachs, as well as the synergies that it believed could be realized by Medtronic from a transaction with us as compared with the potential synergies available to other companies who might have an interest in combining with us. The committee authorized JPMorgan to proceed with its discussions with Goldman Sachs.

The call later that day between financial advisors, and the June 18th meeting involving management and financial advisors, took place as planned. From June 19th through June 22nd, various follow-up calls between management of the two companies took place, in order to assist Medtronic’s management in preparing for the June 22nd Medtronic board meeting.

On June 22nd, following the Medtronic board meeting, Mr. Hawkins delivered to Mr. Mott a non-binding written indication of interest relating to Medtronic’s proposed acquisition of our company at a price of $67.00 per share. The proposal included a request for a 60-day exclusivity period to complete due diligence.

From June 23rd to June 25th, various conversations took place between the parties’ respective legal and financial advisors regarding the terms of the indication of interest.

The committee received an update of the status of discussions, including receipt of the indication of interest, at a telephonic committee meeting on June 25th. The committee also received a financial presentation from JPMorgan regarding Medtronic’s proposal. The committee concluded that the price per share proposed by Medtronic did not reflect full value for our stockholders, and directed management and JPMorgan to seek an increase in the price to $74.00 per share. The committee determined that it was not willing to approve entry into an exclusivity agreement at the proposed price of $67.00 per share. The committee also discussed the need to structure negotiations with Medtronic so as to minimize the risks to us in the event a combination could not be consummated, and determined that negotiations should proceed in two phases. The committee determined that during the first phase, management should focus on obtaining the highest price reasonably available and Medtronic’s commitment to use reasonable best efforts to complete the combination promptly following announcement. After successful conclusion of that first phase, Medtronic would be granted phased access to due diligence materials and the parties would negotiate definitive documentation.

Later that day, representatives of JPMorgan called representatives of Goldman Sachs to inform them that the committee was not willing to proceed at a price of $67.00 per share and stated that the committee believed a more appropriate valuation would be $74.00 per share. On the same day, we entered into an engagement letter with JPMorgan.

On June 26th, representatives of Goldman Sachs called representatives of JPMorgan with proposed revisions to the terms set forth in the June 22nd indication of interest. The Goldman Sachs representatives stated that Medtronic was willing to increase the proposed price per share to $70.00, subject to satisfactory completion of due diligence, but would require negotiations to be on an exclusive basis. They also stated that Medtronic was willing to target signing of a definitive agreement for the week commencing July 23rd, and would commit to use reasonable best efforts to close the transaction as promptly as reasonably practicable.

Our board held a telephonic meeting later that day and received an update on the status of discussions, including the revised terms communicated by the Goldman Sachs representatives. The board directed management and representatives of JPMorgan to try to obtain an increase in the proposed price per share to $72.00, and that if any increase were obtained, the committee should consider authorizing exclusive negotiations with Medtronic. Representatives of JPMorgan called representatives of Goldman Sachs, as directed, to inform them that our board was not willing to proceed at a price of $70.00 per share.

Mr. Hawkins called Mr. Mott on June 30th to discuss the proposed combination. During the call, Mr. Hawkins and Mr. Mott discussed the price and the need to address both certainty and timing of closing. Mr. Hawkins indicated that he would seek support from members of the Medtronic board for an offer that included an increase in the proposed price per share to $71.00 and sufficient assurances concerning certainty and timing of closing if Mr. Mott would obtain authorization to negotiate with Medtronic on an exclusive basis at that price and under the terms discussed.

On July 2nd, Mr. Hawkins delivered to Mr. Mott a non-binding written indication of interest outlining the proposed acquisition of our company at a price of $71.00 per share, including an exclusivity period through

July 27th. The indication of interest also affirmed Medtronic’s commitment to close the transaction as expeditiously as possible.

The committee received an update of the status of discussions, including receipt of the July 2nd indication of interest, at a telephonic meeting on July 3rd. The committee authorized management to enter into an exclusivity agreement on the terms outlined, and to proceed to the due diligence and document negotiation phase of the process. Later that day, the parties entered into an exclusivity agreement and commenced planning due diligence activities.

Commencing on or about July 5th, we provided Medtronic and its representatives access to a virtual data room. On July 9th, representatives of Cleary Gottlieb forwarded an initial draft of the merger agreement to representatives of Latham & Watkins.

On July 11th and 12th, members of management of the two companies and their respective legal and financial advisors participated in due diligence sessions at the offices of Latham & Watkins in Menlo Park, California. Due diligence activities continued until shortly before conclusion of negotiations with respect to the merger agreement.

On July 13th, representatives of Latham & Watkins forwarded comments to the initial draft merger agreement to Cleary Gottlieb. The comments noted significant issues regarding a number of matters.

The two parties and their respective legal advisors held a conference call on July 18th, to attempt to resolve issues raised in the comments to the draft merger agreement. The following day, representatives of Cleary Gottlieb forwarded a revised draft of the merger agreement to representatives of Latham & Watkins. The parties and their respective legal advisors continued negotiating the draft agreement until July 26th.

Our board met at approximately 5:30 p.m. on July 25th at the New York City offices of Latham & Watkins to consider the proposed combination. During the meeting, representatives of management reviewed with the board the financial results for our second quarter. Representatives of Latham & Watkins reviewed with the board its fiduciary duties to our stockholders in connection with a sale of control transaction, and then updated the board on the negotiation process to date. Representatives of Latham & Watkins then reviewed with the board the proposed terms of the merger agreement. Representatives of JPMorgan then reviewed with the board its financial analysis of the proposed combination, including the reasonableness of the termination fee, and stated that it would be prepared to deliver its oral fairness opinion when the board reconvened the next day. The meeting adjourned at about 9 p.m. New York time.

Our board reconvened at approximately 8:00 a.m. New York time on July 26th. At the meeting, the board discussed various matters associated with announcement of the deal, various potential risks that we may face between signing and closing, and the treatment of employees under the merger agreement. Representatives of JPMorgan then delivered its oral opinion, subsequently confirmed by delivery of its written opinion, that as of July 26, 2007, and based upon and subject to the factors and assumptions set forth in its written opinion, the $71.00 per share to be paid to the holders of our common stock in the merger is fair, from a financial point of view, to such holders. Representatives of Latham & Watkins then reviewed with the board the proposed resolutions to be adopted. Based on its considerations and its prior deliberations, the board unanimously approved the merger agreement and the merger, determined that the merger is advisable, fair to and in the best interests of our stockholders, directed that the adoption of the merger agreement be submitted for approval by our stockholders, and recommended that the stockholders vote in favor of adoption of the merger agreement.

Later that day, the Medtronic board approved the merger and the parties executed the definitive merger agreement.

Kyphon’s Reasons for the Merger

Our board of directors, at a special meeting held on July 26, 2007, unanimously determined that the merger agreement is advisable, fair to and in the best interests of our stockholders and unanimously approved the merger agreement and the merger. Accordingly, our board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement and approval of the merger at the special meeting.

In the course of determining that the merger agreement is advisable, fair to and in the best interests of our stockholders, our board of directors consulted with management, as well as our financial and legal advisors, and considered the following factors:

•

the familiarity of the members of our board of directors with, and information provided by management as to, our business, financial condition and results of operations, our competitive position, the nature of our business and the industry in which we compete and the execution risks associated with our management’s financial projections provided to our board, as described in “The Merger—Financial Projections,” including:

¡	our potential sales growth within and outside the United States, and the execution risks associated with that growth;

¡	risks associated with potential changes in Medicare and non-U.S. reimbursement rates;

¡	risks associated with competing products either currently on the market or currently under development;

¡

delays in regulatory approval in connection with our pending acquisitions of the vertebroplasty and non-vertebroplasty assets of Disc-O-Tech Medical Technologies Ltd., consequent delays in our ability to commercialize those products, and the risk that we may be unable to complete the acquisition of some or all of the vertebroplasty assets;

¡

risks associated with our commercialization of the X-Stop technology, a device that we obtained in connection with our acquisition of St. Francis Medical Technologies, Inc., and our entry into spinal fusion in connection with our commercialization of the B-Twin technology, one of the non-vertebroplasty product lines that we have agreed to acquire from Disc-O-Tech; and

¡

risks associated with various pending and threatened legal matters, including our pending litigation with Medtronic, the pending U.S. Attorney’s investigation relating to our business, and our pending gender-based litigation;

•

the opportunity for our stockholders to receive substantial value based on the receipt of $71.00 in cash per share of our common stock, representing a 49.2% premium to the closing price of our common stock on June 22, 2007, the date we received the first written indication of interest from Medtronic, a 44.2% premium to the closing price of our common stock on July 2, 2007, the date we received the second written indication of interest from Medtronic, a 28.6% premium to our closing price on July 24, 2007, which was itself close to our historic high closing price at that time of $55.28, and a 36.1% premium to our average trading price over the 30 calendar day period ending July 24, 2007;

•

the financial presentations by JPMorgan, including its opinion, to the effect that, as of July 26, 2007, and based upon and subject to the factors and assumptions set forth in its written opinion, the $71.00 per share to be paid to the holders of our common stock in the merger is fair, from a financial point of view, to such holders;

•	the belief of our board of directors that $71.00 per share represented the highest consideration that Medtronic was willing to pay, and the highest per share value obtainable on the date of signing;

•	the familiarity of the members of our board of directors with, and information provided by management and JPMorgan as to, economic and market conditions, on both a historical and a prospective basis;

•

other strategic alternatives available to us, including remaining an independent company or seeking a combination with another company, the risks and uncertainties associated with these alternatives, and our board’s belief that there was a significant risk of damage to our competitive position and on-going operations if we conducted a broad sale process;

•	the list of companies that would be most likely to have an interest in combining with us and the price they might be willing to pay;

•	the ability of our stockholders to exercise appraisal rights in connection with the merger, as described in “The Merger—Appraisal Rights;”

•

the fact that the merger consideration is all cash, which provides certainty of value to our stockholders, compared to a transaction involving all stock consideration or a mixture of stock and cash; and

•	the terms and conditions of the merger agreement, including:

¡	the absence of a financing condition and our board’s conclusion, after consultation with JPMorgan, that Medtronic has the financial ability to complete the merger;

¡

our ability to furnish information to and conduct negotiations with third parties, and to terminate the merger agreement if a third party makes an unsolicited superior proposal for a business combination or acquisition, as described in “The Merger Agreement—No Solicitation of Alternative Transactions;”

¡	our board’s belief that the $95 million termination fee was reasonable;

¡	Medtronic’s agreement to use reasonable best efforts to obtain the necessary regulatory approvals as promptly as reasonably practicable; and

¡	the nature and scope of the closing conditions.

Our board of directors also considered potentially negative factors in its deliberations concerning the merger, including:

•	that we will no longer exist as an independent company and our stockholders will no longer participate in our growth as an independent company;

•	that, under the terms of the merger agreement, we will be unable to solicit other acquisition proposals;

•

that, under the terms of the merger agreement, we will be required to pay Medtronic a termination fee if we terminate the merger agreement to accept a superior proposal for a business combination or acquisition of us, and under a number of other circumstances associated with proposals by third parties to acquire us, and that our obligation to pay the termination fee might discourage other parties from proposing to acquire us (see “The Merger Agreement—Termination Fee”);

•	that gains from an all-cash transaction will be taxable to our stockholders for U.S. federal income tax purposes;

•	the interests of our executive officers and directors in the merger described under “The Merger—Interests of Certain Persons in the Merger;”

•

that, while the merger is expected to be completed, we do not expect it to be completed until the first quarter of 2008, and there is a possibility that it may not be completed at all, even if approved by our stockholders (see “The Merger Agreement—Conditions to Completion of the Merger”);

•

the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•

that the $200 million of earnout payments relating to our acquisition in January 2007 of St. Francis Medical Technologies, Inc. would become due after we take action effectuating, approving or consenting to our acquisition by Medtronic; and

•

the possibility of disruption to our operations following announcement of the merger, and the resulting effect on us if the merger does not close, including the diversion of management and employee attention, potential employee attrition, the potential effect on business and customer relationships, and the fact that we would have shared some of our confidential information with a competitor of ours.

While our board of directors considered potentially negative and potentially positive factors, the board of directors concluded that overall, the potentially positive factors outweighed the potentially negative factors.

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but rather includes the material information and factors considered by our board of directors in its consideration of the merger. Our board of directors collectively reached the unanimous decision to approve the merger agreement in light of the factors described above and other factors that each member of the board of directors felt were appropriate. In view of the variety of factors, many of which are qualitative or difficult to quantify, and the quality and amount of information considered, our board of directors did not find it practicable to and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Individual members of our board of directors may have considered certain factors to be more important than others.

Recommendation of Our Board of Directors

After careful consideration, our board of directors has unanimously approved the merger agreement, and determined that the merger is advisable, fair to and in the best interests of our stockholders. Our board of directors recommends that stockholders vote “FOR” the proposal to adopt the merger agreement and approve the merger at the special meeting, and “FOR” the proposal to adjourn the special meeting to solicit additional proxies, if necessary.

Opinion of Our Financial Advisor

Pursuant to an engagement letter dated June 25, 2007, we retained JPMorgan to act as our financial advisor for the purpose of rendering to our board of directors an opinion as to the fairness, from a financial point of view, to the holders of our common stock of the consideration to be paid to such holders in the proposed merger. At the meeting of our board of directors on July 26, 2007, JPMorgan rendered its oral opinion, subsequently confirmed in writing, to our board of directors to the effect that, as of that date and based upon and subject to the matters set forth in JPMorgan’s opinion, the consideration to be paid to the holders of our common stock in the proposed merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of JPMorgan, dated July 26, 2007, which sets forth the assumptions made, matters considered and limits on the review undertaken by JPMorgan in rendering its opinion, is attached as Annex B to this proxy statement. We encourage our stockholders to read the opinion carefully in its entirety. JPMorgan’s written opinion was addressed to our board of directors, was directed only to the fairness, from a financial point of view, to the holders of our common stock of the consideration to be paid to such holders in the proposed merger, and does not constitute a recommendation to any of our stockholders as to how to vote with respect to the merger or any other matter. The summary of the opinion of JPMorgan set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, JPMorgan, among other things:

•	reviewed a draft dated July 25, 2007 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning us and the industries in which we operate;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•

compared our financial and operating performance with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of our common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by our management relating to our business; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

JPMorgan also held discussions with certain members of our management with respect to certain aspects of the merger, and our past and current business operations, our financial condition and future prospects and operations and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

In giving its opinion, JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by or otherwise reviewed by or for JPMorgan. JPMorgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did JPMorgan evaluate the solvency of us or Medtronic under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to JPMorgan, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by our management as to the expected future results of operations and financial condition of Kyphon to which those analyses or forecasts relate. JPMorgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. JPMorgan also assumed that the merger and other transactions contemplated by the merger agreement would be consummated as described in the merger agreement, and that the definitive merger agreement did not differ in any material respects from the draft thereof dated July 25, 2007 furnished to JPMorgan. JPMorgan also assumed that the representations and warranties made by us and Medtronic in the merger agreement and the related agreements were and would be true and correct in all ways material to JPMorgan’s analysis. JPMorgan relied as to all legal, regulatory and tax matters relevant to the rendering of its opinion upon the advice of our advisors. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the merger would be obtained without any adverse effect on us.

JPMorgan’s opinion was based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of its opinion. Subsequent developments may affect the opinion, and JPMorgan does not have any obligation to update, revise or reaffirm its opinion. JPMorgan’s opinion was limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of our common stock in the proposed merger and JPMorgan expressed no opinion as to the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of us or as to the underlying decision by us to engage in the merger.

JPMorgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of us or any other alternative transaction.

In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand JPMorgan’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of JPMorgan’s financial analyses.

Transaction Metrics and Market Analysis.    JPMorgan reviewed with our board of directors the basic structure of the transaction and key transaction terms. JPMorgan noted that our enterprise value based on the $71.00 per share in cash to be paid to holders of our common stock was approximately $4.3 billion, based on an equity value of approximately $3.5 billion and net debt of approximately $775 million. JPMorgan also noted that our enterprise value based on the closing price per share of our common stock of $55.20 as of July 24, 2007 was approximately $3.4 billion, based on an equity value of approximately $2.7 billion and net debt of approximately $678 million.

JPMorgan calculated for our board of directors various implied transaction multiples resulting from the transaction, based on information provided by our management, including the financial projections described below under “Financial Projections” (the “Management Case”) and analyst consensus estimates (the “Street Case”).

JPMorgan calculated, for each of the Management Case and the Street Case, the ratios of the enterprise values based on the $71.00 per share in cash to be paid to holders of our common stock and based on the closing price per share of our common stock of $55.20 as of July 24, 2007 to: (1) estimated revenue for calendar years 2007, 2008 and 2009; and (2) estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) for calendar years 2007, 2008 and 2009. JPMorgan also calculated, for each of the Management Case and the Street Case, the ratios of the equity values per share based on the $71.00 per share in cash to be paid to holders of our common stock and based on the closing price per share of our common stock of $55.20 as of July 24, 2007 to estimated earnings per share for calendar years 2007, 2008 and 2009. The following table presents the results of the JPMorgan calculations:

	Closing Price as of July 24, 2007		Merger Consideration
	Street Case	Management Case	Street Case	Management Case
Enterprise Value as a Multiple of Revenue:
Estimated Calendar Year 2007	5.8x	5.8x	7.4x	7.4x
Estimated Calendar Year 2008	4.7x	4.3x	6.0x	5.4x
Estimated Calendar Year 2009	3.9x	3.3x	4.9x	4.2x

Enterprise Value as a Multiple of EBITDA:
Estimated Calendar Year 2007	24.5x	26.0x	31.2x	33.1x
Estimated Calendar Year 2008	16.9x	15.3x	21.6x	19.5x
Estimated Calendar Year 2009	13.3x	10.5x	17.0x	13.4x

Equity Value Per Share as a Multiple of Earnings Per Share:
Estimated Calendar Year 2007	49.7x	50.3x	64.0x	64.8x
Estimated Calendar Year 2008	31.9x	28.2x	41.0x	36.3x
Estimated Calendar Year 2009	25.2x	18.5x	32.4x	23.9x

JPMorgan also reviewed the publicly available historical trading prices for our common stock for the 52 weeks ending July 24, 2007. The analysis indicated that the high and low closing prices of our common stock for the 52 weeks ending July 24, 2007 were $55.28 and $32.47, respectively.

JPMorgan also noted that the $71.00 per share in cash to be received by holders of our common stock in the merger represented:

•	a premium of 28.6% over the closing price per share of our common stock on July 24, 2007 of $55.20;

•	a premium of 28.4% over the highest closing price per share of our common stock of $55.28 for the 52 weeks ending July 24, 2007;

•	a premium of 36.1% over the average trading price per share of our common stock of $52.18 for the 30 calendar days ending July 24, 2007;

•	a premium of 45.0% over the average trading price per share of our common stock of $48.98 for the 90 calendar days ending July 24, 2007;

•	a premium of 50.1% over the average trading price per share of our common stock of $47.29 for the 180 calendar days ending July 24, 2007; and

•	a premium of 67.3% over the average trading price per share of our common stock of $42.44 for the twelve months ending July 24, 2007.

JPMorgan also reviewed selected analysts research views of our common stock, based primarily on one-year price targets. Such views provided a range in the respective analysts’ target prices of our common stock between $40.00 and $58.00 per share.

Comparable Public Companies Analysis.    Using publicly available information, JPMorgan compared selected financial data of Kyphon with similar data for selected publicly traded companies. The companies selected by JPMorgan were:

•	ArthroCare Corporation

•	Integra LifeSciences Holdings Corporation

•	Kinetic Concepts, Inc.

•	LifeCell Corporation

•	NuVasive, Inc.

•	ResMed Inc.

These companies were selected, among other reasons, because their specialization in medical technology, market capitalization, capital structure, profitability, and revenue and earnings growth are similar to ours. None of the companies utilized in the analysis, however, were identical to us. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies compared to ours and other factors that could affect the public trading value of the comparable companies and us.

For this analysis JPMorgan utilized Street Case estimates for us. Using the closing price of our common stock as of July 24, 2007 and the number of shares of our common stock then outstanding, JPMorgan calculated, for each of the comparable companies and us, the ratios of: (1) enterprise value as of July 24, 2007 to estimated revenue for calendar years 2007, 2008 and 2009; (2) enterprise value as of July 24, 2007 to estimated EBITDA for calendar years 2007, 2008 and 2009, for which ratios greater than 40.0x were considered not meaningful and were excluded from the range and the mean and median calculations; and (3) closing price as of July 24, 2007 to estimated earnings per share for calendar years 2007, 2008 and 2009, for which ratios greater than 60.0x were considered not meaningful and were excluded from the range and the mean and median calculations. The following table presents the results of the JPMorgan calculations:

	Enterprise Value / Estimated Revenue			Enterprise Value / Estimated EBITDA			P/E Multiple
Companies:	2007	2008	2009	2007	2008	2009	2007	2008	2009
Range	2.9x–6.0x	2.8x–4.8x	2.5x–4.0x	11.0x–20.5x	10.8x–15.4x	13.6x–20.4x	20.4x–41.9x	20.0x–32.0x	17.0x–36.5x
Mean	4.4x	3.6x	3.0x	15.6x	12.6x	17.0x	29.7x	24.0x	23.3x
Median	4.1x	3.5x	2.8x	15.2x	12.4x	17.0x	28.3x	22.7x	19.2x
Kyphon	5.8x	4.7x	3.9x	24.5x	16.9x	13.3x	49.7x	31.9x	25.2x

JPMorgan then calculated the Kyphon equity value per share implied by certain reference ranges of multiples, which were based on the ranges of multiples calculated in the chart above for comparable companies but adjusted to take into account differences between us and the comparable companies and such other factors as JPMorgan deemed appropriate, and noted that, for the calendar year 2008 estimates, the implied equity values per share of our common stock ranged from: (1) $37.90 to $57.10, based on the ratio of enterprise value to estimated revenue, using a reference range of 3.5x to 4.8x; (2) $37.20 to $55.50, based on the ratio of enterprise value to estimated EBITDA, using a reference range of 12.5x to 17.0x; and (3) $39.80 to $55.40, based on the ratio of closing price as of July 24, 2007, to estimated earnings per share, using a reference range of 23.0x to 32.0x. These ranges were compared to the $71.00 per share in cash to be paid to holders of our common stock pursuant to the merger agreement and the $55.20 per share closing price of our common stock as of July 24, 2007.

Selected Transactions Analysis.    Using publicly available information, JPMorgan reviewed the following transactions involving medical technology companies in the spine and/or orthopedic sectors and high growth medical technology companies. The transactions considered and the month and year each transaction was announced were as follows:

Acquirer	Target	Month and Year Announced
Spine/Orthopedic
Private equity investors	Biomet, Inc.	December 2006
Kyphon Inc.	St. Francis Medical Technologies, Inc.	December 2006
Orthofix International N.V.	Blackstone Medical, Inc.	August 2006
Biomet, Inc.	Interpore International	March 2004
Synthes, Inc.	Mathys Medizinaltechnik AG	August 2003
Abbott Laboratories	Spinal Concepts Inc.	June 2003
Zimmer Holdings, Inc.	Centerpulse AG	May 2003
Medtronic, Inc.	Sofamor Danek Group, Inc.	November 1998
Stryker Corporation	Howmedica	August 1998
Johnson & Johnson	DePuy, Inc.	July 1998
Sulzer Medica Ltd	Spine-Tech Inc.	December 1997

High growth medical technology
Qiagen N.V.	Digene Corporation	June 2007
Hologic Inc.	Cytyc Corporation	May 2007
Inverness Medical Innovations, Inc.	Biosite Incorporated	May 2007
Advanced Medical Optics Inc.	IntraLase Corporation	January 2007
American Medical Systems Holdings, Inc.	Laserscope	June 2006
Millipore Corporation	Serologicals Corporation	April 2006
Johnson & Johnson	Animas Corporation	December 2005
Allergan, Inc.	Inamed Corporation	November 2005
St. Jude Medical, Inc.	Advanced Neuromodulation Systems, Inc.	October 2005
Advanced Medical Optics, Inc.	VISX, Incorporated	November 2004
Abbott Laboratories	TheraSense, Inc.	January 2004
Medtronic, Inc.	MiniMed Inc.	May 2001

Although none of the selected transactions or companies (other than us or Medtronic) party to the transactions is directly comparable to the merger or to us or Medtronic, the transactions identified above were chosen because they involve transactions that, for purposes of this analysis, may be considered similar to the merger and/or involve publicly traded companies with operations that, for purposes of this analysis, may be considered similar to certain of our operations.

For each of the selected transactions, JPMorgan calculated, and, to the extent information was publicly available, compared the transaction value (as defined below) of such transactions as a multiple of the target company’s projected forward twelve months (“FTM”) sales and as a multiple of the target company’s FTM

EBITDA, in each case after the announcement of the transaction. FTM EBITDA multiples that were greater than 60.0x were considered not meaningful and were excluded from the range and the mean and median calculations. The following table presents the results of the JPMorgan calculations:

Transaction Value Multiple
Selected Transactions:	FTM Sales	FTM EBITDA
Spine/Ortho
Range	2.7x – 7.6x	11.4x – 27.5x
Mean	5.0x	18.8x
Median	4.3x	18.3x

High growth medical technology
Range	4.4x – 7.9x	15.7x – 35.5x
Mean	6.0x	25.1x
Median	5.7x	23.6x

JPMorgan then calculated the Kyphon equity value per share implied by certain ranges of multiples, which were based on the ranges of multiples calculated in the chart above for selected transactions but adjusted to take into account differences between the proposed merger and the selected transactions and such other factors as JPMorgan deemed appropriate, and noted that, the implied equity values per share of our common stock ranged from $53.30 to $80.10, based on the ratio of transaction value to FTM sales, using a reference range of 5.0x to 7.0x, and $52.30 to $70.60, based on the ratio of transaction value to FTM EBITDA, using a reference range of 18.0x to 23.0x. These ranges were compared to the $71.00 per share in cash to be paid to holders of our common stock pursuant to the merger agreement and the $55.20 per share closing price of our common stock as of July 24, 2007.

Discounted Cash Flow Analysis.    JPMorgan conducted a discounted cash flow analysis for the purpose of determining the implied fully diluted equity value per share for our common stock on a standalone basis without giving effect to the proposed merger, using the Street Case and Management Case estimates. In the Street Case, JPMorgan used financial forecasts based on Wall Street analysts’ estimates for calendar years 2007 through 2011 and financial forecasts based on Wall Street analysts’ long-term guidance as well as JPMorgan assumptions, which were confirmed by our management, for the calendar years 2012 through 2016. In the Management Case, JPMorgan used financial forecasts prepared by our management. Both cases estimated the unlevered free cash flows that we are expected to generate during calendar years 2007 through 2016. JPMorgan then calculated an implied range of terminal values for us at the end of the 2016 calendar year by applying a range of perpetuity growth rates from 3.0% to 4.0% to our unlevered free cash flow during the 2016 calendar year, and the unlevered free cash flows for calendar years 2007 through 2016 and the range of terminal values were then discounted to present value using a range of discount rates from 11.0% to 12.0%, which were chosen by JPMorgan based upon an analysis of our weighted average cost of capital. This analysis indicated a range of implied equity values per share of our common stock of $43.60 to $57.30 for the Street Case and $63.20 to $81.80 for the Management Case. These ranges were compared to the $71.00 per share in cash to be paid to holders of our common stock pursuant to the merger agreement and the $55.20 per share closing price of our common stock as of July 24, 2007.

The summary set forth above does not purport to be a complete description of the analyses or data utilized by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. JPMorgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JPMorgan based its analyses are set forth above under the description of each analysis. JPMorgan’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. JPMorgan was selected to deliver an opinion to our board of directors with respect to the merger on the basis of JPMorgan’s experience and its familiarity with us.

Under the terms of a letter agreement, dated June 25, 2007, we engaged JPMorgan to act as our financial advisor in connection with the proposed merger. Pursuant to the terms of the letter agreement, we agreed to pay JPMorgan a transaction fee of 0.605% of the aggregate consideration to be paid in the transaction, or approximately $25.5 million, payable upon consummation of the transaction. We also paid JPMorgan a fee of $3.0 million upon delivery of the opinion, and such amount will be offset against the transaction fee upon completion of the merger. In addition, we agreed to reimburse JPMorgan for its reasonable expenses incurred in connection with its services, including reasonable fees of outside counsel and other professional advisors, and to indemnify JPMorgan from and against certain liabilities, including liabilities arising under federal securities laws.

In addition, JPMorgan and its affiliates have in the past provided a variety of investment banking and commercial banking services to us, Medtronic and our respective affiliates, and may continue to do so in the future. Such services for us included acting as a lead managing underwriter and bookrunner for our offering of convertible senior notes in February 2007 and acting as counterparty for the related call spread transaction. JPMorgan was also a member of the banking syndicate for our revolving credit facility entered into in October 2006 and is a member of the banking syndicate for our revolving credit facility entered into in January 2007. In addition, JPMorgan’s commercial bank affiliate is a lender and provider of cash management services to Medtronic and is a counterparty under an interest rate swap agreement with Medtronic entered into in June 2007. In the ordinary course of JPMorgan’s business, JPMorgan and its affiliates may actively trade the debt and equity securities of Kyphon or Medtronic for its own account or for the accounts of customers and, accordingly, JPMorgan may at any time hold long or short positions in such securities.

Financial Projections

Our management does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year and is especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, certain financial projections prepared by management were made available to Medtronic, our board of directors and JPMorgan in connection with a potential transaction. We have included below the material financial projections (on a consolidated basis) to provide our stockholders access to certain nonpublic information that was provided to Medtronic, our board of directors and JPMorgan in connection with a potential transaction. The inclusion of this information should not be regarded as an indication that Medtronic, our board of directors, JPMorgan or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results. Our board of directors considered the execution risks associated with the financial projections below in considering and evaluating the merger.

Although the financial projections are presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by our management that, while our management believed such assumptions and estimates were reasonable at the time the financial projections were prepared, are inherently uncertain and are subject to significant business, economic and competitive risks and uncertainties that are difficult to predict and beyond our control and that may cause actual results to vary materially from the projections or the assumptions underlying the financial projections. These include, among others, risks and uncertainties identified in the section entitled “Cautionary Statement Regarding Forward-Looking Information” in this proxy statement, including the risk and factors described in our filings with the SEC, as described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our most recent Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, both of which can be found at the SEC’s website located at http://www.sec.gov, and on our website located at http://ir.kyphon.com/sec.cfm. In addition, the financial projections cover multiple years and such information by its nature becomes less reliable with each successive year. Accordingly, there can be no assurance that the financial projections will be realized, and actual results may be materially greater or less than those contained in the financial projections.

The financial projections were prepared solely for internal use and for the use of Medtronic, our board of directors and JPMorgan in connection with a potential transaction and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, and investors should not unduly rely on them. The financial projections are not being included in this proxy statement to influence your decision on how you should vote with respect to the adoption of the merger agreement and approval of the merger but merely to provide our stockholders access to certain nonpublic information that was provided to Medtronic, our board of directors and JPMorgan in connection with a potential transaction. The financial projections included below were prepared by, and are the responsibility of, our management. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained in them, nor have they expressed any opinion or any other form of assurance on the information or its achievability.

The financial projections do not take into account any circumstances or events occurring after the date they were prepared. Except as required by applicable securities laws, we do not intend to update or otherwise revise the financial projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events.

	Fiscal Year Ending December 31, (1), (2)
	2007	2008	2009	2010	2011	2012
	(in millions, except per share amounts)
Total sales	$587	$796	$1,035	$1,302	$1,631	$1,972
Gross profit	508	689	883	1,091	1,349	1,611
Operating income	85	178	274	368	490	612
Net Income	40	96	152	217	305	402

Diluted EPS	$0.85	$1.96	$2.98	$4.09	$5.52	$6.98

(1)	Financial projections for all years were provided to our board of directors, JPMorgan and Medtronic. Our board of directors and JPMorgan also received financial projections for the fiscal years ended December 31, 2013, December 31, 2014, December 31, 2015 and December 31, 2016, based on assumed revenue growth rates ranging from 13.2% for the fiscal year ending December 31, 2013 to 4.1% for the fiscal year ending December 31, 2016, and margins for each of those fiscal years that were comparable to the margins for the fiscal year ended December 31, 2012.
(2)	The principal assumptions of our management preparing the projections are as follows:

•	Projections include revenue from our three key product platforms of spinal fracture management and repair, disc disease diagnosis and therapies and spinal motion preservation;

•

Projections include revenues from B-Twin products and Confidence products commencing in the fiscal year ending December 31, 2008 (the acquisitions of both of these product lines are under review by the FTC, and we are currently discussing a proposed consent decree with the FTC that would likely result in us divesting most, and potentially all, of the Confidence assets);

•

Projections assume approval of balloon kyphoplasty in Japan during 2009, with rapid initial growth due to the geographic concentration of the patient population, the high frequency of vertebral compression fractures within the population, and lack of attractive alternative treatments;

•	Projections assume reimbursement levels consistent with current levels with potentially improved coverage in certain geographies outside the United States;

•	Projections include continued strong investment in clinical research and physician training; and

•	Projections assume new market entrants in certain markets and resulting impacts on price and market share.

Material Federal Income Tax Consequences to United States Holders

The following discussion is a summary of the material U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) of our common stock whose shares are converted into the right to receive cash at the effective time of the merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect.

This summary is limited to U.S. Holders who hold shares of our common stock as capital assets. This summary does not address tax considerations applicable to a holder’s particular circumstances or to holders who may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	non-U.S. holders (as defined below);

•	broker-dealers;

•	traders;

•	expatriates;

•	tax-exempt organizations;

•	persons subject to alternative minimum tax;

•	partnerships, S-corporations or other pass-through entities;

•	persons who hold their shares of common stock as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction;

•	persons deemed to sell their shares of common stock under the constructive sale provisions of the Code;

•	persons who have a functional currency other than the United States dollar; or

•	persons who acquired their shares of our common stock upon the exercise of stock options or otherwise in connection with the performance of services.

In addition, this summary does not address any U.S. federal estate or gift tax consequences, nor any state, local or foreign tax consequences, of the merger, and this summary does not address the tax consequences to holders of our common stock who exercise appraisal rights under Delaware law.

THIS SUMMARY DOES NOT ADDRESS EVERY U.S. FEDERAL INCOME TAX CONSIDERATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF OUR COMMON STOCK. THEREFORE, YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of this discussion, a “U.S. Holder” means any beneficial owner of shares of our common stock who is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;

•

a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control, and certain other trusts considered U.S. Holders for U.S. federal income tax purposes.

A non-U.S. holder is a beneficial owner of shares of our common stock other than a U.S. Holder.

Consequences of the Merger

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of our common stock exchanged for that cash. Any such gain or loss would be long-term capital gain or loss if the holding period for the shares of our common stock exceeded one year. Long-term capital gains of noncorporate taxpayers may be taxable at reduced rates. The deductibility of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of common stock (i.e., shares acquired at the same cost in a single transaction) exchanged for cash in the merger.

Backup Withholding

Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a U.S. Holder who (1) furnishes the U.S. Holder’s correct taxpayer identification number and certifies that the holder is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to holders of our common stock prior to completion of the merger, or (2) is otherwise exempt from backup withholding. A U.S. Holder who fails to provide its correct taxpayer identification number or falsely certifies that it is not subject to backup withholding may be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax, but rather, is a method of tax collection. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Governmental and Regulatory Approvals

We and Medtronic have agreed to use our reasonable best efforts to obtain all regulatory approvals required in order to complete the merger.

Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (which we refer to as the HSR Act), mergers and acquisitions that meet certain jurisdictional thresholds, such as the merger between us and Merger Sub, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days after both parties have filed notification forms, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material (referred to as a “Second Request”). On August 31, 2007, we and Medtronic filed notification reports with the Department of Justice and Federal Trade Commission under the HSR Act. The waiting period under the HSR Act will expire on September 30, 2007 without any action by the Department of Justice or the Federal Trade Commission.

In addition, we and Medtronic are required to make filings and obtain regulatory approvals from various other governmental authorities, including in Austria, Cyprus, Germany, Greece, Portugal, Spain and Turkey. We must receive approval of the Austrian, Cypriot, German, Portuguese, Spanish and Turkish governmental authorities prior to completion of the merger. We have made filings with several of these governmental authorities, and intend to make filings with the remaining governmental authorities by the end of September 2007. The closing may proceed before a filing is made to the competition authorities in Greece.

It is possible that one or more of the governmental authorities with which filings are made may seek various regulatory concessions as conditions for granting approval of the merger. There can be no assurance that we will obtain all of the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could result in conditions to completion of the merger not being satisfied. See “The Merger Agreement—Covenants Relating to the Conduct of Our Business” and “The Merger Agreement—Conditions to Completion of the Merger.”

Interests of Certain Persons in the Merger

In considering the recommendation of the our board of directors with respect to the merger agreement, you should be aware that some of our executive officers and directors have interests in the merger and have arrangements that are different from, or in addition to, those of our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement and approving the merger.

Treatment of Stock, Stock Options and Restricted Stock Units

Our directors and executive officers will receive the same $71.00 per share for their shares of our common stock as our other stockholders. The treatment of any options to purchase shares of our common stock and restricted stock units held by them is described below under “The Merger Agreement—Treatment of Our Stock Options and Restricted Stock Units.”

The following table summarizes the interests of our current executive officers and directors (as well as former directors who served since the beginning of the last fiscal year) in the merger, including the amount of cash each individual will receive in the merger in respect of common stock and stock options held by such individuals to purchase shares of common stock and the value of assumed equity awards. The amounts listed below reflect stock, option and restricted stock unit holdings as of the date of this proxy statement with vesting calculated through October 16, 2007.

Name of Executive Officer or Director	Kyphon Common Stock Owned(#)(1)		Vested Options to Purchase Kyphon Common Stock(#)(2)	Weighted Average Exercise Price of Kyphon Vested Options($)	Cash to Be Received in Connection with the Merger($)(3)	Unvested Options to Purchase Kyphon Common Stock(#)(2)	Weighted Average Exercise Price of Kyphon Unvested Options($)	Unvested Restricted Stock Units with respect to Kyphon Common Stock(#)	Intrinsic Value of Kyphon Unvested Options and Restricted Stock Units ($)(4)
D. Keith Grossman	64	(5)	20,000	$47.87	$462,600	—	—	—	—
Jack W. Lasersohn	190,840	(6)	30,000	39.55	14,493,065	—	—	—	—
Louis J. Lavigne, Jr.	300	(7)	42,500	35.10	1,547,225	—	—	—	—
Richard W. Mott	—		1,004,166	17.67	53,548,730	170,834	$37.73	—	$5,683,520
Frank M. Phillips, M.D.	—		27,500	42.69	778,625	—	—	—	—
Karen D. Talmadge, Ph.D	204,900		252,082	5.58	31,039,969	22,918	33.81	—	852,281
James T. Treace	88,599	(8)	30,000	39.55	7,233,954	—	—	—	—
Elizabeth H. Weatherman	11,922	(9)	30,000	39.55	1,789,887	—	—	—	—
Maureen L. Lamb	544		27,083	39.27	897,968	72,917	39.27	7,000	2,810,656
Bradley W. Paddock	1,908		110,538	28.50	4,833,433	89,564	31.22	7,000	4,059,852
David M. Shaw	1,852		273,292	22.65	13,344,825	49,481	36.97	10,000	2,393,804
Arthur T. Taylor	2,425		192,915	31.79	7,737,113	137,085	34.70	12,000	5,827,962
Robert A. Vandervelde	—		108,708	32.19	4,219,368	77,292	35.95	10,000	3,418,972
Stephen M. Campe(10)	—		13,540	29.30	564,561	—	—	—	—
Douglas W. Kohrs	—		13,540	29.30	564,561	—	—	—	—

(1)	The number of shares of common stock does not include shares subject to purchase under our Employee Stock Purchase Plan.
(2)	In the case of non-employee directors, total outstanding options, both vested and unvested, have been included in the column for vested options because all options held by non-employee directors will be canceled in connection with the merger in exchange for the right to receive in cash the amount by which $71.00 exceeds the exercise price.
(3)	Includes the cash to be received with respect to (a) shares of common stock and (b) stock options in connection with the merger before considering the applicable tax withholdings.
(4)	Assumes acceleration of vesting and, with respect to options, exercise upon the closing of the merger.
(5)	Includes 64 shares held by The D. Keith and Hallie H. Grossman Family Living Trust, which grantors/trustees are Mr. Grossman and his spouse.
(6)	Includes 190,840 shares beneficially owned by Vertical Fund I, L.P. (“VF-I”) and Vertical Fund II, L.P. (“VF-II”). Jack W. Lasersohn, one of our directors, is a general partner of The Vertical Group, L.P., which is the sole general partner of both VF-I and VF-II. Mr. Lasersohn disclaims beneficial ownership of all shares owned by the Vertical entities except to the extent of his partnership interest in the shares.
(7)	Includes 300 shares held by Lavigne Family Trust – Custody, a revocable trust, which grantors/trustees are Mr. Lavigne and his spouse.
(8)	Includes 73,999 shares held by J & A Group, LLC. James T. Treace, one of our directors, is the President and a Managing Member of J & A Group, LLC. Mr. Treace exercises, with the other member of the J & A Group, LLC, shared voting and investment power over these shares.
(9)	Includes 10,672 shares owned by Warburg Pincus Ventures, L.P. (“WPV”). Warburg Pincus Partners LLC (“WP Partners”) is the sole general partner of WPV. WPV is managed by Warburg Pincus LLC (“WP LLC”). Elizabeth H. Weatherman, one of our directors, is a managing director and member of WP LLC and a general partner of WP Partners. Ms. Weatherman disclaims beneficial ownership of all shares owned by the Warburg Pincus entities except to the extent of her pecuniary interest in the shares.

(10)	Stephen M. Campe, one of our former directors, is an employee of Investor Growth Capital, Inc., an indirectly wholly owned subsidiary of Investor AB. Entities affiliated with Investor AB hold a total of 170,048 shares, of which 119,393 shares are held for the account of Investor Growth Capital Limited (“Investor Growth”), an indirectly wholly owned subsidiary of Investor AB, and 50,655 shares are held for the account of Investor Group L.P., a limited partnership of which Investor AB serves as the ultimate general partner. Investor AB and Investor Growth exercise shared voting and dispositive power over the shares and Investor AB may be deemed the beneficial owner of the shares. Mr. Campe disclaims beneficial ownership of all shares owned by the Investor entities.

Arrangements with Medtronic and the Surviving Corporation

As of the date of this proxy statement, no members of our current management have entered into any agreement, arrangement or understanding with Medtronic, Merger Sub or their affiliates regarding employment with the surviving corporation or Medtronic. Medtronic has informed us that it currently intends to retain some members of the management team, including Messrs. Mott and Taylor.

Although it is likely that certain members of our current management team will enter into new arrangements with Medtronic or its affiliates regarding employment (and severance arrangements) with, and the right to purchase or participate in the equity of, Medtronic (and/or a subsidiary thereof), there can be no assurance that any parties will reach an agreement. These matters are subject to negotiation and discussion and no terms or conditions have been finalized.

The merger agreement provides that Medtronic will, for the twelve-month period following the effective time of the merger, offer compensation and employee benefits to employees as of the date of the agreement that are substantially similar in the aggregate to those provided to the employees immediately before the effective time of the merger, with the exception that stock-based compensation will be comparable in the aggregate to that offered by Medtronic under its stock-based compensation plans to similarly situated employees of Medtronic.

From and after the effective time of the merger, Medtronic will, or will cause the surviving corporation to, cause service rendered by employees prior to the effective time to be credited for all purposes (other than for purposes of benefit accrual or as would result in a duplication of benefits) under compensation, retention, severance, and employee benefit plans of Medtronic, the surviving corporation, or any of their subsidiaries to the same extent such service was taken into account under the corresponding plans of ours. Employees will be eligible to participate in employee benefit plans of Medtronic and any of its subsidiaries to the extent the plans replace comparable plans of ours. Credit for co-payments made and deductibles paid under our plans will be provided under the plans of Medtronic and its subsidiaries.

Severance Agreements

Each of our executive officers is party to a severance agreement with change of control provisions. Under the terms of these agreements, in the event that, within ninety days prior to or twelve months following a change of control, including stockholder approval of the merger, the executive’s employment is terminated by us other than for “cause” (as defined in the agreements), death or “disability” (as defined in the agreements), or by the executive for “good reason” (as defined in the agreements), the executive officer will be entitled to the following:

•	base salary, reimbursement for reasonable expenses, vacation pay, and bonuses and incentive compensation accrued and unpaid through the date of termination;

•

50%, or 100% in the case of Mr. Mott, of the greater of (1) the executive’s annual base salary in effect on the termination date or (2) the highest base salary in effect at any time during the ninety-day period prior to the change in control, where such amounts shall include all amounts of base salary that are deferred under our employee benefit plans;

•

50%, or 100% in the case of Mr. Mott, of the greater of (1) 100% of the annual bonus payable to the executive under our cash bonus incentive plan for the fiscal year in which the termination occurs, (2) the annual bonus paid or payable to the executive under our cash bonus incentive plan for the full fiscal year ended prior to the fiscal year in which termination occurs, or (3) the annual bonus paid or payable to the executive under our cash bonus incentive plan for the fiscal year ended prior to the fiscal year in which the change of control occurs;

•

for six months following the date of termination, or twelve months in the case of Mr. Mott, continuation on behalf of the executive and his or her dependents of the life insurance, disability, medical, dental, and hospitalization benefits provided (1) to the executive and his or her dependents at any time during the ninety day period prior to the change in control or at any time thereafter or (2) to other similarly situated executives who continue in our employ during the six-month period, that is the most favorable in terms of coverage and benefits (including deductibles and costs) during the periods specified in (1) or (2);

•

restrictions on any outstanding equity incentive awards, including stock options and restricted stock units, granted to the executive under our equity incentive plans or other arrangements shall lapse and these awards will become fully vested and, in the case of stock options, immediately exercisable;

•

for the six months following the date of termination, or twelve months in the case of Mr. Mott, outplacement and career counseling services of the executive’s choice, provided that there is no obligation to pay for services that exceed a total amount equal to 10% of the greater of (1) the executive’s annual base salary in effect on the termination date or (2) the highest base salary in effect at any time during the ninety-day period prior to the change in control, where such amounts shall include all amounts of base salary that are deferred under our employee benefit plans.

In the event that any of the executive officers would become subject to the excise tax under Section 4999 of the Code, the payments shall be made to such officer either (1) in full or (2) in such lesser amount that would result in no portion of the payments being subject to the excise tax, whichever, taking into account all applicable taxes, would result in the receipt by the executive officer of the greater amount of benefits on an after-tax basis.

The following table sets forth an estimate of the potential cash severance payments and other benefits that could be payable as described above in the event the executive officers become entitled to the severance amounts pursuant to their amended and restated severance agreements (described above) following the merger (assuming for illustrative purposes that each executive officer’s employment is terminated on October 16, 2007 and utilizing base salaries, target bonus amounts, and option and restricted stock unit holdings as of the date of this proxy statement).

Executive Officers	Amount of Potential Cash Severance Payment($)(1)	Option and RSU Acceleration ($)(2)	Continuation of Benefits($)	Outplacement ($)(3)
Richard W. Mott	925,000	5,683,520	14,435	50,000
Karen D. Talmadge, Ph.D	170,594	852,281	7,217	24,370
Arthur T. Taylor	275,600	5,827,962	7,149	34,450
Maureen L. Lamb	220,500	2,810,656	7,217	29,400
Bradley W. Paddock	188,843	4,059,852	10,152	25,179
David M. Shaw	220,575	2,393,804	3,042	29,410
Robert A. Vandervelde(4)	300,069	3,418,972	4,020	40,009

(1)	In the event any of these executive officers are subject to the excise tax under Section 4999 of the Code, according to the terms of their amended and restated severance agreements, the amount of the cash severance payment listed above may be reduced to the lesser amount that would result in no portion of the payments being subject to the excise tax, assuming that this amount would lead to a greater amount of benefits on an after-tax basis than paying the severance in full.
(2)	The value is based on the difference between the weighted average option exercise price and $71.00, the per share merger consideration.

(3)	Outplacement assistance under each of the Severance Agreements is capped at an amount equal to 10% of the executive officer’s base salary in effect as of the termination date or the highest base salary in effect at any time during the ninety-day period prior to the change in control, whichever is greater. For purposes of this table, we have assumed maximum payouts with regard to outplacement assistance for each executive officer.
(4)	Robert A. Vandervelde’s base salary and other compensation, excluding bonuses, is paid in Euros, which, for the purposes of presentation above, was converted into U.S. dollars using an assumed Euro-U.S. dollar exchange rate of 1.3626 as of August 31, 2007.

Bonus Plans

Under the terms of the merger agreement, our Variable Incentive Plan and Key Contributor Incentive Plan, each of which may result in performance bonus payments to certain executive officers based upon our performance and, where applicable, the performance of the participant, shall remain in effect through December 31, 2007. In the event the merger is completed prior to December 31, 2007, from the month during which the effective time of the merger occurs (or, if the effective time occurs on the last day of the month, from the following month) until December 31, 2007, it shall be assumed that we and, where applicable, the participant have met 100% of the targeted performance under the bonus plans for the purposes of determining bonus awards.

The merger agreement also provides that we shall implement a bonus plan with terms similar to the Variable Incentive Plan and Key Contributor Incentive Plan for fiscal year 2008, which shall be in effect until April 25, 2008 and any bonuses under the bonus plan will be pro rated through this date, after which employees, where eligible, may participate in the applicable bonus plan maintained by Medtronic.

Indemnification

The terms of the merger agreement provide for the continued indemnification of our directors and officers and provision of insurance for their benefit as more fully described below under “The Merger Agreement—Indemnification and Insurance.”

The indemnification agreements with our current and certain former directors and officers may require us to indemnify these officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature; to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and to make good faith determinations as to whether or not it is practicable for us to obtain directors’ and officers’ insurance.

Appraisal Rights

Holders of shares of our common stock who do not vote in favor of the adoption of the merger agreement and approval of the merger, who hold their shares through the effective time of the merger and who properly perfect their right to appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware.

The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is attached to this proxy statement as Annex C. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of our common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under Section 262, stockholders who follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement and approval of the merger by our stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute the notice, and the full text of Section 262 is attached to this proxy statement as Annex C. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve such stockholder’s right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights.

Any stockholder wishing to exercise appraisal rights must deliver to us, before the vote on the adoption of the merger agreement and approval of the merger at the special meeting, a written demand for the appraisal of the stockholder’s shares, and must not vote in favor of the adoption of the merger agreement and approval of the merger. A stockholder wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. A vote against the adoption of the merger agreement and approval of the merger will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform us of the identity of the stockholder as well as the intention of the stockholder to demand an appraisal of the “fair value” of the shares held by the stockholder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement and approval of the merger at the special meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of our common stock is entitled to assert appraisal rights for the shares registered in that stockholder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificates, and must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of our common stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to us at Kyphon Inc., 1221 Crossman Avenue, Sunnyvale, California 94089, Attention: David M. Shaw, Corporate Secretary.

Within ten days after the effective time of the merger, the surviving corporation must notify each stockholder who has complied with Section 262 and who has not voted in favor of the adoption of the merger agreement and approval of the merger that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any stockholder who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of

Chancery demanding a determination of the fair value of the stockholder’s shares. The surviving corporation is under no obligation to and has no present intention to file a petition. Accordingly, it is the obligation of our stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

Within 120 days after the effective time of the merger, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and approval of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is timely filed and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder.

After determining the stockholders entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would have received pursuant to the merger if they had not sought appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. We do not anticipate offering more than $71.00 per share to any stockholder exercising appraisal rights and we reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of our common stock is less than $71.00. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of our common stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of our common stock as of a record date prior to the effective time of the merger).

If any stockholder who demands appraisal under Section 262 fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal, the stockholder’s shares will be deemed to have been converted at the effective time of the merger into the right to receive $71.00 in cash per share. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of such rights.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended, and we will no longer file periodic reports with the SEC on account of our common stock.

If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on NASDAQ.

THE MERGER AGREEMENT

The following summary describes selected material terms of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to, and incorporated by reference into, this proxy statement. You should read the merger agreement in its entirety as it is the primary legal document that governs the merger. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you.

Structure of the Merger

The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into us and the separate corporate existence of Merger Sub will thereupon cease, and we will be the surviving corporation of the merger and will be a wholly owned subsidiary of Medtronic. At the effective time of the merger, all of our property, rights, privileges, powers and franchises and those of the Merger Sub will vest in the surviving corporation, and all of our debts, obligations, claims, liabilities and duties and those of the Merger Sub will become the debts, obligations, claims, liabilities and duties of the surviving corporation. We will continue as the surviving corporation and will be unaffected by the merger, except that all of our then outstanding common stock will be owned by Medtronic. Upon the election of Medtronic, the merger may be restructured so that we merge into Merger Sub instead.

Effective Time of the Merger

The merger will become effective when a certificate of merger is duly filed with the Secretary of State of the State of Delaware or, if it is mutually agreed by the parties, the date and time specified in the certificate of merger at which the merger will become effective.

The merger agreement also provides that at the effective time of the merger:

•	the certificate of incorporation of Merger Sub immediately prior to the effective time shall be the certificate of incorporation of the surviving corporation, except as amended to preserve our name;

•	the bylaws of Merger Sub immediately prior to the effective time shall be the bylaws of the surviving corporation;

•	the directors of Merger Sub immediately prior to the effective time will be the directors of the surviving corporation; and

•	our officers immediately prior to the effective time will be the officers of the surviving corporation.

Merger Consideration

Each share of our common stock issued and outstanding immediately prior to the effective time of the merger, other than:

•	treasury shares or shares held by Medtronic or any direct or indirect subsidiary of Medtronic or us, all of which will be cancelled in the merger, and

•	shares held by stockholders who properly exercise appraisal rights, whom we refer to as dissenting stockholders,

will be automatically converted into and represent the right to receive $71.00 in cash without interest and less required withholding taxes, if any. After the merger is effective, stockholders will no longer have any rights with respect to their shares, except for the right to receive the $71.00 per share merger consideration. No interest will accrue or be paid with respect to the merger consideration. At the effective time of the merger, shares of our common stock will no longer be outstanding, will automatically be cancelled and will cease to exist.

Stockholders of record will not receive the merger consideration until they surrender their stock certificates for certificated shares to the paying agent for exchange or comply with the procedures for lost certificates (each as described below), and otherwise comply with the procedures described under “The Merger Agreement—Payment Procedures” below.

Medtronic has represented to us under the merger agreement that it has, and will have upon completion of the merger, sufficient funds to complete the merger and pay all amounts it is required to pay under the merger agreement. Medtronic has advised us that it intends to finance its obligations under the merger agreement through a combination of cash on its balance sheet and debt.

Payment Procedures

Medtronic will appoint Wells Fargo Bank, National Association, or another paying agent reasonably acceptable to us, prior to the effective time of the merger which will make payment of the merger consideration in exchange for the surrender of certificates representing shares of our common stock or non-certificated shares represented by book entry. Medtronic will deposit with the paying agent at or prior to the effective time of the merger a sufficient amount of cash in order to permit the payment of the merger consideration. As soon as reasonably practicable and in any event within five business days after the effective time of the merger, the paying agent will mail to each person who, as of the effective time, was the record holder of shares of our common stock whose shares were converted into the right to receive the merger consideration, a letter of transmittal and instructions explaining how to surrender stock certificates and book-entry shares to the paying agent. The paying agent will pay the merger consideration, without interest and less any applicable withholding taxes, to our stockholders promptly following the paying agent’s receipt of the stock certificates or book-entry shares, as applicable, and properly completed and executed transmittal documents. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate (or affidavit of loss) representing the cancelled shares is presented to the paying agent accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the paying agent that any applicable stock transfer or other taxes have been paid.

If you have lost your stock certificate, or if it has been stolen or destroyed, you will be required to make an affidavit of that fact before you will be entitled to receive the merger consideration. In addition, if required by the surviving corporation in the merger, you will have to post a bond in customary amount and upon such terms as may be required by the paying agent or the surviving corporation as indemnity against any claims made against it with respect to the lost, stolen or destroyed certificate. Thereafter, the paying agent will pay the merger consideration to you in exchange for your lost, stolen or destroyed certificate.

Any portion of the funds deposited with the paying agent (including any investment proceeds) that remains undistributed to the holders of shares of our common stock one year after the effective time of the merger will be delivered, upon request, to the surviving corporation. Any of our former stockholders who have not surrendered their certificates or book-entry shares prior to the delivery of these funds to the surviving corporation may look only to the surviving corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any merger consideration that may be payable upon due surrender of the certificates, or book-entry shares, held by them. Notwithstanding the foregoing, neither Medtronic nor the surviving corporation will be liable to any of our stockholders for any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Treatment of Our Stock Options and Restricted Stock Units

If we complete the merger, at the effective time of the merger each outstanding option to purchase shares of our common stock, whether vested or unvested, that is held by a non-employee director, or vested and exercisable as of the effective time of the merger and held by an employee or consultant, will be canceled in exchange for the right to receive in cash, as soon as practicable following the effective time, the amount by which $71.00 exceeds the exercise price, less applicable withholdings. Each outstanding option to acquire shares of our common stock that is not held by a non-employee director and is not vested and exercisable as of the effective time will remain outstanding and will be converted into the right to acquire a number of shares of Medtronic common stock under the same terms and conditions, but for an exercise price and for a number of shares adjusted so as to maintain the intrinsic value of the option as of the effective time based upon the merger consideration and the trading price of Medtronic common stock for the ten trading days prior to the effective time. Unvested restricted stock units will also be assumed, following an adjustment similar to that of the options and based upon the merger consideration and the trading price of Medtronic common stock for the ten trading days prior to the effective time. Unvested securities held by employees will be fully accelerated upon termination by us or Medtronic without “cause” (as defined in the merger agreement) or by the employee for “good reason” (as defined in the merger agreement) within twelve months after closing. Furthermore, under the severance agreements entered into, or to be entered into, with each of the executive officers (as described above), all stock options and restricted stock units would fully vest and, in the case of stock options, become immediately exercisable if such executive officer is terminated by us or Medtronic without “cause” (as defined in the agreement) or by the executive officer for “good reason” (as defined in the agreement) within ninety days prior to or twelve months following stockholder approval of the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Medtronic and Merger Sub and by Medtronic and Merger Sub to us, and may be subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the merger agreement. The statements embodied in those representations and warranties are in some cases subject to important exceptions, limitations and supplemental information contained in confidential disclosure schedules that Kyphon and Medtronic have exchanged in connection with signing the merger agreement or as otherwise provided in the merger agreement, and are additionally subject to contractual standards of materiality that may be different from that generally applicable under federal securities laws. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Medtronic and Kyphon, rather than to establish matters as facts. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

Kyphon has made representations and warranties to Medtronic and Merger Sub regarding, among other things:

•	corporate matters, including due organization, qualification and its certificate of incorporation and bylaws;

•	our capitalization, including the number of shares of our common stock, preferred stock, stock options, restricted stock and stock appreciation rights outstanding;

•	our subsidiaries and our ownership interests in them;

•	requisite corporate power and the authorization, execution, delivery and enforceability of the merger agreement;

•

absence of conflicts with, or violations of, our and our subsidiaries’ organizational documents or other obligations, including under applicable law, in connection with entering into the merger agreement or completing the merger;

•

the accuracy of information contained in the reports and financial statements that we have filed with the SEC, since January 1, 2005, and the compliance of these SEC filings with applicable federal securities law requirements and, with respect to financial statements therein, generally accepted accounting principles, which we sometimes refer to as GAAP;

•	the adequacy of our internal controls and procedures and disclosure controls and procedures;

•	the absence of undisclosed liabilities;

•	required governmental filings and consents;

•	the absence since December 31, 2006 of changes or events that would have a material adverse effect on us and the absence of certain actions by us since that date;

•	the accuracy and compliance as to form with applicable securities law requirements of this proxy statement;

•	the absence of undisclosed brokers’ or financial advisors’ fees in connection with the merger;

•	employee benefits and labor matters;

•	litigation and investigations, including full disclosure relating to the U.S. Attorney’s investigation relating to our Medicare reimbursement practices;

•	tax matters;

•	compliance since January 1, 2005 with law, contracts and other obligations and the possession of and compliance with all government permits necessary for the lawful conduct of our business;

•	environmental matters;

•	intellectual property matters, including our rights to use owned and licensed intellectual property and any infringement matters;

•	real property matters, including owned and leased properties;

•	material contracts and the performance of obligations thereunder;

•	regulatory compliance;

•	insurance policies;

•	customers and suppliers;

•	absence of illegal payments or undisclosed related party transactions;

•	receipt of an opinion from our financial advisor;

•	required vote of our stockholders; and

•	inapplicability of state takeover statutes.

Medtronic and Merger Sub made representations and warranties to us regarding, among other things:

•	corporate matters, including due organization and the ownership of Merger Sub’s outstanding capital stock;

•	requisite corporate power and the authorization, execution, delivery and enforceability of the merger agreement;

•

the absence of conflicts with, or violations of, their respective organizational documents or other obligations, including under applicable law, in connection with entering into the merger agreement or completing the merger;

•	accuracy of information supplied for inclusion in this proxy statement, except for information supplied by any person other than Medtronic or Merger Sub;

•	required governmental filings and consents;

•	the absence of litigation that would be reasonably expected to prevent or materially delay the completion of the merger;

•	ownership of Kyphon’s stock;

•	the sufficiency of available funds for the merger; and

•	the absence of our responsibility for any broker or investment advisor fees based upon arrangements made by and on behalf of Medtronic and Merger Sub.

In general, any of our representations and warranties shall be deemed to be untrue or incorrect only if the fact, circumstance, change or event that resulted in such untruth or incorrectness, individually or when taken together with all other facts, circumstances, changes or events that result in such representation and warranty or any of our other representations or warranties being untrue or incorrect, has had or would be reasonably likely to have a material adverse effect on us. For purposes of this determination, materiality qualifications in representations and warranties are disregarded. Certain representations and warranties shall be deemed to be untrue and incorrect only if they are untrue or incorrect in any material respect. These include representations and warranties relating to our organization and good standing, our authority to undertake the merger agreement, the fairness opinion we received from JPMorgan, the inapplicability of state takeover statutes and the fact that we do not have a shareholder rights plan. Certain of our capitalization representations and warranties shall be deemed to be untrue and incorrect only if the aggregate number of shares set forth in them is more than one percent less than the correct number. Our representation and warranty relating to the absence of any material adverse effect shall be deemed untrue and incorrect if it is untrue or incorrect in any respect. Our representation and warranty relating to full disclosure regarding the U.S. attorney investigation of us shall be deemed to be untrue only if the facts and information not disclosed in violation of the representation, in the aggregate, would have a material negative impact on a reasonable evaluation on the date of the merger agreement of the likely result of the investigation.

Material Adverse Effect

A material adverse effect is defined in the agreement as any occurrence, change, event, effect or circumstance that, individually or in the aggregate is or would be reasonably likely to be, materially adverse to the business, results of operations or financial condition of us and our subsidiaries, taken as a whole. For this purpose, a material adverse effect excludes any occurrence, change, event, effect or circumstance to the extent relating to or resulting from (i) changes, after the date of the merger agreement, in general economic conditions or securities or financial markets in general, (ii) changes, after the date of the merger agreement, in law or GAAP, (iii) general changes, after the date of the merger agreement, in the medical device industry, (iv) any outbreak or escalation of hostilities or war (whether declared or not declared) or act of terrorism, (v) the announcement or the existence of, or compliance with, the merger agreement, (vi) any change in our stock price or trading volume, in and of itself (but taking into account the facts or occurrences giving rise to such change), (vii) our failure to meet projections of earnings, revenues or other financial measures (whether made by us or independent third parties), in and of itself (but taking into account the facts or occurrences giving rise to such failure), (viii) the pending U.S. Attorney’s investigation relating to our Medicare reimbursement practices, or the matters covered thereby, (ix) the pending litigation between us and Medtronic, or (x) any investigation, litigation or proceeding, whether pending or otherwise, challenging the acquisition of certain assets of Disc-O-Tech Medical Technologies Ltd. and Disc-O-Tech Orthopedic Technologies Inc., except in the case of clauses (i), (ii), (iii) or (iv) to the extent such occurrence, change, event, effect or circumstance has a disproportionate effect on us and our subsidiaries, taken as a whole, as compared with other companies in the medical device industry. In addition, a material adverse effect also includes any occurrence, change, event, effect or circumstance that, individually or in the aggregate, would, or would be reasonably likely to, prevent or materially delay or impair the ability of us or any of our subsidiaries to consummate the merger and the other transactions contemplated by the merger agreement.

Covenants Relating to the Conduct of Our Business

From the date of the merger agreement through the effective time of the merger, we have agreed (and have agreed to cause each of our subsidiaries) to conduct its operations in the ordinary and usual course of business consistent with past practice, to use our commercially reasonable efforts to preserve intact our business organization, to maintain satisfactory business relationships with third parties, and to keep available the services of our present officers and employees.

During the same period, we have also agreed that we will not, and will not allow our subsidiaries to, among other things, do any of the following without the prior written consent of Medtronic, subject to certain exceptions:

•

issue, sell, or grant options or rights to acquire any shares of our capital stock or the capital stock of our subsidiaries other than shares issuable upon exercise of existing stock options, upon conversion of our convertible notes due 2012 and 2014, or pursuant to any other awards under the Kyphon Inc. 1996 Stock Option Plan, the Kyphon Inc. 2002 Stock Plan and the 2002 Director Option Plan;

•	acquire, redeem or amend any shares of our capital stock or the capital stock of our subsidiaries;

•	split, combine or reclassify any shares of our capital stock or the capital stock of our subsidiaries;

•	declare, make or pay any dividend or distribution on any shares of our capital stock;

•

make any acquisition or disposition or cause any acquisition or disposition to be made of any business, assets or securities of ours or any third party, for consideration in excess of $5 million (or in the case of a disposition involving assets or securities with a fair market value in excess of $5 million), except for purchases or sales of raw material or inventory and any acquisition or disposition of assets made in the ordinary course of business and consistent with past practice;

•	adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

•	enter into a material contract or amend or terminate any material contract in any material respect except in the ordinary course of business consistent with past practice;

•

enter into a new agreement related to a clinical trial with regard to our products or amend or terminate any of the agreements or protocols related to certain clinical trials, except in the ordinary course of business;

•

incur, create, assume or otherwise become liable or responsible for any debt except for short-term debt incurred in the ordinary course of business consistent with past practice to fund working capital requirements;

•	assume, guarantee, or otherwise become liable for the obligations of third parties;

•	make any loans, advances or capital contributions to or investments in any third party (other than our subsidiaries);

•	change in any material respect, any financial accounting methods or practices, except as required by GAAP;

•	make or change any material tax election, extend the statute of limitations with any tax authority, amend any tax return, or settle or compromise any material income tax liability;

•	adopt any amendments to our (or our subsidiaries’) certificate of incorporation or bylaws or other similar governing documents;

•	grant any stock-related, performance or similar awards or bonuses;

•	forgive any loans to employees, officers or directors;

•	enter into any new, or amend, terminate or renew any existing, employment, severance, consulting or salary continuation agreements;

•

grant any increases in the compensation or benefits to officers, directors or employees (other than normal increases to non-officer and non-director employees in the ordinary course of business consistent with past practice and that, in the aggregate, do not result in a material increase in our benefits or compensation expense);

•	make any deposits or take any action to fund the payment of compensation or benefits under an employee benefit plan or similar arrangement;

•	terminate any employee having an annual base salary of more than $150,000;

•	enter into any collective bargaining or similar labor agreement;

•	adopt, amend or terminate any employee benefits plan or any other bonus, severance, insurance, pension or similar arrangement;

•

incur any material capital expenditure or any obligations in respect thereof, except for those contemplated by the capital expenditure budget for the relevant fiscal year and any unbudgeted capital expenditure in an amount not exceed, in any year, $10 million in the aggregate;

•

settle any litigation that is disclosed in our SEC reports filed prior to the date of the merger agreement or any other litigation other than a settlement solely for monetary damages not in excess of $2 million individually or $8 million in the aggregate;

•	take or omit to take any action that would cause any issued patents or registered trademarks owned by us or our subsidiaries to lapse, be abandoned or canceled, or fall into the public domain;

•	convene any regular or special meeting of stockholders other than the special meeting for the purposes of voting on the adoption of the merger agreement and the approval of the merger; and

•	offer, agree or commit, in writing or otherwise, to take any of the foregoing actions.

No Solicitation of Alternative Transactions

The merger agreement provides that we will not and will cause our subsidiaries not to, and will direct and use our reasonable best efforts to cause our and their respective officers, directors, employees, representatives, agents or affiliates not to, directly or indirectly:

•	solicit, initiate, or knowingly encourage or participate in any way in any discussions or negotiations with respect to any competing acquisition proposal; or

•

provide any information to, or access to our or our subsidiaries’ properties, books or records, or otherwise take any action to assist or facilitate, any person or group, with respect to any competing acquisition proposal.

Until such time as our stockholders adopt the merger agreement, however, we may provide information to (so long as it has previously been, or is concurrently, made available to Medtronic or Merger Sub) and negotiate with a third party that makes an unsolicited bona fide written acquisition proposal that did not result from our breach of our nonsolicitation obligations, so long as the third party has executed a confidentiality agreement at least as restrictive in all material respects as the confidentiality agreement entered into by Medtronic, if:

•

our board determines in good faith, after consultation with our outside legal and financial advisors, that such unsolicited bona fide acquisition proposal constitutes, or is reasonably likely to result in, a superior proposal, taking into account the legal, financial, financing, and other aspects of the proposal;

•

our board determines in good faith, after receiving advice of outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to our stockholders under applicable law; and

•	we provide Medtronic with prior written notice of our intent to take any such action at least one business day prior to taking such action.

We also have agreed to promptly (within one business day) notify and provide specified information to Medtronic if any information is requested or negotiations or discussions are sought to be initiated by a potential acquirer, provide copies of any written communications received from the potential acquirer describing the financial or other material terms of such acquisition proposal, and keep Medtronic and Merger Sub reasonably informed of the status of any such discussions or negotiations and, within 24 hours, notify Medtronic and Merger Sub of any modifications to the financial or other material terms of any such request or acquisition proposal.

The merger agreement provides that neither we nor our board of directors may do any of the following:

•

withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Medtronic or Merger Sub, our approval of the merger agreement and the merger, or our recommendation that our stockholders adopt the merger agreement and approve the merger;

•	approve or recommend, or propose publicly to approve or recommend, any competing acquisition proposal;

•

unless our board determines in good faith, after receiving advice of outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to our stockholders under applicable law, (i) release any third party from any confidentiality or standstill agreement to which we are a party or (ii) fail to enforce to the fullest extent possible or grant any waiver, request or consent to any acquisition proposal under, any such agreement; or

•	enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to a competing acquisition proposal.

However, our board of directors may withdraw or modify in a manner adverse to Medtronic or Merger Sub its recommendation that our stockholders adopt the merger agreement if our board determines in good faith, after receipt of advice of outside counsel, that failure to do so would constitute a breach of its fiduciary duties to our stockholders. If the change of recommendation relates to a competing acquisition proposal, our board of directors may only withdraw or modify in a manner adverse to Medtronic its recommendation if:

•	the acquisition is a bona fide unsolicited written acquisition proposal that did not result from a violation of our nonsolicitation obligations;

•

our board of directors determines in good faith, after consultation with outside legal and financial advisors that the competing acquisition proposal constitutes a superior proposal and that it intends to accept or recommend the competing acquisition proposal as a superior proposal;

•	our board of directors determines in good faith, after receiving advice of outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to our stockholders;

•

we provide Medtronic with prior written notice of our intention to take any such action at least four business days prior to taking such action, including all of the terms and conditions of the acquisition proposal;

•

during the four business day period, we negotiate in good faith with Medtronic (to the extent Medtronic wishes to negotiate) to enable Medtronic to make an offer that is at least as favorable to our stockholders as the competing acquisition proposal;

•

Medtronic does not, within the four business day period, make an offer that our board of directors determines in good faith, after consultation with its outside financial advisors and legal counsel and after taking into account the legal, financial, financing and other aspects of the proposal, to be at least as favorable to our stockholders as the competing acquisition proposal (except that in the event of an amendment to the financial or other material terms of the competing acquisition proposal, a new notice and matching period must be given, which expires after the later of three business days and the end of the original four business day period); and

•

our board of directors, after taking into account any modifications to the terms of the merger agreement and the merger agreed to by Medtronic after receipt of the notice, continues to believe that the competing acquisition proposal constitutes a superior proposal.

A competing “acquisition proposal” is defined under the merger agreement as any offer or proposal, or any indication of interest in making an offer or proposal, made by a person or group at any time which is structured to permit the person or group to acquire beneficial ownership of any material portion of the assets (other than inventory purchased in the ordinary course of business) of, or at least 15% of the capital stock, equity interest in, or businesses of, us and our subsidiaries, taken as a whole, pursuant to a merger, recapitalization, consolidation or other business combination, sale of share of capital stock or equity interests, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the proposed merger with Merger Sub.

A “superior proposal” is defined under the merger agreement as any unsolicited, bona fide acquisition proposal (except that references in the definition of acquisition proposal to 15% shall be replaced by 50%) made in writing, in respect of which our board has determined in good faith after consultation with its outside financial advisor and outside legal counsel and after taking into account the legal, financial, financing and other aspects of such unsolicited bona fide written acquisition proposal, would result in a transaction that is (i) more favorable, from a financial point of view, to our stockholders than the merger (after taking into account any modifications to the terms of this agreement and the merger agreed to by Medtronic and Merger Sub) and (ii) reasonably likely to be consummated without unreasonable delay.

Stockholder Approval

The merger agreement requires us, as promptly as reasonably practicable following the date of the merger agreement, to establish a record date for, duly call, give notice of, convene and hold a meeting of our stockholders for the purpose of obtaining the required stockholder approval of the proposal to adopt the merger agreement and approve the merger and to use our reasonable best efforts to cause the meeting to occur as soon as reasonably practicable. Unless the merger agreement is earlier terminated in accordance with its terms (including by us in connection with our receipt and acceptance of a superior proposal), we are required to submit the merger agreement to our stockholders for adoption even if our board of directors withdraws, modifies or qualifies its recommendation that our stockholders adopt the merger agreement and approve the merger.

Except in the limited circumstances described above in “The Merger Agreement—No Solicitation of Alternative Transactions,” our board of directors is required to recommend that our stockholders vote in favor of the adoption of the agreement of merger and approval of the merger and we must use our reasonable best efforts to obtain from our stockholders the vote in favor of the adoption of the merger agreement and approval of the merger.

Reasonable Best Efforts

Kyphon, Medtronic and Merger Sub have agreed to use their reasonable best efforts to cause the merger and the other transactions contemplated by the merger agreement to be completed as promptly as reasonably practicable on the terms and subject to the conditions of the merger agreement. In particular, Kyphon, Medtronic and Merger Sub have agreed to do the following:

•

use their reasonable best efforts to promptly make any required submissions under the HSR Act and any non-U.S. antitrust law that we or Medtronic determine should be made, furnish information required in connection with such submissions, keep the other parties reasonably informed with respect to the status of any such submissions, and obtain all necessary actions or non-actions, waivers, consents, clearances and approvals from any governmental entity;

•

cooperate with one another to promptly determine whether any filings are required or approvals should be obtained under any applicable law or regulation or from parties to any contract material to our business and to promptly make or obtain any of these filings or approvals,

•	promptly notify the other parties of, and furnish the other parties with, any communication received from a governmental entity, permit the other parties to review and discuss in advance any proposed written communication to a governmental entity, and keep the others reasonably informed of any discussions with any governmental entity as it relates to any filings or inquiries concerning the merger,

•

use reasonable best efforts to resolve, and to cooperate and assist the other parties in resolving, any objections asserted with respect to the merger under the HSR Act or other U.S. or non-U.S. antitrust laws and any investigation, litigation, action or proceeding challenging the merger under the HSR Act or other U.S. or non-U.S. antitrust laws, and take any action agreed upon by us and Medtronic regarding commitments and divestitures that may be made as a remedy in certain product areas to antitrust authorities;

•

to cooperate with one another and to use our respective reasonable best efforts to contest and resist any litigation or proceeding that seeks to prevent, or materially impede or delay the transactions contemplated by the merger agreement and to overturn any injunction or order that prohibits or restricts consummation of the merger; and

•

refrain from acquiring any business, division or assets, except pursuant to agreements in effect as of the date of the merger agreement, if the entering into of a definitive agreement relating to the consummation of the acquisition could reasonably be expected to materially increase the risk of not obtaining regulatory approval of the merger under the HSR Act or any non-U.S. antitrust law.

Indemnification and Insurance

Medtronic and Merger Sub have agreed that all rights to indemnification, exculpation and advancement of expenses existing in favor of our or our subsidiaries’ current or former directors, officers, and employees as provided in our and our subsidiaries’ certificate of incorporation and bylaws and in various agreements disclosed to Medtronic before the date of the merger agreement, as in effect on the date of the merger agreement with respect to matters occurring at or prior to the effective time of the merger, will survive and continue in full force and effect for a period of not less than the applicable statute of limitations.

The merger agreement provides that, for a period of at least six years after the effective time of the merger, the surviving corporation will cause to be maintained policies of directors’ and officers’ liability insurance on behalf of our officers and directors currently covered by our existing directors’ and officers’ liability insurance policies with respect to acts or omissions occurring at or prior to the effective time of the merger in an amount and scope at least as favorable as our existing policies. However, the surviving corporation is not required to pay annual premiums in excess of 200% of the annual premium currently paid by us.

Employee Matters

The merger agreement provides that:

•

We, our subsidiaries, Medtronic and the surviving corporation will honor employment, retention and severance agreements between us or our subsidiaries and our or our subsidiaries’ officers, directors and employees. From and after the twelve-month anniversary of the effective time of the merger, our officers shall be entitled to participate in Medtronic’s current severance policy to the same extent as similarly situated senior executives of Medtronic;

•

The merger agreement provides that Medtronic will, for the twelve-month period following the effective time of the merger, offer compensation and employee benefits to our and our subsidiaries’ employees as of the date of the agreement that are substantially similar in the aggregate to those provided to the employees immediately before the effective time of the merger, with the exception that stock-based compensation will be comparable in the aggregate to that offered by Medtronic under its stock-based compensation plans to similarly situated employees of Medtronic.

•	Our Variable Incentive Plan and Key Contributor Incentive Plan, each of which may result in performance bonus payments to certain executive officers based upon our performance and, where applicable, the performance of the participant, shall remain in effect through December 31, 2007. In the event the merger is completed prior to December 31, 2007, from the month during which the effective time of the merger occurs (or, if the effective time occurs on the last day of the month, from the following month) until December 31, 2007, it shall be assumed that we and, where applicable, the participant have met 100% of the targeted performance under the bonus plans for the purposes of determining bonus awards.

•

We will implement a bonus plan with terms similar to the Variable Incentive Plan and Key Contributor Incentive Plan for fiscal year 2008, which shall be in effect until April 25, 2008 and any bonuses under the bonus plan will be pro rated through this date, after which employees, where eligible, may participate in the applicable bonus plan maintained by Medtronic.

•

From and after the effective time of the merger, Medtronic will, or will cause the surviving corporation to, cause service rendered by our and our subsidiaries’ employees prior to the effective time to be credited for all purposes (other than for purposes of benefit accrual or as would result in a duplication of benefits) under compensation, retention, severance, and employee benefit plans of Medtronic, the surviving corporation, or any of their subsidiaries to the same extent such service was taken into account under the corresponding plans of ours. Employees and their dependents will be eligible to participate in employee benefit plans of Medtronic and any of its subsidiaries to the extent the plans replace comparable plans of ours. Credit for co-payments made and deductibles paid under our plans will be provided under the plans of Medtronic and its subsidiaries.

•	Prior to the effective time, we will adopt a sales force retention plan for the benefit of our sales employees on the terms and conditions specified in the merger agreement.

•

Prior to the effective time, we will adopt a severance plan to be effective as of the effective time that provides each of our employees who is not an executive officer severance benefits equal to the greater of two months target compensation (including base salary or wages, sales commissions and target incentive pay) or the amount of severance required by applicable law upon a termination of employment by us or Medtronic for other than “cause” (as defined in the merger agreement) or by the employee for “good reason” (as defined in the merger agreement) within twelve months following the completion of the merger.

Pending Litigation between Kyphon and Medtronic

Kyphon and Medtronic have further agreed to request an immediate and complete stay of all proceedings in certain pending actions between the two parties, which shall remain in force pending the closing of the merger. Kyphon’s and Medtronic’s motions for an immediate and complete stay of all such proceedings were granted on or about July 30, 2007.

Conditions to Completion of the Merger

The obligations of each of Medtronic and Merger Sub, on the one hand, and us, on the other hand, to complete the merger depend on the satisfaction or waiver, on or prior to the effective time of the merger, of a number of conditions, including:

•	receipt of the required vote to adopt the merger agreement and approve the merger by our stockholders at the special meeting;

•

the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing completion of the merger and that no governmental entity shall have enacted or enforced any statute, rule, order or decree prohibiting the merger or making it illegal;

•	expiration or termination of the applicable waiting period under applicable non-U.S. antitrust laws and the HSR Act and receipt of any required approvals or clearances thereunder; and

•	for each party, specified levels of compliance by the other with its representations, warranties and obligations under the merger agreement.

The obligation of Medtronic and Merger Sub to complete the merger is subject to the following additional conditions:

•

all regulatory approvals, the failure of which, individually or in the aggregate, would be reasonably likely to have a material adverse effect (as defined in the merger agreement) on us, shall have been obtained and remain in full force and effect and all related statutory waiting periods shall have expired; and

•	no material adverse effect (as defined in the merger agreement) shall have occurred on us since the date of the merger agreement.

The merger is not conditioned upon Medtronic or Merger Sub obtaining financing.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, regardless of whether our stockholders have adopted the merger agreement and approved the merger:

•	by mutual written consent of Medtronic and us;

•	by either Medtronic or us, if any of the following occur:

¡

if any court or other governmental entity takes any action prohibiting the merger, the action has become final and nonappealable, and the terminating party has used its reasonable best efforts to contest the action and fulfill its obligations to cause the merger to be completed, and is not otherwise in material breach of the merger agreement;

¡

if the merger shall not have occurred on or before February 26, 2008, subject to Medtronic’s right of two one-month extensions to obtain non-U.S. regulatory clearances that it believes it can obtain prior to April 26, 2008, and the failure of the merger to occur is not due to the terminating party’s material breach of any covenant or agreement in the merger agreement;

¡

if we do not obtain the required stockholder approval in favor of adoption of the merger agreement and approval of the merger, although we may not terminate if we have materially breached our nonsolicitation obligations under the merger agreement;

•	by Medtronic, if any of the following occur:

¡

if we have breached any of our representations, warranties, covenants or agreements in the merger agreement, which breach, either individually or in the aggregate with other breaches, would result in the conditions to Medtronic’s obligation to complete the merger not being satisfied and which is not cured within 30 days after written notice to us or by its nature or timing cannot be cured;

¡

if we knowingly and materially breach our obligations under the nonsolicitation provisions of the merger agreement or our obligation to promptly call a special meeting and use reasonable best efforts to obtain the required stockholder approval;

¡

if our board of directors, withdraws, modifies or qualifies, in a manner adverse to Medtronic or Merger Sub, its recommendation that our stockholders adopt the merger agreement and approve of the merger (or publicly proposes to do so) or approves or recommends another acquisition proposal (or publicly proposes to do so), if we enter into an agreement relating to another acquisition proposal or if we release a third party from or fail to enforce to the fullest extent possible any standstill or confidentiality provision, in each case, whether or not permitted to do so under the merger agreement;

¡

if we or our subsidiaries or representatives engage in discussions with any other person in connection with an alternative acquisition proposal submitted in compliance with the non-solicitation provisions of the merger agreement without our board of directors having determined that such alternative acquisition proposal constitutes a superior proposal under the terms of the merger agreement, and we, our subsidiaries and our representatives do not cease discussions within 30 business days, subject to extension of up to 10 business days in certain circumstances in the event of multiple acquisition proposals;

•	by us, if any of the following occur:

¡

if Medtronic or Merger Sub has breached any of its representations, warranties, covenants or agreements in the merger agreement, which breach, either individually or in the aggregate with other breaches, would result in the conditions to our obligation to complete the merger not being satisfied and which is not cured within 30 days after written notice to us or by its nature or timing cannot be cured; or

¡

if, at any time prior to the adoption of the merger agreement and approval of the merger by our stockholders, we determine that a bona fide, unsolicited, written acquisition constitutes a superior proposal, our board of directors, after complying with the restrictions set forth in the merger agreement and taking into account any modification to the merger agreement agreed to by Medtronic, continues to believe the acquisition proposal constitutes a superior proposal, we enter into a definitive agreement on the date of termination for the transaction contemplated by the superior proposal, and we have paid Medtronic the $95 million termination fee.

Termination Fee

If the merger agreement is terminated, we are required to pay Medtronic a termination fee in the following circumstances:

•

if either party terminates the merger agreement because the merger has not occurred on or before February 26, 2008 (subject to Medtronic’s right of two one-month extensions) without our stockholders having adopted the merger agreement and approved the merger (whether or not the special meeting has been convened), an alternative acquisition proposal has been made public and not irrevocably withdrawn prior to such date and within 12 months after termination of the merger agreement, we enter into an agreement with respect to, or consummate, any alternative transaction, then we are required to pay Medtronic a termination fee of $95 million;

•

if either party terminates the merger agreement because our stockholders failed to adopt the merger agreement and approve the merger at a meeting of our stockholders held for that purpose and a competing acquisition proposal has been made public and not irrevocably withdrawn prior to the vote at the meeting of stockholders, then we must reimburse Medtronic for its reasonable out-of-pocket expenses (including reasonable legal fees and expenses) incurred in connection with the merger on or prior to the termination date, up to $5 million; if within 12 months after termination of the merger agreement, we enter into an agreement with respect to, or consummate, any alternative transaction, then we are required to pay Medtronic a termination fee of $95 million, less any expenses previously reimbursed;

•

if Medtronic terminates the merger agreement because we have (i) knowingly and materially breached our non-solicitation obligations or our obligation to promptly convene a meeting of our stockholders to adopt the merger agreement and approve the merger and to use reasonable best efforts to solicit the requisite stockholder approval or (ii) knowingly and materially breached our representations, warranties, covenants or agreements under the merger agreement in a manner that would, individually or in the aggregate, result in the failure to satisfy the conditions to Medtronic’s and Merger Sub’s obligations to consummate the merger and, in either case, a competing acquisition proposal has been made public and not irrevocably withdrawn prior to such breach and within 12 months after termination of the merger agreement, we enter into an agreement with respect to, or consummate, any alternative transaction, then we are required to pay Medtronic a termination fee of $95 million;

•

if Medtronic terminates the merger agreement because our board of directors withdraws, modifies or qualifies, in a manner adverse to Medtronic or Merger Sub, its recommendation that our stockholders adopt the merger agreement and approve the merger (or publicly proposes to do so) or approves or recommends another acquisition proposal (or publicly proposes to do so), or if we enter into an agreement relating to another acquisition proposal or release a third party from or fail to enforce to the fullest extent possible any standstill or confidentiality provision, in all cases, whether or not permitted to do so under the merger agreement, then we are required to pay Medtronic a termination fee of $95 million;

•

if we terminate the merger agreement in connection with our receipt and acceptance of a superior proposal, under the circumstances described under “The Merger Agreement—Termination,” above, then we are required to pay Medtronic a termination fee of $95 million;

•

if Medtronic terminates the merger agreement because we, our subsidiaries and our representatives have not terminated discussions in connection with a competing acquisition proposal within 30 business days (subject to up to a 10 business day extension in the event of multiple acquisition proposals), under the circumstances described under “The Merger Agreement—Termination,” above, then we are required to pay Medtronic a termination fee of $95 million;

For the purposes of the above termination fee discussion, “alternative transaction” means any transaction of the type referred to in the definition of a competing “acquisition proposal,” except that references to “15%” in that definition shall be replaced by “50%”.

Expenses

Whether or not the merger is completed, the parties must pay their own costs and expenses incurred in connection with the merger, except that we must reimburse Medtronic for up to $5 million of fees and expenses if we fail to obtain the requisite stockholder approval, as described under “The Merger Agreement—Termination Fee” above.

Amendment, Extension and Waiver

At any time prior to the completion of the merger, the merger agreement may be amended by mutual consent of the parties in writing. However, after the merger agreement has been adopted by our stockholders, there may not be any amendment which decreases the merger consideration or adversely affects the rights of our stockholders without our stockholders’ further approval. At any time prior to the completion of the merger, each party may (i) extend the time for the performance of any of the obligations or acts of the other parties hereto, (ii) waive any inaccuracies in the representation sand warranties by any other applicable party, or (iii) waive compliance by any party with any of the agreement or conditions contained in the merger agreement. Any such extension or waiver by a party must be in writing signed on behalf of such party.

PROPOSAL TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

If at the special meeting of stockholders the number of shares of our common stock represented and voting in favor of adoption of the merger agreement and approval of the merger is insufficient to adopt that proposal under the Delaware General Corporation Law, we intend to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies in respect of the proposal. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal regarding adoption of the merger agreement and approval of the merger.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, we could adjourn any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the merger agreement and approval of the merger to defeat that proposal, we could adjourn the special meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to vote in favor of adoption of the merger agreement and approval of the merger.

Vote Required and Board Recommendation

The proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary, requires the affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the special meeting. No proxy that is specifically marked “AGAINST” adoption of the merger agreement and approval of the merger will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Our board of directors recommends that you vote “FOR” the adjournment proposal.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding ownership of our common stock as of August 31, 2007, except as otherwise noted, by:

•	each of those persons owning of record or known by us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our directors;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.

The number of shares of our common stock outstanding on August 31, 2007 was 46,128,041. Except as noted, all information with respect to beneficial ownership has been furnished by each director or officer or is based on filings with the SEC. Unless otherwise indicated below, voting and investment power of shares reported in this table is not shared with others. Beneficial ownership of our common stock has been determined according to Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, which provide that a person is deemed to be the beneficial owner of shares of stock if the person, directly or indirectly, has or shares the voting or investment power of that stock, or has the right to acquire ownership of the stock within 60 days, as of August 31, 2007.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percentage Ownership

Entities affiliated with FMR Corp.(1)	6,673,292	14.47%
605 Third Avenue New York, NY 10158

Entities affiliated with Capital Research and Management Company(2)	5,294,551	11.48%
333 South Hope Street, 55th Floor Los Angeles, CA 90071

William Blair & Company, L.L.C.(3)	4,328,743	9.38%
222 W. Adams Chicago, IL 60606

Entities affiliated with Waddell & Reed Financial Inc.(4)	2,421,000	5.25%
6300 Lamar Avenue Overland Park, KS 66202

D. Keith Grossman(5)	2,841	*

Jack W. Lasersohn(6)	207,297	*

Louis J. Lavigne, Jr.(7)	29,257	*

Richard W. Mott(8)	1,004,166	2.14%

Frank M. Phillips, M.D.(9)	8,193	*

Karen D. Talmadge, Ph.D.(10)	456,982	*

James T. Treace(11)	105,056	*

Elizabeth H. Weatherman(12)	28,379	*

Maureen L. Lamb(13)	27,627	*

Bradley W. Paddock(14)	113,643	*

David M. Shaw(15)	275,456	*

Arthur T. Taylor(16)	201,591	*

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percentage Ownership

Robert A. Vandervelde(17)	123,708	*

All directors and executive officers as a group (13 persons) (18)	2,584,196	5.36%

*	Less than 1%.
(1)	According to a Form 13F filed with the SEC on August 14, 2007, and amended on August 17, 2007, as of June 30, 2007, these shares were beneficially owned by entities affiliated with FMR Corp., including Pyramis Global Advisors Trust Company, FMR Co. and Fidelity Management & Research Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.
(2)	According to a Form 13F filed with the SEC on August 14, 2007, as of June 30, 2007, these shares were beneficially owned by entities affiliated with Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, including The Capital Group Companies, Inc.
(3)	According to a Form 13F filed with the SEC on August 14, 2007, as of June 30, 2007, these shares were beneficially owned by William Blair & Company L.L.C., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.
(4)	According to a Form 13F filed with the SEC on August 14, 2007, as of June 30, 2007, these shares were beneficially owned by entities affiliated with Waddell & Reed Financial, Inc., including Waddell & Reed Financial Services, Inc., Waddell & Reed, Inc., Waddell & Reed Investment Management Company, and Ivy Investment Management Company.
(5)	Shares beneficially owned include 2,777 shares of our common stock underlying stock options that are exercisable within 60 days of August 31, 2007 and include 64 shares held by The D. Keith and Hallie H. Grossman Family Living Trust, which grantors/trustees are Mr. Grossman and his spouse.
(6)	Shares beneficially owned include 16,457 shares of our common stock underlying stock options that are exercisable within 60 days of August 31, 2007 and include 190,840 shares beneficially owned by Vertical Fund I, L.P. (“VF-I”) and Vertical Fund II, L.P. (“VF-II”). Jack W. Lasersohn, one of our directors, is a general partner of The Vertical Group, L.P., which is the sole general partner of both VF-I and VF-II. Mr. Lasersohn disclaims beneficial ownership of all shares owned by the Vertical entities except to the extent of his partnership interest in the shares.
(7)	Shares beneficially owned include 28,957 shares of our common stock underlying stock options that are exercisable within 60 days of August 31, 2007 and include 300 shares held by Lavigne Family Trust – Custody, a revocable trust, which grantors/trustees are Mr. Lavigne and his spouse.
(8)	Shares beneficially owned include 1,004,166 shares of our common stock underlying stock options that are exercisable within 60 days of August 31, 2007.
(9)	Shares beneficially owned include 8,193 shares of our common stock underlying stock options that are exercisable within 60 days of August 31, 2007.
(10)	Shares beneficially owned include 252,082 shares of our common stock underlying stock options that are exercisable within 60 days of August 31, 2007.
(11)	Shares beneficially owned include 16,457 shares of our common stock underlying stock options that are exercisable within 60 days of August 31, 2007 and include 73,999 shares held by J & A Group, LLC. James T. Treace, one of our directors, is the President and a Managing Member of J & A Group, LLC. Mr. Treace exercises, with the other member of the J & A Group, LLC, shared voting and investment power over these shares.
(12)	Shares beneficially owned include 16,457 shares of our common stock underlying stock options that are exercisable within 60 days of August 31, 2007 and include 10,672 shares owned by Warburg Pincus Ventures, L.P. (“WPV”). Warburg Pincus Partners LLC (“WP Partners”) is the sole general partner of WPV. WPV is managed by Warburg Pincus LLC (“WP LLC”). Elizabeth H. Weatherman, one of our directors, is a managing director and member of WP LLC and a general partner of WP Partners. Ms. Weatherman disclaims beneficial ownership of all shares owned by the Warburg Pincus entities except to the extent of her pecuniary interest in the shares.

(13)	Shares beneficially owned include 27,083 shares of our common stock underlying stock options that are exercisable within 60 days of August 31, 2007.
(14)	Shares beneficially owned include 111,735 shares of our common stock underlying stock options that are exercisable within 60 days of August 31, 2007.
(15)	Shares beneficially owned include 273,604 shares of our common stock underlying stock options that are exercisable within 60 days of August 31, 2007.
(16)	Shares beneficially owned include 199,166 shares of our common stock underlying stock options that are exercisable within 60 days of August 31, 2007.
(17)	Shares beneficially owned include 123,708 shares of our common stock underlying stock options that are exercisable within 60 days of August 31, 2007. The number of shares beneficially owned has not been adjusted to reflect the September 4, 2007 exercise of options to purchase 15,000 shares of common stock, and immediate sale of the shares acquired on exercise, pursuant to Mr. Vandervelde’s preexisting 10b5-1 plan.
(18)	Shares beneficially owned by our current directors and executive officers as a group include 2,080,842 shares of our common stock underlying stock options that are exercisable within 60 days of August 31, 2007.

OTHER MATTERS

As of the date of this proxy statement, we know of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. If, however, other matters are brought before the special meeting, the persons named as proxies will vote in accordance with their judgment on such other matters unless otherwise indicated on the proxy.

FUTURE STOCKHOLDER PROPOSALS

We intend to hold the 2008 annual stockholder meeting only if the merger is not completed. If the annual meeting is held in 2008, for a stockholder proposal to be considered for inclusion in our proxy statement, the proposal must be in writing and received by our Corporate Secretary at our principal executive offices no later than January 3, 2008. If the date of next year’s annual meeting is more than 30 days before or 30 days after the anniversary date of this year’s annual meeting, which was held on June 14, 2007, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials. Stockholder proposals must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, including the requirement that the proponent must have continuously held at least $2,000 in market value or 1% of our common stock for at least one year prior to the date the proposal is submitted, and any other applicable rules established by the SEC. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals. All stockholder proposals should be addressed to: David M. Shaw, Corporate Secretary, c/o Kyphon Inc., 1221 Crossman Avenue, Sunnyvale, California 94089.

HOUSEHOLDING OF PROXY STATEMENT

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, known as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of brokers with customers who are our stockholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to Julie Tracy, Chief Communications Officer, c/o Kyphon Inc., 1221 Crossman Avenue, Sunnyvale, CA 94089, or by telephone at (408) 548-6500.

Once a stockholder has received notice from his or her broker that the broker will be “householding” communications to the stockholder’s address, “householding” will continue until the broker is notified otherwise or until the stockholder revokes his or her consent. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive separate copies of this proxy statement, the stockholder should so notify his or her broker. Any stockholder who currently receives multiple copies of a proxy statement and annual report at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the stockholder’s name, us at the address or telephone number provided above.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference rooms. Our SEC filings also are available to the public at the SEC’s website at http://www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written request, directed to Julie Tracy, Chief Communications Officer, c/o Kyphon Inc., 1221 Crossman Avenue, Sunnyvale, CA 94089, or by telephone at (408) 548-6500. If you would like to request documents, please do so by October 2, 2007 in order to receive them before the special meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN SUCH JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED SEPTEMBER 7, 2007. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

AMONG

MEDTRONIC, INC.,

JETS ACQUISITION CORPORATION

and

KYPHON INC.

Dated as of July 26, 2007

A-i

A-ii

Glossary of Defined Terms

Defined Terms	Defined in Section
2008 Bonus Plans	Section 5.07(c)
2012 Notes	Section 3.02(a)
409A Authorities	Section 3.09(p)
Acquisition Proposal	Section 5.02(g)
Adjusted Options	Section 2.04(a)
Adjusted Restricted Shares	Section 2.04(b)
Affiliate	Section 8.09(a)
Agreement	Preamble
AJCA	Section 3.09(p)
Alternative Transaction	Section 7.03(c)
Associate	Section 8.09(a)
beneficial ownership	Section 8.09(b)
Book-Entry Shares	Section 2.02(b)
Business Day	Section 8.09(c)
Cause	Section 8.09(c)
Certificates	Section 2.02(b)
Closing	Section 1.02
Code	Section 1.08
Company	Preamble
Company Acquisition Agreement	Section 7.03(b)(i)
Company Employees	Section 5.07(b)
Company ESPP	Section 2.05
Company Financial Advisor	Section 3.08
Company Key Product	Section 3.16(a)(xiii)
Company Partner	Section 3.17(b)
Company SEC Reports	Section 3.05(a)
Company Securities	Section 3.02(a)
Confidentiality Agreement	Section 3.03(b)
Convertible Notes	Section 3.02(a)
Corporation Law	Recitals
Disclosure Letter	Article III
Dissenting Shares	Section 2.01
Effective Time	Section 1.02
End Date	Section 8.09(e)
End Date Certificate	Section 8.09(f)
Environmental Laws	Section 3.13(d)(i)
Environmental Liabilities	Section 3.13(d)(ii)
Environmental Permits	Section 3.13(b)
ERISA	Section 3.09(a)
ERISA Affiliate	Section 3.09(c)
Exchange Act	Section 3.04
Exchange Ratio	Section 8.09(g)
Existing Restricted Shares	Section 2.04(b)
Existing Stock Options	Section 2.04(a)
FDA	Section 3.17(a)
FDCA	Section 3.17(f)
Fee	Section 8.09(h)
Foreign Antitrust Laws	Section 3.04
GAAP	Section 3.05(b)
Good Reason	Section 8.09(i)
Governmental Entity	Section 3.04
Hazardous Materials	Section 3.13(d)(iii)

A-iii

Defined Terms	Defined in Section
HSR Act	Section 3.04
Indemnified Person	Section 5.06(a)
Intellectual Property	Section 3.14(a)
Investigation	Section 3.10(b)
KCIP	Sections 5.01(c)
knowledge	Section 8.09(j)
Laws	Section 3.12
Material Adverse Effect	Section 8.09(k)
Material Contract	Section 3.16(a)
Medical Device	Section 3.17(f)
Merger	Preamble
Merger Consideration	Section 1.06
Merger Sub	Section 1.01
Nonqualified Deferred Compensation Plan	Section 3.09(p)
Note Collar Securities	Section 3.02(a)
Notice of Superior Proposal	Section 5.02(e)
NYSE	Section 8.09(g)
Option Cashout Amount	Section 2.04(a)
Owned Real Property	Section 3.15(a)
Parent	Preamble
Parent Expenses	Section 7.03(b)(ii)
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
PBGC	Section 3.09(c)
Pending Party Litigation	Section 5.14(a)
Permits	Section 3.12
Person	Section 8.09(l)
Plans	Section 3.09(a)
Potential Acquirer	Section 5.02(b)
Preferred Stock	Section 3.02(a)
Preliminary Proxy Statement	Section 5.09
Proceeding	Section 3.17(i)
Program	Section 3.17(i)
Proxy Statement	Section 3.07
Real Property Leases	Section 3.15(b)
Release	Section 3.13(d)(iv)
Remaining Jurisdictions	Section 8.09(f)
Required Antitrust Clearances	Section 6.01(c)
Sarbanes-Oxley Act	Section 3.05(a)
SEC	Section 3.05(a)
Securities Act	Section 3.02(a)
Share	Section 1.06
Special Meeting	Section 5.04
Stock Plans	Section 2.04(a)
Subsidiary	Section 8.09(m)
Subsidiary Securities	Section 3.02(b)
Superior Proposal	Section 5.02(g)
Surviving Corporation	Section 1.01
Takeover Laws	Section 3.03(b)
Tax	Section 3.11(l)
Vested Existing Stock Option	Section 2.04(a)
VIP	Section 5.07(c)
WARN Act	Section 3.09(o)

A-iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 26, 2007, among Medtronic, Inc., a Minnesota corporation (“Parent”), Jets Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Kyphon Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of the Company has unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), are advisable and fair to, and in the best interests of, the Company and its stockholders;

WHEREAS, the Board of Directors of the Company has unanimously adopted resolutions approving the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the transactions contemplated hereby and recommending that the Company’s stockholders adopt the agreement of merger (as such term is used in Section 251 of the Delaware General Corporation law (the “Corporation Law”)) contained in this Agreement;

WHEREAS, the Board of Directors of each of Parent and Merger Sub has approved, and the Board of Directors of Merger Sub has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of Merger Sub and its stockholder;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I

THE MERGER

Section 1.01. The Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the relevant provisions of the Corporation Law, Merger Sub shall be merged with and into the Company (the “Merger”) on the second Business Day (as defined below), following the satisfaction or waiver, if permissible, of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing (as defined below) but subject to their satisfaction or, if permissible, waiver, at the Closing) or on such other day as the parties may mutually agree. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) under the name “Kyphon Inc.” and shall continue its existence under the Laws (as defined below) of the State of Delaware. In connection with the Merger, the separate corporate existence of Merger Sub shall cease. Upon the election of Parent, the Merger may be structured so that the Company shall be merged with and into Merger Sub, with Merger Sub continuing as the Surviving Corporation; provided, that the Company shall not be deemed to have breached any of its representations, warranties, covenants or agreements set forth in this Agreement, to the extent such breach results from such election by Parent.

Section 1.02. Consummation of the Merger. On the terms and subject to the conditions set forth herein, Merger Sub and the Company shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a duly executed certificate of merger, as required by the Corporation Law, which may specify the date and time mutually agreed by the parties at which the Merger will become effective, and the parties shall take all such further actions as may be required by Law to make the Merger effective. Prior to the filing referred to in this Section, a closing (the “Closing”) will be held at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York (or such other place as the parties may mutually agree) for the purpose of confirming all the matters contained herein. The time the Merger becomes effective in accordance with applicable Law is referred to as the “Effective Time”.

Section 1.03. Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the Corporation Law.

Section 1.04. Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Company shall, by virtue of the Merger, be amended and restated in its entirety to read as the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time (which shall comply with Section 5.06(a) hereof), except that Article I thereof shall read as follows: “The name of the Corporation is Kyphon Inc.” and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as permitted by Law and this Agreement. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time (which shall comply with Section 5.06(a) hereof), shall be the Bylaws of the Surviving Corporation.

Section 1.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified.

Section 1.06. Conversion of Shares. Each share of common stock of the Company, par value $0.001 per share (each, a “Share”), issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any Subsidiary (as defined below) of Parent or the Company or held in the treasury of the Company, all of which shall be canceled without any consideration being exchanged therefor, and other than Dissenting Shares (as defined below), which shall have only those rights set forth in Section 2.01) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive in cash an amount per Share (subject to any applicable withholding Tax) equal to $71.00, without interest (the “Merger Consideration”), upon the surrender of the certificate, if any, representing such Shares in accordance with Article II. At the Effective Time all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided herein.

Section 1.07. Conversion of Common Stock of Merger Sub. Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.

Section 1.08. Withholding Taxes. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Merger, or otherwise, such amounts as are required to be withheld under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

Section 1.09. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

Article II

DISSENTING SHARES; PAYMENT FOR SHARES; OPTIONS

Section 2.01. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders properly exercising appraisal rights available under Section 262 of the Corporation Law (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the Corporation Law. Dissenting Shares shall be treated in accordance with Section 262 of the Corporation Law. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the Merger Consideration, without any interest thereon. The Company shall give Parent and Merger Sub (a) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the Corporation Law and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the Corporation Law and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the Corporation Law. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 2.02. Payment for Shares. (a) At or prior to the Effective Time, Parent will, or will cause the Surviving Corporation to deposit, or cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”) sufficient funds to make the payments due pursuant to Section 1.06 on a timely basis to holders of Shares that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Payment Fund. Such funds may be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Shares and following any losses that result in the amount of funds in the Payment Fund being insufficient to pay the portion of the aggregate Merger Consideration that remains unpaid, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the stockholders of the Company to the extent of such insufficiency and (ii) such investments shall be in obligations of or guaranteed by the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement.

(b) As soon as reasonably practicable and in any event within five (5) Business Days after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Person who, as of the Effective Time, was the record holder of Shares whose Shares were converted into the Merger Consideration pursuant to Section 1.06: (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates that immediately prior to the Effective Time represented Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) in exchange for the Merger Consideration. Following surrender to the Paying

Agent of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares, together with such letter of transmittal duly executed, the holder of such Certificate or Book-Entry Shares shall be paid in exchange therefor cash in an amount (subject to any applicable withholding Tax) equal to the product of the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates or Book-Entry Shares. If payment is to be made to a Person (as defined below) other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 2.02, each Certificate shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon.

(c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such customary and reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby.

(d) Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for one year after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of the Company who have not complied with this Section 2.02 prior to the end of such one-year period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) but only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any amounts (whether in respect of such Shares or otherwise) delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law, any unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.03. Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consolidation as provided in this Article II.

Section 2.04. Existing Stock Options; Other Equity Based Awards. (a) Each option to purchase Shares (“Existing Stock Options”) granted to employees or directors of, or consultants or advisors to, the Company or any of its Subsidiaries pursuant to the terms of the Kyphon Inc. 1996 Stock Option Plan, the Kyphon Inc. 2002 Stock Plan, and the 2002 Director Option Plan (together, the “Stock Plans”) or otherwise outstanding immediately prior to the Effective Time that is vested and exercisable as of the Effective Time or that is held by a member of the Company’s Board of Directors who is not a Company Employee (a “Vested Existing Stock Option”) shall, at the Effective Time, be cancelled in exchange for the right to receive an amount, payable in cash as soon as practicable following the Effective Time, equal to the product of (x) the total number of Shares subject to such Vested Existing Stock Option multiplied by (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of the Shares subject to such Vested Existing Stock Option, less applicable withholding taxes, if any, required to be withheld with respect to such payment (the “Option Cashout

Amount”). Those Existing Stock Options granted to employees or directors of, or consultants or advisors to, the Company or any of its Subsidiaries pursuant to the terms of the Stock Plans or otherwise outstanding immediately prior to the Effective Time and that are not, as of the Effective Time, vested and exercisable and are not held by members of the Company’s Board of Directors who are not Company Employees (the “Unvested Existing Stock Options”), shall be converted into options (the “Adjusted Options”) to purchase, on the same terms and conditions as applied to each such Unvested Existing Stock Option immediately prior to the Effective Time, the number of whole shares of Parent common stock that is equal to the number of Shares subject to such Unvested Existing Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share of Parent common stock (rounded up to the nearest whole penny) equal to the exercise price for each such Share subject to such Unvested Existing Stock Option immediately prior to the Effective Time divided by the Exchange Ratio. Notwithstanding anything to the contrary in this Agreement, the Stock Plans or the agreements evidencing the awards of any Unvested Existing Stock Options, in the event that, within the twelve (12) month period following the Effective Time, the employment of any Company Employee who holds any Adjusted Options is terminated by the Company without Cause, or by such Company Employee for Good Reason, any Adjusted Options that are not, as of such termination, vested and exercisable shall become, upon such termination, fully vested and exercisable, and shall otherwise remain subject to the provisions of the applicable Stock Plan and the agreement evidencing the award of such Adjusted Options.

(b) Those Shares and Company restricted stock units granted to employees or directors of, or consultants or advisors to, the Company or any of its Subsidiaries pursuant to the terms of the Stock Plans outstanding immediately prior to the Effective Time and subject to vesting conditions or other restrictions as of the Effective Time (collectively, the “Existing Restricted Shares”) shall be converted into restricted shares, or restricted stock units, as the case may be, on the same terms and conditions as applied to each such Existing Restricted Shares immediately prior to the Effective Time, with respect to the number of whole shares of Parent common stock that is equal to the number of Shares subject to such Existing Restricted Shares immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share) (the “Adjusted Restricted Shares”). Notwithstanding anything to the contrary in this Agreement, the Stock Plans or the agreements evidencing the awards of any Existing Restricted Shares, in the event that, within the twelve (12) month period following the Effective Time, the employment of any Company Employee who holds any Adjusted Restricted Shares is terminated by the Company without Cause, or by such Company Employee for Good Reason, any Adjusted Restricted Shares that are not, as of such termination, vested and free of restrictions shall become, upon such termination, fully vested and free of restrictions.

(c) As of the Effective Time, Parent shall assume the obligations and succeed to the rights of the Company under the Stock Plans with respect to the Adjusted Options and the Adjusted Restricted Shares. Parent and the Company agree that prior to the Effective Time, each of the Stock Plans shall be amended, to the extent possible without requiring stockholder approval of such amendments (i) if and to the extent necessary and practicable, to reflect the transactions contemplated by this Agreement, including, but not limited to, the conversion of the Existing Stock Options and Existing Restricted Shares pursuant to paragraphs (a) and (b) above and the substitution of Parent for the Company thereunder to the extent appropriate to effectuate the assumption of such Stock Plans by Parent and (ii) to preclude any automatic or formulaic grant of options, restricted shares or other awards thereunder on or after the date hereof, except as otherwise permitted in this Agreement. From and after the Effective Time, all references to the Company (other than references relating to a “change in control” of the Company) in each Stock Plan and in each agreement evidence any award under the Stock Plans shall be deemed to refer to Parent.

(d) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent common stock for delivery upon exercise of Unvested Existing Stock Options and upon vesting of restricted stock units assumed in accordance with this Section 2.04. No later than five (5) business days after the Effective Time, Parent shall cause the Parent common stock issuable upon exercise of any assumed Unvested Existing Stock Options or upon vesting of any assumed restricted stock units for which a Form S-8 registration statement is available to be registered with the SEC on Form S-8 and shall use all commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options or such restricted stock units remain outstanding.

(e) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Existing Stock Options and Existing Restricted Shares appropriate notices setting forth such holders’ rights pursuant to the Company Stock Plans and describing the adjustments required by this Section 2.04.

Section 2.05. Company ESPP. The current offerings in progress as of the date of this Agreement under the Company’s 2007 Employee Stock Purchase Plan (the “Company ESPP”) shall continue, and Shares shall be issued to participants thereunder on the next currently scheduled purchase dates thereunder occurring after the date hereof as provided under, and subject to the terms and conditions of, the Company ESPP. In accordance with Section 20(a) of the Company ESPP, any offering in progress as of the Effective Date shall end on the date immediately preceding the Effective Time and the Company ESPP and each then outstanding option under the Company ESPP shall be terminated without being exercised as of such date and accumulated payroll deferrals shall be returned to Company ESPP participants as soon as practicable following such termination. Subject to applicable Law, the Company shall not permit participants in the Company ESPP to increase their elections thereunder with respect to any offering period under the Company ESPP that commences after the date hereof. The Company shall terminate the Company ESPP, effective as of the Effective Time.

Article III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Subject, in the case of each representation and warranty in this Article III, to Section 8.01(b), and except, with respect to any Section of this Article III, (i) as set forth in the section of the disclosure letter dated the date hereof and delivered by the Company to Parent with respect to this Agreement prior to the date hereof (the “Disclosure Letter”) that specifically corresponds to such Section (or in any other section of the Disclosure Letter if the applicability of such disclosure to such Section is reasonably apparent on its face) and (ii) as disclosed in the reports, schedules, forms, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case, on or after February 28, 2007, and prior to the date hereof (to the extent such disclosure does not constitute a “risk factor” or forward-looking statement and such disclosure is reasonably apparent on its face to relate to such Section of Article III below), the Company represents and warrants to Parent and Merger Sub that the following are true and correct:

Section 3.01. Organization and Qualification. The Company and each of its Subsidiaries is a duly organized and validly existing entity in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Laws of its jurisdiction of incorporation, with all corporate power and authority to own its properties and conduct its business as currently conducted. The Company and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary. The Company has heretofore made available to Parent true, correct and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents) as currently in effect for the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person other than the Company’s Subsidiaries.

Section 3.02. Capitalization. (a) The authorized capital stock of the Company consists of 120,000,000 Shares and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of the close of business on July 25, 2007, 45,901,784 Shares were issued and outstanding, no shares of Preferred Stock were issued and outstanding and 30,000 Shares were held in the Company’s treasury. In addition, as of such date, there were outstanding Existing Stock Options to purchase an aggregate of 7,130,162 Shares, no Shares underlying any other outstanding awards under the Stock Plans, an aggregate of 1,000,000 Shares authorized under the Company ESPP and there were no shares of restricted stock granted under the Plans or stock appreciation rights outstanding. Since such date, the Company has not issued any Shares, has not granted any options, restricted stock, stock appreciation rights, warrants or rights or entered into any other agreements or commitments to issue any Shares, or granted any other awards in respect of any Shares and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Section 3.02(a) of the Disclosure Letter contains a true, correct and complete list, as of the date hereof, of (i) the name of each such Existing Stock Option holder, the number of outstanding Existing Stock Options held by such holder, the grant date of each such Existing Stock Option, the number of Shares such holder is entitled to receive upon the exercise of each Existing Stock Option and the corresponding exercise price, the vesting schedule of each such Existing Stock Options and the plan pursuant to which each such Existing Stock Option was granted; and (iii) the name of the holder of any other outstanding awards under the Stock Plans plus the material terms of each such award. Except for the Existing Stock Options, the Company’s Convertible Senior Notes due 2012 (the “2012 Notes”), the Company’s Convertible Senior Notes due 2014 (together with the 2012 Notes, the “Convertible Notes”) and the call options and warrants entered into in connection with the sale of the Convertible Notes (the “Note Collar Securities”), there are on the date hereof no outstanding (A) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (B) options, warrants, rights or other agreements or commitments requiring the Company to issue, or other obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company (or, in each case, the economic equivalent thereof), (C) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (A), (B) and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (iv) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares. There are on the date hereof no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company. All outstanding securities of the Company have been offered and issued in compliance with all applicable securities laws, including the Securities Act of 1933, as amended (the “Securities Act”) and “blue sky” laws.

(b) The Company or another of its Subsidiaries is the record and beneficial owner of all the outstanding shares of capital stock of each Subsidiary of the Company, free and clear of any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, and there are no irrevocable proxies with respect to any such shares. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of any Subsidiary of the Company.

(c) The Company’s past and current stock option grant practices (i) complied with the terms of all applicable Stock Plans, stock exchange rules and applicable Laws, (ii) have been fairly presented in accordance with GAAP in the Company’s financial statements set forth in the Company SEC Reports, and (iii) have resulted only in exercise prices that correspond to the fair market value on the date that the grants were actually authorized under applicable Law. The Company has no ongoing internal review of its past and current stock option practice and has disclosed to Parent the results of any such review completed since January 1, 2005.

Section 3.03. Authority for this Agreement; Board Action. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, including the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement, by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to completion of the Merger, the adoption of the agreement of merger contained in this Agreement by the holders of a majority of the outstanding Shares prior to the consummation of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b) The Company’s Board of Directors (at a meeting or meetings duly called and held) has unanimously (i) determined that the Merger is advisable and fair to and in the best interests of, the stockholders of the Company, (ii) approved this Agreement, including the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement, (iii) resolved to recommend the adoption of the agreement of merger contained in this Agreement by the stockholders of the Company, (iv) consented to this Agreement, including the agreement of merger contained in this Agreement, and the transactions contemplated hereby in accordance with the terms and provisions of Section 6 of the Confidentiality Agreement, dated June 1, 2007, between Parent and the Company (the “Confidentiality Agreement”), (v) assuming the accuracy of Parent’s representations in Section 4.06, taken all necessary steps to render Section 203 of the Corporation Law inapplicable to Parent and Merger Sub and to the Merger and (vi) adopted a resolution resolving to elect, that any other “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover Laws or regulations (collectively, “Takeover Laws”) of any jurisdiction that purports to be applicable to the Company, Parent, Merger Sub, the Merger or this Agreement, shall not be applicable to the Company, Parent, Merger Sub, the Merger or this Agreement.

Section 3.04. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (a) violate or conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or other similar governing documents) of the Company or any of its Subsidiaries, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority (including the FDA), agency, commission, tribunal or body (a “Governmental Entity”) except (i) as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any applicable foreign antitrust or competition Laws (“Foreign Antitrust Laws”), (ii) the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, (iii) the filing and recordation of appropriate merger documents as required by the Corporation Law or (iv) the applicable requirements of the NASDAQ Global Select Market, (c) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of the Company or any of its Subsidiaries (other than one created by Parent or Merger Sub) or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound.

Section 3.05. Reports; Financial Statements. (a) Since January 1, 2005, the Company has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”), all of which have complied as of their respective filing dates or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing made at least two Business Days prior to the date hereof, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and, in each case, the rules and regulations of the SEC promulgated thereunder. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. None of the reports, schedules, forms, statements and other documents filed or furnished by the Company with the SEC since January 1, 2005 (the “Company SEC Reports”), including any financial statements or schedules included or incorporated by reference therein, at the time filed or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing made at least two Business Days prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b) The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included (or incorporated by reference) in the Company SEC Reports have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders’ equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments). All of the Company’s Subsidiaries are consolidated for accounting purposes. The unaudited consolidated financial statements (including the related notes thereto) of the Company for the quarterly period ended June 30, 2007, when finalized and filed in the Company’s Form 10-Q for the quarterly period ended June 30, 2007, will not differ in any material respect (except for the inclusion of additional, consistent information) from that set forth in the draft of the earnings press release included in Section 3.05(b) of the Disclosure Letter.

(c) The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006 and the description of such assessment set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 is accurate in all material respects. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee is set forth as Section 3.05(c) of the Disclosure Letter. As of the date hereof, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when due.

(d) Since January 1, 2005, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of United States federal or state securities laws, material breach of fiduciary duty arising under United States federal or state law, or similar material violation of any United States federal or state law by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to the Chief Executive Officer or General Counsel of the Company.

(e) Neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, other than such liabilities (i) reflected or reserved against in the financial statements of the Company included in the Company SEC Reports filed and available prior to the date hereof, (ii) incurred in connection with the transactions contemplated hereby or (iii) incurred in the ordinary course of business consistent with past practice since March 31, 2007 that have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 8.10).

Section 3.06. Absence of Certain Changes. Since December 31, 2006, (a) the Company and its Subsidiaries have not suffered any Material Adverse Effect and there has not been any change, condition, event or development that is reasonably likely to have a Material Adverse Effect with respect to the Company, (b) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, except for the negotiation, execution, delivery and performance of this Agreement and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof, would constitute a breach of (i) clauses (i) and (ii) of paragraph (d), (ii) paragraphs (e), (f), (g), (h), (j), (r), (s) and (t) of Section 5.01 and (iii) paragraph (v) of Section 5.01, but only insofar as such paragraph (v) relates to the clauses and paragraphs set forth in the preceding clauses (i) and (ii).

Section 3.07. Proxy Statement. The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements thereto) and any annexes, schedules or exhibits required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”) will not, on the date of filing with the SEC, at the time the Proxy Statement is first mailed and at the time of the Special Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval for the Merger in connection with which the Proxy Statement shall be mailed, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Merger Sub or any Affiliate of Parent or Merger Sub expressly for inclusion therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

Section 3.08. Brokers; Certain Expenses. No broker, finder, investment banker or financial advisor (other than J.P. Morgan Securities Inc. (the “Company Financial Advisor”), a true, correct and complete copy of whose engagement letter has been furnished to Parent, and whose fees and expenses shall be paid by the Company) is or shall be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees; provided, however, notwithstanding anything in this Agreement to the contrary, Parent understands and agrees that the Company shall be permitted to engage a second financial advisor if the Company’s Board of Directors determines in good faith in connection with an Acquisition Proposal that the Company Financial Advisor has a conflict of interest and, taking into account the advice of outside counsel to the Company, such engagement is necessary in connection with satisfaction of the Board of Directors’ fiduciary duties to the stockholders of the Company.

Section 3.09. Employee Benefit Matters/Employees. (a) Section 3.09(a) of the Disclosure Letter contains a true, correct and complete list of each material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, program, arrangement, agreement, fund or commitment, including any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each employment, retention, consulting, change in control, termination or severance plan, program, arrangement or agreement entered into, maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries has any obligation to contribute or any other liability (the “Plans”). Prior to the date hereof, the Company has provided or made available to Parent true, correct and complete copies of each of the following, as applicable, with respect to each Plan: (i) the plan document or agreement (or if the Plan is not a written Plan, a description thereof); (ii) the trust agreement, insurance contract or other documentation of any related funding arrangement; (iii) the summary plan description; (iv) the two most recent annual reports, actuarial reports and/or financial reports; (v) the most recent required Internal Revenue Service Form 5500, including all schedules thereto; (vi) any material written communication to or from any Governmental Entity made within the past three years; (vii) all amendments or modifications to any such documents; and (viii) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be a “qualified plan” under Section 401 of the Code.

(b) With respect to each Plan, (i) all payments due from the Company or any of its Subsidiaries to date have been timely made and all amounts properly accrued to date as liabilities of the Company or any of its Subsidiaries which have not been paid are properly recorded on the books of the Company and, to the extent required by GAAP, adequate reserves are reflected on the financial statements of the Company or liability thereof was incurred in the ordinary course of business consistent with past practice since December 31, 2006, (ii) each such Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received a favorable determination letter and covering all tax law changes up to and including the Economic Growth and Tax Relief Reconciliation Act of 2001 from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption, (iii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened with respect to such Plan or against the assets of such Plan and (iv) it has been operated and administered in compliance with its terms and all applicable Laws and regulations, including ERISA and the Code, in all material respects.

(c) Neither the Company nor any trade or business, whether or not incorporated (an “ERISA Affiliate”), which together with the Company would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA, has incurred any material unpaid liability pursuant to Title IV or Section 302 of ERISA or Section 412 of the Code and to the knowledge of Company no condition exists that could cause the Company or any ERISA Affiliate of the Company to incur any such liability (other than liability for benefits or premiums payable to the Pension Benefit Guaranty Corporation (“PBGC”) arising in the ordinary course that are not yet due), or after the Effective Time, Parent or any of its Affiliates.

(d) With respect to each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) as to which the Company or any of its Subsidiaries may incur any liability under Section 302 or Title IV of ERISA or Section 412 of the Code: (i) no such plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as defined in Section 413 of the Code); (ii) to the knowledge of the Company, no condition or event currently exists that would reasonably be expected to result, directly or indirectly, in any material liability of the Company or any of its Subsidiaries under Title IV of ERISA, whether to the PBGC or otherwise, on account of the termination of any such plan; (iii) no such plan has incurred any “accumulated funding deficiency” (as defined in Section 412 of the Code or Part 3 of Title I of ERISA), whether or not waived and (iv) neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any such plan pursuant to Section 401(a)(29) of the Code.

(e) To the knowledge of the Company, no Plan is under audit or is subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the SEC, the PBGC or any other Governmental Entity.

(f) Except as set forth on Section 3.09(a) of the Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount to fail to be deductible by reason of Section 280G or Section 162(m) of the Code.

(g) Except as disclosed in the financial statements contained in Company SEC Filings filed prior to the date hereof, with respect to each Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA), neither the Company nor any of its Subsidiaries has any liability with respect to an obligation to provide welfare benefits, including death or medical benefits (whether or not insured) with respect to any Person beyond their retirement or other termination of service other than coverage mandated by Section 4980B of the Code or state Law (or other Law) or disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise.

(h) With respect to each Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid.

(i) Neither the Company nor any of its Subsidiaries has disseminated to any current or former employee or any individual who is likely to become an employee in writing any intent or commitment (whether or not legally binding) to create or implement any additional employee benefit plan or to amend, modify or terminate any Plan of the Company, except for immaterial amendments to any Plan of the Company that will not result in an increase in the annual costs in respect of such plan incurred or to be incurred by the Company or any of its Subsidiaries.

(j) Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the knowledge of the Company, threatened proceeding alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any Law. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries. There is no pending or, to the knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries, and no such strike, dispute, walkout, slowdown or lockout has occurred within the past five years.

(k) As of the close of business on the third Business Day immediately preceding the date hereof, no current employee having annual total compensation of more than $200,000 has given written notice to the Company or any of its Subsidiaries of his or her intent to terminate employment with the Company or such Subsidiary.

(l) With respect to each open workers compensation claim exceeding $100,000 involving an employee of the Company or any of its Subsidiaries, the Company has provided to Parent, prior to the date hereof, the name, date of injury, payments made to date, current reserve by payment type (e.g., indemnity and medical expense), description of injury and location of employee. There are no other workers’ compensation claims exceeding $50,000 (individually or in the aggregate) open against the Company or any of its Subsidiaries nor, to the knowledge of the Company, does any circumstance exist that is reasonably likely to result in such a claim.

(m) The Company and each of its Subsidiaries is in material compliance with all applicable local, state, federal and foreign Laws relating to employment, including, without limitation, Laws relating to discrimination, hours of work and the payment of wages or overtime wages. There are no complaints, lawsuits or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.

(n) There are no pending or, to the knowledge of the Company, threatened material investigations, audits, complaints or proceedings against the Company or any of its Subsidiaries by or before any Governmental Entity involving any applicant for employment, any current or former employee or any class of the foregoing, including, without limitation:

(i) the Equal Employment Opportunity Commission or any other state or local agency with authority to investigate claims or charges of employment discrimination in the workplace;

(ii) the United States Department of Labor or any other state or local agency with authority to investigate claims or charges in any way relating to hours of employment or wages;

(iii) the Occupational Safety and Health Administration or any other state of local agency with authority to investigate claims or charges in any way relating to the safety and health of employees; and

(iv) the Office of Federal Contract Compliance or any corresponding state agency.

(o) In the three (3) years prior to the date hereof, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of the Company or any of its Subsidiaries.

(p) Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) the proposed regulations issued thereunder or (2) Internal Revenue Service Notice 2005-1 (clauses (A) and (B), together, the “409A Authorities”). No Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities.

Section 3.10. Litigation. (a) Except as set forth in Section 3.10(a) of the Disclosure Letter, there is no claim, action, suit, litigation, proceeding or governmental or administrative investigation, audit, inquiry or action pending or, to the knowledge of the Company, threatened against or relating to the Company, any of its Subsidiaries or, to the knowledge of the Company, any product of the Company or its Subsidiaries, including any

Company Key Product. None of the threatened or pending claims, actions, suits, litigations, proceedings, or governmental or administrative investigations, audits, inquiries or actions set forth in Section 3.10(a) of the Disclosure Letter would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree.

(b) The Company has, prior to the date hereof, fully and accurately disclosed (or caused to be disclosed) to internal or external counsel of Parent, all facts and information relating to the ongoing Buffalo, New York U.S. Attorney investigation into the Company (the “Investigation”) and the acts and omissions that are the subject thereof, that in each case could reasonably be expected to have a bearing on the outcome (or on a reasonable evaluation of the likely outcome) thereof, to the extent such information is known as of the date hereof to any of the Persons listed in Section 3.10(b) of the Disclosure Letter, other than facts and information that, individually and in the aggregate, would not reasonably be expected to have a material bearing on the outcome (or on a reasonable evaluation of the likely outcome) of the Investigation.

Section 3.11. Tax Matters. (a) The Company and each of its Subsidiaries have timely filed all returns and reports relating to Taxes (including income Taxes, withholding Taxes and estimated Taxes) required to be filed by applicable Law with respect to the Company and each of its Subsidiaries or any of their income, properties or operations as of the date hereof. All such returns are true, correct and complete and accurately set forth all items required to be reflected or included in such returns by applicable federal, state, local or foreign Tax Laws. The Company and each of its Subsidiaries have timely paid all Taxes attributable to the Company or any of its Subsidiaries that were due and payable by them without regard to whether such Taxes have been assessed.

(b) The Company and each of its Subsidiaries have made adequate provisions in accordance with United States generally accepted accounting principles, appropriately and consistently applied, in the consolidated financial statements included in the Company SEC Reports for the payment of all Taxes for which the Company or any of its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed.

(c) As of the date hereof, none of the consolidated federal income Tax returns of the Company has been audited or settled, or is closed to assessment. There is no written claim or assessment pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries for any alleged deficiency in Taxes, and the Company does not know of any audit or investigation with respect to any liability of the Company or any of its Subsidiaries for Taxes. There are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable.

(d) The Company and each of its Subsidiaries have withheld from their employees (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation).

(e) The Company and each of its Subsidiaries have withheld (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws other than provisions of employee withholding (including, without limitation, withholding of Tax on dividends, interest, and royalties and similar income earned by nonresident aliens and foreign corporations and withholding of Tax on United States real property interests).

(f) There is no contract or agreement in existence under which the Company or any of its Subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any Person that is not currently a member of the affiliated group of corporations (within the meaning of section 1504 of the Code) of which the Company is the common parent.

(g) No claim has been made in writing during the three-year period ending on the date hereof by any authority in a jurisdiction where neither the Company nor any of its Subsidiaries filed Tax returns that it is or may be subject to taxation by that jurisdiction.

(h) Neither the Company nor any of its Subsidiaries has executed any closing agreement during the three-year period ending on the date hereof pursuant to Section 7121 of the Code or any predecessor provision thereof.

(i) To the knowledge of the Company, the Company and each of its Subsidiaries has disclosed on its federal income Tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(j) None of the Company or its Subsidiaries has “participated” in a “listed transaction” within the meaning of Treasury regulation Section 1.6011-4(b)(2).

(k) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code within the past two years.

(l) For purposes of this Agreement, “Tax” shall mean all taxes, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on Tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise (including the federal communications excise tax under Section 4251 of the Code), severance, stamp, transfer, occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, or other like assessment of any kind whatsoever, including information reporting penalties, together with any interest, penalties, or additions to Tax that may become payable in respect thereof imposed by any country, any state county, provincial or local government or subdivision or agency thereof.

Section 3.12. Compliance with Law; No Default; Permits. (a) Neither the Company nor any of its Subsidiaries is, or has been since January 1, 2005, in conflict with, in default with respect to or in violation of, (i) any statute, law, ordinance, rule, regulation, order, judgment, decree or requirement of a Governmental Entity (“Laws”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected; (b) the Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct their businesses as currently conducted (“Permits”) and such Permits are valid and in full force and effect; (c) neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity threatening to revoke any such Permit; and (d) the Company and each of its Subsidiaries are in material compliance with the terms of such Permits.

Section 3.13. Environmental Matters. (a) Each of the Company and its Subsidiaries is, and has been at all times since January 1, 2005, in compliance with all applicable Environmental Laws. There is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently or, to the knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries. Neither the Company nor its Subsidiaries has received any notice of or entered into or assumed (by contract or operation of Law or otherwise), any material obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws. No facts, circumstances or conditions exist that would reasonably be expected to result in the Company and its Subsidiaries incurring Environmental Liabilities. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will result in the termination or revocation of, or a right of termination or cancellation under any Environmental Permit. There have been no material Releases of Hazardous Materials on properties currently (or, to the knowledge of the Company, formerly) owned, operated or leased by the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries has obtained and currently maintains all Permits necessary under Environmental Laws for their operations (“Environmental Permits”), there is no investigation known to the Company, nor any action pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property owned, operated or leased by the Company or any of its Subsidiaries to revoke such Environmental Permits, and neither the Company nor any of its Subsidiaries has received any written notice from any Person to the effect that there is lacking any Environmental Permit required under Environmental Law for the current use or operation of any property owned, operated or leased by the Company or any of its Subsidiaries.

(c) None of the properties or products of the Company, any of its current or prior Subsidiaries or any of their respective predecessors have contained or currently contain any asbestos or asbestos-containing materials, polychlorinated biphenyls, silica or any other substance listed in the Stockholm Convention on Persistent Organic Pollutants.

(d) For purposes of the Agreement:

(i) “Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.

(ii) “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including any amounts paid in settlement, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or agreement with any Governmental Entity or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

(iii) “Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, silica, chlorofluorocarbons, and all other ozone-depleting substances.

(iv) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment.

Section 3.14. Intellectual Property.

(a) “Intellectual Property” shall mean any or all intellectual property and similar proprietary rights in any jurisdiction throughout the world, including without limitation: (i all United States, international and foreign patents and applications therefor, including any and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, whether or not related to such divisions, renewals, extensions, provisionals, contributions or continuations-in-part through one or more intervening applications; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation in any form or media relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all computer software, including all source code, object code, development tools, files, records and data, and all media on which any of the foregoing is recorded; (v) all databases and data collections and all rights therein throughout the world; (vi) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; and (vii) all domain names, uniform resource locators, and other names and locators associated with the internet.

(b) Section 3.14(b) of the Disclosure Letter sets forth a true and complete list of all Intellectual Property owned or exclusively licensed by Company that is registered or subject to an application for patent or registration in any jurisdiction throughout the world, together with: the name of the current owners; the applicable jurisdiction; the application or registration number. With respect to such Company Intellectual Property that is issued or registered or subject to an application for patent or registration, the Company has a clear, recorded chain of title in the patent or trademark office of each country in which such Intellectual Property is located. Except as otherwise indicated, Company is the sole and exclusive owner of all such Intellectual Property, free and clear of any liens. To the knowledge of Company, all such Intellectual Property is valid and enforceable. The Company has received no notice from any third party challenging the validity, enforceability or ownership of any such Intellectual Property, nor is the Company or its Subsidiaries a party of any proceeding relating to any such challenge.

(c) The Company and its Subsidiaries own or possess sufficient rights to all Intellectual Property used in or necessary for the operation of their businesses as currently conducted or as currently contemplated to be conducted by the Company.

(d) The operation of the business of Company and each of its Subsidiaries, including their products and services, does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction. Neither Company nor any of its Subsidiaries have received any notice from any third party as of the date hereof, and, to the knowledge of Company, there is no other assertion or threat from any third party, nor any reasonably basis therefor, that the operation of the business of Company or any of its Subsidiaries, or any of their products or services, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction. Neither Company nor any its Subsidiaries have brought or have been a party to any claims, suits, arbitrations or other adversarial proceedings with respect to a third party’s Intellectual Property.

(e) To the knowledge of Company, as of the date hereof, no person is infringing or misappropriating any material Intellectual Property owned or exclusively licensed by Company or any of its Subsidiaries. Neither Company nor any its Subsidiaries have brought or have been a party to any claims, suits, arbitrations or other adversarial proceedings with respect to their Intellectual Property against any third party that remain unresolved.

(f) The Company and its Subsidiaries are not subject to any judgment, order, writ, injunction or decree of any court or any Federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator, which restricts or impairs the use of any of their Intellectual Property. The Intellectual Property owned by Company and its Subsidiaries was not developed using any federal or university funding, resources or staff, and no government entity or university has any rights to any of such Intellectual Property.

(g) The Company and each of its Subsidiaries have taken commercially reasonable and appropriate steps to protect and maintain its Intellectual Property, including as it relates to trade secrets. The Company and each of its Subsidiaries has secured and has a policy to secure valid written confidentiality agreements and assignments of Intellectual Property from all consultants, contractors, employees, and customers who contribute or have contributed to the creation, conception, reduction to practice or other development of any Intellectual Property developed on behalf of Company and its Subsidiaries.

(h) The consummation of this transaction will not entitle any third party to impose any restriction upon, obtain any rights to, or receive any compensation based on, the Intellectual Property of the Parent.

Section 3.15. Real Property. (a) Section 3.15(a) of the Disclosure Letter sets forth a true, correct and complete list of all real property owned by the Company (the “Owned Real Property”). The Company or one of its Subsidiaries has good and marketable title to each of the Owned Real Properties, free and clear of all liens, charges and encumbrances other than liens, charges and encumbrances which do not materially interfere with the Company’s use and enjoyment of the Owned Real Properties or materially detract from or diminish the value thereof. There are no purchase options, rights of first refusal or similar right outstanding with respect to any of the Owned Real Properties. Neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation with respect to any of the Owned Real Properties. The Company has heretofore delivered to Parent true, correct and complete copies of all leases pursuant to which the Company or any of its Subsidiaries leases all or a portion of any Owned Real Property to a third party. Each such lease is valid, binding and in full force and effect, all rent and other sums and charges payable to the Company and its Subsidiaries as landlords thereunder are current in all material respects. No termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the tenant thereunder exists under any such lease.

(b) Section 3.15(b) of the Disclosure Letter sets forth a true, correct and complete list of all leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Real Property Leases”). The Company has heretofore delivered to Parent true, correct and complete copies of all Real Property Leases (including all modifications, amendments, supplements, waivers and side letters thereto). Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current in all material respects. No termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder exists under any Real Property Lease. The Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (i) those reflected or reserved against in the balance sheet of the Company as of March 31, 2007 and included in the Company SEC Reports, (ii) Taxes and general and special assessments not in default and payable without penalty and interest and (iii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company’s use and enjoyment of such real property or materially detract from or diminish the value thereof. Neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property leases.

Section 3.16. Material Contracts. (a) Section 3.16(a) of the Disclosure Letter lists as of the date hereof, and the Company has made available to Parent and Merger Sub (or outside counsel) true, correct and complete (subject to any necessary redactions) copies of, all contracts, agreements, commitments, arrangements, licenses (including with respect to Intellectual Property), leases (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that:

(i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K or that if terminated or subject to a default by any party thereto would reasonably be expected to have a Material Adverse Effect;

(ii) contains covenants that limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict or purports to restrict the ability of the Surviving Corporation or Parent): (A) to compete in any business or with any Person or in any geographic area or to sell, supply or distribute any service or product (including any non-compete, exclusivity or “most-favored nation” provisions), (B) to purchase or acquire an interest in any other entity, except, in each case, for any such contract that may be cancelled without notice or penalty or other liability of the Company or any of its Subsidiaries upon notice of 60 days or less or (C) to enforce its rights under any contract, agreement or applicable Law, including any covenant not to sue;

(iii) provides for or governs the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iv) involves (A) the use or license by the Company or any of its Subsidiaries of any Intellectual Property owned by a third party (other than off-the-shelf or commercially available software), including any Intellectual Property used in any Company Key Product or (B) the joint development of products or technology with a third party;

(v) involves the license by the Company or any of its Subsidiaries of any of its Intellectual Property to any third party (other than as ancillary to a sale of products to customers, but including any Intellectual Property used in any Company Key Product);

(vi) constitutes a material manufacturing, supply, distribution or marketing agreement or contains a covenant not to sue with a third party;

(vii) contains a cross-license with a third party;

(viii) involves any exchange traded or over the counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract;

(ix) other than solely among wholly owned Subsidiaries of the Company, relates to (A) indebtedness having an outstanding principal amount in excess of $10 million or (B) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual contingent obligations of the Company and its Subsidiaries under such contract are greater than $10 million;

(x) was entered into after March 31, 2007, or has not yet been consummated, and involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interests of another Person;

(xi) by its terms calls for aggregate payments by the Company and its Subsidiaries or for the Company or any of its Subsidiaries under such contract of more than $1 million in any one year (including by means of royalty payments) other than contracts made in the ordinary course of business consistent with past practice;

(xii) is with respect to any acquisition pursuant to which the Company or any of its Subsidiaries has (x) any continuing indemnification obligations or (y) any “earn-out” or other contingent payment obligations;

(xiii) involves the supply of any materials used in connection with the manufacture, or relates to the distribution of (w) the X-STOP Interspinous Process Decompression (IPD®) System), (x) KyphOs™ , (y) the Aperius PercLID device or (z) the Functional Anaethetic Discography™ procedure or the Discyphor™ system (each of (w), (x), (y) and (z), and together with any substantially similar, derivative or next generation system, procedure or product, a “Company Key Product”);

(xiv) is with a Governmental Entity and that is material to the Company and its Subsidiaries, taken as a whole; or

(xv) is entered into between any director or executive officer of the Company (or any of their Affiliates or Associates), on the one hand, and the Company or a Subsidiary of the Company, on the other hand.

Each contract of the type described in clauses (i) through (xv) above is referred to herein as a “Material Contract”.

(b) Each Material Contract is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect. The Company and its Subsidiaries have performed and complied in all material respects with all obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by the Company or any of its Subsidiaries, or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or to the knowledge of the Company, by any other party thereto.

Section 3.17. Regulatory Compliance.

(a) Neither the Company nor any of its Subsidiaries has knowledge of any actual or threatened enforcement action by the Food and Drug Administration (the “FDA”) or any other Governmental Entity that has jurisdiction over the operations of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has any knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action.

(b) All material reports, documents, claims, Permits and notices required to be filed, maintained or furnished to the FDA or any other Governmental Entity by the Company, its Subsidiaries, or, to the knowledge of the Company, any Person that manufactures, develops, packages, processes, labels, tests or distributes Medical Devices (as defined below) pursuant to a development, commercialization, manufacturing, supply, testing or other collaboration arrangement with the Company or any of its Subsidiaries (each, a “Company Partner”) have been so filed, maintained or furnished. All such reports, documents, claims and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing.

(c) None of the Company, its Subsidiaries and, to the knowledge of the Company, any Company Partner, has, since January 1, 2005, received any FDA Form 483, notice of adverse finding, Warning Letters, untitled letters or other correspondence or notice from the FDA, or other Governmental Entity (i) alleging or asserting noncompliance with any applicable Laws or Permits and the Company and its Subsidiaries have no knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action or (ii) contesting the investigational device exemption, premarket clearance or approval of, the uses of or the labeling or promotion of any Medical Devices.

(d) No Permit issued to the Company, its Subsidiaries, or, to the knowledge of the Company, any Company Partner, by the FDA or any other Governmental Entity has, since January 1, 2005, been limited, suspended, modified or revoked and the Company and its Subsidiaries have no knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action;

(e) All preclinical animal testing and clinical trials being funded or conducted by, at the request of or on behalf of the Company, a Company Partner or any of their Subsidiaries are listed on Section 3.17(e) of the Disclosure Letter and, to the knowledge of the Company, are being conducted in material compliance with experimental protocols, procedures and controls, accepted professional scientific standards and applicable Law. The descriptions of the studies, tests and preclinical and clinical trials listed on Section 3.17(e) of the Disclosure Letter, including the related results and regulatory status are accurate and complete in all material respects. The Company and its Subsidiaries have not received any written notices, correspondence or other communication from the FDA or any other Governmental Entity since January 1, 2005 requiring the termination, suspension or material modification of any clinical trials conducted by, or on behalf of, the Company or its Subsidiaries, or in which the Company or its Subsidiaries have participated, and the Company and its Subsidiaries have no knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action.

(f) Each product or product candidate subject to the Federal Food, Drug and Cosmetic Act (including the rules and regulations of the FDA promulgated thereunder, the “FDCA”) or comparable Laws in any non-U.S. jurisdiction that has been developed, manufactured, test distributed or marked by or on behalf of the Company or any of its Subsidiaries (each such product or product candidate, a “Medical Device”), is being or has been developed, manufactured, tested, distributed and marketed in compliance with all applicable requirements under the FDCA and comparable Laws in any non-U.S. jurisdiction, including those relating to investigational use, premarket clearance or approval, registration and listing, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping and filing of required reports. In addition, the Company and its Subsidiaries and, to the knowledge of the Company, the Company Partners, are in material compliance with all other applicable FDA requirements and all other applicable Laws.

(g) The Company and its Subsidiaries have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any product. The Company and its Subsidiaries are not aware of any facts which are reasonably likely to cause (1) the recall, market withdrawal or replacement of any product sold or intended to be sold by the Company or its Subsidiaries; (2) a change in the marketing classification or a material change in the labeling of any such products, or (3) a termination or suspension of the marketing of such products.

(h) Neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has (a) commenced, or threatened to initiate, any action to withdraw its investigational device exemption, premarket clearance or premarket approval or request the recall of any Medical Device, (b) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any Medical Device or (c) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any Medical Device produced at any facility where any Medical Device is manufactured, tested, processed, packaged or held for sale.

(i) The Company and its Subsidiaries are and at all times have been in material compliance with federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (42 U.S.C. §1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et seq, and any comparable state or local laws), and the regulations promulgated pursuant to such Laws, or which are cause for civil or criminal penalties or mandatory or permissive exclusion from Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) or any other state or federal health care program (each, a “Program”). There is no civil, criminal, administrative or other action, suit, demand, claim, hearing, investigation, proceeding, notice or demand (a “Proceeding”) (i) excluding any sealed Proceeding, pending or received, (ii) in the case of a sealed Proceeding, to the knowledge of the Company, pending or received, or (iii) in the case of any Proceeding, to the knowledge of the Company, threatened, in each case against the Company or any of its Subsidiaries, that could reasonably be expected to result in its exclusion from participation in any Program or other third party payment programs in which the Company or any of its Subsidiaries participates.

Section 3.18. Insurance. Section 3.18 of the Disclosure Letter sets forth a true, correct and complete list of all currently effective material insurance policies issued in favor of the Company or any of the Subsidiaries, or pursuant to which the Company or any of the Subsidiaries is a named insured or otherwise a beneficiary. With respect to each such insurance policy, the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy.

Section 3.19. Customers and Suppliers. Section 3.19 of the Disclosure Letter contains a true and complete list of the ten largest suppliers of the Company during the twelve month period ending December 31, 2006. Since March 31, 2007, (i) there has not been any material adverse change on the business relationship of the Company or its applicable Subsidiary with (A) any of the Company’s ten largest customers, including original equipment manufacturers, value-added resellers and distributors, during the twelve-month period ended December 31, 2006, or (B) any of the Company’s ten largest suppliers, in order of dollar volume, during the twelve-month period ended December 31, 2006, (ii) neither the Company nor any Subsidiary of the Company has received any written communication from any such customer, original equipment manufacturer, value-added reseller, distributor or supplier of any intention to terminate or materially modify existing contracts with the Company or its applicable Subsidiary and (iii) neither the Company nor any Subsidiary of the Company has received any written communication from any supplier that such supplier expects in the foreseeable future any material difficulty in obtaining, in the quantity and quality and at a price consistent with past practices, the raw materials, supplies or component parts required for the manufacture, assembly or production of any Company Key Product.

Section 3.20. Questionable Payments. To the Company’s knowledge, none of the Company nor any of its Subsidiaries (nor any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature.

Section 3.21. Related Party Transactions. No current director, officer, Affiliate or Associate of the Company or any of its Subsidiaries (a) has outstanding any indebtedness to the Company or any of its Subsidiaries, or (b) is otherwise a party to, or directly or indirectly benefits from, any contract, arrangement or understanding with the Company or any of its Subsidiaries of a type that would be required to be disclosed under Item 404 of Regulation S-K under United States federal securities laws.

Section 3.22. Opinion. Prior to the execution of this Agreement, the Company has received an opinion from the Company Financial Advisor to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the stockholders of the Company from a financial point of view, and such opinion has not been withdrawn or modified. As soon as practicable following the date hereof, an executed copy of the aforementioned opinion will be made available to Parent for informational purposes only.

Section 3.23. Required Vote of Company Stockholders. The only vote of the stockholders of the Company required to adopt the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement and approve the Merger is the affirmative vote of the holders of not less than a majority of the outstanding Shares in favor of the adoption of the agreement of merger contained in this Agreement. No other vote of the stockholders of the Company is required by Law, the Certificate of Incorporation or Bylaws of the Company or otherwise to adopt the agreement of merger contained in this Agreement and approve the Merger.

Section 3.24. State Takeover Statutes Inapplicable; Rights Agreement. The Board of Directors of the Company has taken all action necessary so that (assuming Section 4.06 is correct) Section 203 of the Corporation Law is inapplicable to, and to the knowledge of the Company no other Takeover Law is applicable to, the Merger and the other transactions contemplated hereby. The Company does not have in effect any “poison pill” or shareholder rights plan.

Article IV

REPRESENTATIONS AND

WARRANTIES OF PARENT AND MERGER SUB

Subject to Section 8.01(c), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.01. Organization and Qualification. Each of Parent and Merger Sub is a duly organized and validly existing corporation in good standing under the Laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

Section 4.02. Authority for this Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

Section 4.03. Proxy Statement. None of the information supplied by Parent, Merger Sub or any Affiliate of Parent or Merger Sub in writing, expressly for inclusion in the Proxy Statement will, at the date of filing with the SEC, at the time the Proxy Statement is mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by any other Person that is included in the Proxy Statement.

Section 4.04. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby will (a) violate or conflict with or result in any breach of any provision of the respective Certificates of Incorporation or Bylaws (or other similar governing documents) of Parent or Merger Sub, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required under the HSR Act and any Foreign Antitrust Laws, (ii) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, or (iii) the filing and recordation of appropriate merger documents as required by the Corporation Law, (c) violate, conflict with or result in a breach of any provision of, or require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any of their respective assets are bound.

Section 4.05. Litigation. As of the date hereof, there is no claim, action, suit, litigation, proceeding or governmental or administrative investigation or action pending or, to the knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries, except such as would not reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby. As of the date hereof, neither Parent nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree, except such as would not reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby.

Section 4.06. Interested Stockholder. Neither Parent nor any of its Subsidiaries is, or has been at any time during the period commencing three years prior to the date hereof through the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the Corporation Law.

Section 4.07. Sufficient Funds. Parent has, and will have at the Effective Time, sufficient funds to consummate the transactions contemplated hereby, including payment in full of all cash amounts contemplated pursuant to Sections 1.06 and 2.04.

Section 4.08. Brokers. The Company will not be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent and Merger Sub.

Article V

COVENANTS

Section 5.01. Conduct of Business of the Company. Except as expressly provided for by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company will conduct and will cause each of its Subsidiaries to conduct its operations according to its ordinary and usual course of business consistent with past practice, and the Company will use and will cause each of its Subsidiaries to use its commercially reasonable efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company or any of its Subsidiaries. Without limiting the generality of the foregoing and except as otherwise expressly provided for by this Agreement, during the period specified in the preceding sentence, without the prior written consent of Parent (which consent, in the case of paragraph (d), (e), (o) or (v) (solely to the extent such paragraph (v) relates to paragraphs (d), (e) or (o)) shall not be unreasonably conditioned, withheld or delayed), the Company will not and will not permit any of its Subsidiaries to:

(a) except as set forth on Section 5.01(a) of the Disclosure Letter, issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any Company Securities or Subsidiary Securities, other than Shares issuable upon exercise of the Existing Stock Options, upon conversion of the Convertible Notes or pursuant to any other awards under the Stock Plans disclosed in Section 3.02(a) hereof and outstanding on the date hereof;

(b) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities;

(c) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company with regard to its capital stock or other equity interests);

(d) except as set forth in Section 5.01(d) of the Disclosure Letter, (i) make any acquisition or disposition or cause any acquisition or disposition to be made, by means of a merger, consolidation, recapitalization or otherwise, of any business, assets or securities (other than any acquisition or disposition of assets in the ordinary course of business consistent with past practice) or any sale, lease, encumbrance or other disposition of assets or securities of the Company any of its Subsidiaries or any third party, in each case involving the payment consideration (including consideration in the form of assumption of liabilities) of $5 million or more or the disposition of assets or securities with a fair market value in excess of $5 million, except for purchases or sales of raw materials or inventory made in the ordinary course of business and consistent with past practice, (ii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, (iii) enter into a Material Contract or amend or terminate any Material Contract in any material respect or grant any release or relinquishment of any material rights under any Material Contract, except in the ordinary course of business consistent with past practice, or (iv) enter into a new agreement related to a clinical trial with regard to the Company’s products or amend or terminate any of the agreements or protocols related to the clinical trials listed on Section 3.17(e) of the Company Disclosure Letter, except in the ordinary course of business consistent with past practice;

(e) except as set forth in Section 5.01(e) of the Disclosure Letter, incur, create, assume or otherwise become liable or responsible for any long-term debt or short-term debt, except for short-term debt incurred in the ordinary course of business consistent with past practice to fund working capital requirements;

(f) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except wholly owned Subsidiaries of the Company;

(g) make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly owned Subsidiaries of the Company);

(h) change in any material respect, any financial accounting methods, principles or practices used by it, except as required by GAAP;

(i) make or change any material Tax election, extend the statute of limitations (or file any extension request) with any Tax authority, amend any material federal, foreign, state or local Tax return, or settle or compromise any material federal, foreign, state or local income Tax liability;

(j) adopt any amendments to its Certificate of Incorporation or Bylaws (or other similar governing documents);

(k) except as set forth in Section 5.01(k) of the Disclosure Letter, grant any stock-related, performance or similar awards or bonuses;

(l) forgive any loans to employees, officers or directors or any of their respective Affiliates or Associates;

(m) except as set forth in Section 5.01(m) of the Disclosure Letter, enter into any new, or amend, terminate or renew any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any existing or future officers, directors or employees (other than as required by applicable Law), or grant any increases in the compensation or benefits to officers, directors or employees (other than normal increases to employees who are not directors or officers in the ordinary course of business consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense of the Company);

(n) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Plans or agreements subject to the Plans or any other plan, agreement, contract or arrangement of the Company;

(o) terminate any employee having an annual base salary of more than $150,000, except as a result of such employee’s (i) voluntary resignation, (ii) failure to perform the duties or responsibilities of his employment, (iii) engaging in serious misconduct, (iv) being convicted of or entering a plea of guilty to any crime or (v) engaging in any other conduct constituting “cause” (as defined in any applicable employment agreement or services agreement) for such employee’s termination as determined in the company’s reasonable discretion;

(p) enter into any collective bargaining or similar labor agreement;

(q) except as set forth in Section 5.01(q) of the Disclosure Letter, adopt, amend or terminate any Plan or any other bonus, severance, insurance pension or other employee benefit plan or arrangement;

(r) incur any material capital expenditure or any obligations, liabilities or indebtedness in respect thereof, except for (i) those contemplated by the capital expenditure budget for the relevant fiscal year, which capital expenditure budget has been provided or made available to Parent prior to the date of this Agreement and (ii) any unbudgeted capital expenditure, in an amount not to exceed, in any year, in the aggregate, $10 million;

(s) settle (i) any suit, action, claim, proceeding or investigation that is disclosed in the Company SEC Reports filed prior to the date hereof or (ii) any other suit, action, claim, proceeding or investigation other than a settlement solely for monetary damages (without any admission of liability or other adverse consequences or restrictions on the Company, Parent, Merger Sub or the Surviving Corporation) not in excess of $2 million individually or $8 million in the aggregate;

(t) convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Special Meeting;

(u) take or omit to take any action that would cause any issued patents or registered trademarks owned by the Company or its Subsidiaries to lapse, be abandoned or canceled, or fall into the public domain; or

(v) offer, agree or commit, in writing or otherwise, to take any of the foregoing actions.

Section 5.02. No Solicitation. (a) The Company shall not, and shall cause its Subsidiaries not to, and shall direct and use its reasonable best efforts to cause its and their respective officers, directors, employees, representatives (including investment bankers, attorneys and accountants), agents and Affiliates not to, directly or indirectly, solicit, initiate, or knowingly encourage or participate in any way in any discussions or negotiations with respect to any Acquisition Proposal (as defined below), or provide any information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries to, or otherwise take any action to assist or facilitate, any Person or group in respect of, any Acquisition Proposal. Notwithstanding the foregoing and subject to the prior execution by such Person or group of a confidentiality agreement substantially in the form of, and with terms at least as restrictive in all material respects on such Person or group as, the Confidentiality Agreement is on Parent (including the “standstill” provisions thereof), the Company may, at any time prior to the adoption of the agreement of merger contained in this Agreement by the requisite vote of the holders of Shares, furnish information (so long as all such information has previously been made available to Parent or Merger Sub or is made available to Parent or Merger Sub prior to or concurrently with the time such information is made available to such Person or group) to or enter into discussions or negotiations with any Person or group that has made an unsolicited bona fide written Acquisition Proposal received after the date hereof and not resulting from a breach of this Section 5.02 only to the extent that (i) the Board of Directors of the Company determines in good faith, after consultation with its outside financial advisor and outside legal counsel and after taking into account the legal, financial, financing and other aspects of such unsolicited bona fide written Acquisition Proposal, that such unsolicited bona fide Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, (ii) the Board of Directors of the Company determines in good faith, after receiving advice of outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law and (iii) the Company has provided Parent prior written notice of its intent to take any such action at least one Business Day prior to taking such action.

(b) The Company will promptly (and in any event within one Business Day) (i) notify Parent if any such information is requested or any such negotiations or discussions are sought to be initiated, and (ii) communicate to Parent and Merger Sub the identity of the Person or group making such request or inquiry (the “Potential Acquiror”) and the material terms of such request, inquiry or Acquisition Proposal and (iii) shall provide copies of any written communications or other documents received from or sent to or on behalf of the Potential Acquiror that describe the financial or other material terms of such Acquisition Proposal. The Company will keep Parent and Merger Sub reasonably informed of the status of any such discussions or negotiations and shall promptly (and in any event within 24 hours) notify Parent and Merger Sub of any modifications to the financial or other material terms of any such request, inquiry or Acquisition Proposal.

(c) The Company will, and will cause its Subsidiaries and its and their respective officers, directors, employees, representatives, agents and Affiliates to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than Parent and Merger Sub conducted prior to the date hereof with respect to any Acquisition Proposal and shall notify any such Person with whom it has had any such discussions during the prior 180 days that the Company is no longer seeking the making of any Acquisition Proposal and thereby withdraws any request or consent theretofore given to the making of an Acquisition Proposal and shall request the return or destruction of any nonpublic information provided to any such Person in connection with any such activities, discussions or negotiations.

(d) Neither the Company nor the Board of Directors of the Company shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the approval of this Agreement, the agreement of merger contained herein or the Merger or its recommendation that the Company’s stockholders adopt the agreement of merger contained in this Agreement, in each case, as set forth in Section 3.03(b), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (iii) unless the Board of Directors of the Company determines in good faith, after receiving advice of outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law (x) release any third party from any confidentiality or standstill agreement to which the Company is a party or (y) fail to enforce to the fullest extent possible or grant any waiver, request or consent to any Acquisition Proposal under, any such agreement or (iv) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (other than a confidentiality agreement entered into in accordance with Section 5.02(a)) related to any Acquisition Proposal.

(e) Notwithstanding the foregoing, the Board of Directors of the Company may withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, in a manner adverse to the Parent or Merger Sub, its recommendation that the Company’s stockholders adopt the agreement of merger contained in this Agreement: (i) except if the Company has received an Acquisition Proposal, in which case clause (ii) shall govern, if the Board of Directors of the Company determines in good faith, after receiving advice of outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law, or (ii) if (A) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a violation of this Section 5.02, (B) the Board of Directors of the Company determines in good faith, after consultation with its outside financial advisor and outside legal counsel and after taking into account the legal, financial, financing and other aspects of such unsolicited bona fide written Acquisition Proposal, that such unsolicited bona fide written Acquisition Proposal constitutes a Superior Proposal and that it intends to accept or recommend such Acquisition Proposal as a Superior Proposal, (C) the Board of Directors of the Company determines in good faith, after receiving advice of outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law, (D) the Company provides Parent prior written notice of its intent to take any such action at least four Business Days prior to taking such action, including all of the terms and conditions of such Acquisition Proposal, (a “Notice of Superior Proposal”), (E) during such four Business Day period, the Company negotiates in good faith with Parent and Merger Sub (to the extent that Parent and Merger Sub wish to negotiate) to enable Parent and Merger Sub to make an offer that is at least as favorable to the stockholders of the Company as such Acquisition Proposal, (F) Parent and Merger Sub do not, within such four Business Day period, make an offer that the Board of Directors of the Company determines in good faith, after consultation with its outside financial advisor and outside legal counsel and after taking into account the legal, financial, financing and other aspects of the proposal, to be at least as favorable to the stockholders of the Company as such Acquisition Proposal; provided, that, in the event of any amendment to the financial or other material terms of such Acquisition Proposal, the Company shall be required to deliver to Parent and Merger Sub an additional written Notice of Superior Proposal, and the four Business Day period referenced above shall expire on the later of (x) three Business Days after Parent’s and Merger Sub’s receipt of each such additional Notice of Superior Proposal or (y) the original expiration date of the four Business Day period, and (G) the Company’s Board of Directors, after taking into account any modifications to the terms of this Agreement and the Merger agreed to by Parent and Merger Sub after receipt of such notice, continues to believe that such Acquisition Proposal constitutes a Superior Proposal. Without limiting any other rights of Parent and Merger Sub under this Agreement in respect of any such action, any withdrawal, modification or qualification by the Board of Directors of the Company of the approval or recommendation of this Agreement, the agreement of merger contained herein or the Merger or any termination of this Agreement under Section 7.01(g) shall not have any effect on the approvals of, and other actions referred to herein for the purpose of causing Takeover Laws and Section 6 of the Confidentiality Agreement to be inapplicable to Parent, Merger Sub, this Agreement, the Merger and the other transactions contemplated hereby, which approvals and actions are irrevocable, in each case to the extent permissible under applicable Law.

(f) Nothing contained in this Section 5.02 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company’s stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside legal counsel) failure to do so would constitute a breach of its fiduciary duties to stockholders under applicable Law, or otherwise violate its obligations under applicable Law; provided, however, that no such action or disclosure may have any of the effects set forth in Section 5.02(d) or Section 5.02(e) unless the Company shall have first complied with its obligations in Section 5.02(e).

(g) For purposes of this Agreement, (i) “Acquisition Proposal” means any offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of any material portion of the assets (other than inventory purchased in the ordinary course of business) of, or at least 15% of the capital stock, equity interest in, or businesses of, the Company and its Subsidiaries, taken as a whole, pursuant to a merger, recapitalization, consolidation or other business combination, sale of shares of capital stock or equity interests, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger and (ii) “Superior Proposal” means any unsolicited, bona fide Acquisition Proposal (except the references therein to “15%” shall be replaced by “50%”) made in writing, in respect of which the Board of Directors of the Company has determined in good faith, after consultation with its outside financial advisor and outside legal counsel and after taking into account the legal, financial, financing and other aspects of such unsolicited bona fide written Acquisition Proposal, would result in a transaction that is (x) more favorable, from a financial point of view, to the stockholders of the Company than the Merger (after taking into account any modifications to the terms of this Agreement and the Merger agreed to by Parent and Merger Sub) and (y) reasonably likely to be consummated without unreasonable delay.

Section 5.03. Access to Information. (a) From and after the date of this Agreement, subject to the requirements of applicable Law, the Company will (i) give Parent and Merger Sub and their authorized accountants, investment bankers, counsel and other representatives reasonable access (during regular business hours upon reasonable notice) to such employees, plants, offices, warehouses and other facilities at reasonable times and to such books, contracts, commitments and records (including Tax returns) of the Company and its Subsidiaries as Parent may reasonably request and instruct the Company’s and its Subsidiaries’ independent public accountants to provide access to their work papers and such other information as Parent or Merger Sub may reasonably request, (ii) permit Parent and Merger Sub to make such inspections as they may reasonably require, (iii) cause its officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may from time to time reasonably request, (iv) use its commercially reasonable efforts to obtain when available consistent with past practice all unblinded clinical trial data with respect to the clinical trials listed on Section 3.17(e) of the Disclosure Letter, and the Company shall furnish all such data to Parent promptly upon receipt, and (v) furnish promptly to Parent and Merger Sub a copy of each report, schedule and other document filed or received by the Company or any of its Subsidiaries during such period pursuant to the requirements of the federal or state securities Laws. Notwithstanding the foregoing, the Company shall not be obligated to provide such access, inspections, data or other information to the extent that to do so (w) may cause a waiver of an attorney-client privilege or loss of attorney work product protection, (x) would violate a confidentiality obligation to any Person, (y) includes files of outside litigation counsel or in-house counsel with respect to the Pending Party Litigation (as defined below), or involves access to or communications with the witnesses for the Company in the Pending Party Litigation with respect to matters that relate to the Pending Party Litigation, or (z) may otherwise be detrimental to the Company, including with respect to its prosecution of the Pending Party Litigation, if the Merger is not completed; provided, however, that, except with respect to the Pending Party Litigation, the Company shall use its reasonable best efforts to obtain any required consents to provide such access, inspections, data or other information and take such other action (such as the redaction of identifying or confidential information, entry into a joint defense agreement or other agreement or by providing such access, inspections, data or other information solely to outside counsel to avoid the loss of attorney client privilege) as is necessary to provide such access, inspections, data or other information to Parent and Merger Sub in compliance with applicable Law.

(b) Information obtained by Parent or Merger Sub pursuant to Section 5.03(a) shall be subject to the provisions of the Confidentiality Agreement.

Section 5.04. Stockholder Approval. The Company shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Special Meeting”) for the purpose of obtaining the requisite stockholder approval required in connection with this Agreement and the Merger, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. Except as specifically permitted by paragraphs (d) and (e) of Section 5.02, the Board of Directors of the Company shall continue to recommend that the Company’s stockholders vote in favor of the adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement and the Company shall use its reasonable best efforts to obtain from its stockholders the stockholder vote in favor of the adoption of the agreement of merger contained in this Agreement required to consummate the Merger. Unless this Agreement shall have been terminated in accordance with Section 7.01 (including, for the avoidance of doubt, Section 7.01(g)), the Company shall submit the agreement of merger contained in this Agreement to its stockholders for adoption without regard to whether the Board of Directors of the Company has withdrawn, modified or qualified, or has publicly proposed to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, its recommendation that the Company’s stockholders adopt the agreement of merger contained in this Agreement.

Section 5.05. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of the Company, Parent and Merger Sub shall use its reasonable best efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as reasonably practicable on the terms and subject to the conditions hereof. Without limiting the foregoing, (i) each of the Company, Parent and Merger Sub shall use its reasonable best efforts: (A) to make promptly any required submissions under the HSR Act and any Foreign Antitrust Law which the Company or Parent determines should be made, in each case, with respect to this Agreement, the Merger and the other transactions contemplated hereby, (B) to furnish information required in connection with such submissions under the HSR Act or any Foreign Antitrust Law, (C) to keep the other parties reasonably informed with respect to the status of any such submissions under the HSR Act or any Foreign Antitrust Law, including with respect to: (1) the receipt of any non-action, action, clearance, consent, approval or waiver, (2) the expiration of any waiting period, (3) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under the HSR Act, FTC Act, Clayton Act, Sherman Act or any Foreign Antitrust Law and (4) the nature and status of any objections raised or proposed or threatened to be raised under the HSR Act, FTC Act, Clayton Act, Sherman Act or any Foreign Antitrust Law with respect to this Agreement, the Merger or the other transactions contemplated hereby and (D) to obtain all necessary actions or non-actions, waivers, consents, clearances and approvals from any Governmental Entity and (ii) Parent, Merger Sub and the Company shall cooperate with one another: (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other supranational, national, federal, state, foreign or local Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with this Agreement, the Merger or the consummation of the other transactions contemplated hereby and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers.

(b) The Company, Parent and Merger Sub shall: (i) promptly notify the others of, and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any communication to such Person from a Governmental Entity and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication to a Governmental Entity and (ii) keep the others reasonably informed of any developments, meetings or discussions with any Governmental Entity in respect of any filings, investigation, or inquiry concerning the Merger, provided, that Parent shall not be required to take any of the actions described in clauses (i) and (ii) above, to the extent that any Governmental Entity has expressly requested or instructed Parent not to take any such action.

(c) In furtherance and not in limitation of the foregoing, if any objections are asserted with respect to the transactions contemplated hereby under the HSR Act, FTC Act, Clayton Act, Sherman Act or any Foreign Antitrust Law or if any investigation, litigation or other administrative or judicial action or proceeding is commenced or proposed or threatened to be commenced challenging any of the transactions contemplated hereby as violative of the HSR Act, FTC Act, Clayton Act, Sherman Act or any Foreign Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of the Company, Parent and Merger Sub shall use its reasonable best efforts to resolve, and to cooperate and assist the other parties in resolving, any such objections, investigation or litigation, action or proceeding, and shall take such action as may be agreed from time to time on behalf of Parent and the Company regarding commitments and/or divestitures that may be made as a remedy in certain product areas to certain antitrust authorities so as to permit the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable, and in any event prior to the End Date (as defined below), in accordance with applicable Law (including the HSR Act, FTC Act, Clayton Act, Sherman Act and any Foreign Antitrust Law).

(d) In the event that any litigation or other administrative or judicial action is commenced challenging any of the transactions contemplated hereby and such litigation, action or proceeding seeks to prevent, materially impede or materially delay the consummation of the Merger or any other transaction completed by this Agreement, each of the Company, Parent and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e) Neither Parent nor the Company shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any business, Person or division thereof, or otherwise acquire or agree to acquire any assets (except in each case pursuant to any agreement in effect on the date hereof), if the entering into of a definitive agreement relating to or the consummation of such acquisition, could reasonably be expected to materially increase the risk of not obtaining the applicable clearance, approval or waiver under the HSR Act or any Foreign Antitrust Law with respect to the transactions contemplated by this Agreement.

Section 5.06. Indemnification and Insurance. (a) Parent and Merger Sub agree that all rights to indemnification, exculpation and advancement of expenses existing in favor of the current or former directors, officers and employees of the Company or any of its Subsidiaries (each an “Indemnified Person”) as provided in the Company’s Certificate of Incorporation or Bylaws, or the articles of organization, bylaws or similar constituent documents of any of the Company’s Subsidiaries, or under any agreement filed as an exhibit to a Company SEC Document filed at least two Business Days prior to the date hereof or listed on Section 3.16 of the Disclosure Letter, as in effect as of the date hereof with respect to matters occurring prior to or at the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than the statutes of limitations applicable to such matters.

(b) From and after the Effective Time, the Surviving Corporation will cause to be maintained in effect for a period of six years after the Effective Time, in respect of acts or omissions occurring prior to or at the Effective Time, policies of directors’ and officers’ liability insurance (which may take the form of an extended reporting period, endorsement or policy) covering the Persons currently covered by the Company’s existing directors’ and officers’ liability insurance policies in an amount and scope at least as favorable as the Company’s existing policies; provided, however, that the Surviving Corporation will not be required, in order to maintain such directors’ and officers’ liability insurance policies, to pay annual premiums in excess of 200% of the annual amount currently paid by the Company to maintain the existing policies (which amount is $700,000); and provided, further, that, if equivalent coverage cannot be obtained or can be obtained only by paying aggregate annual premiums in excess of 200% of such amount, the Surviving Corporation shall only be required to obtain coverage in the greatest amount and scope as can be obtained by paying aggregate annual premiums equal to 200% of such amount.

(c) Notwithstanding anything herein to the contrary, if any Indemnified Person notifies the Surviving Corporation on or prior to the sixth anniversary of the Effective Time that a claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) has been made against such Indemnified Person, the provisions of this Section 5.06 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(d) This Section 5.06 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, the Indemnified Persons and their respective heirs and legal representatives.

(e) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers of conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.06. In addition , the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 5.06.

Section 5.07. Employee Matters. (a) Prior to the Effective Time, except as set forth below, the Company will, and will cause its Subsidiaries to, and from and after the Effective Time, Parent will, and will cause the Surviving Corporation to, honor all existing employment, retention and severance agreements between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries specified in Section 3.09(a) of the Disclosure Letter, in accordance with the terms of such agreements, including without limitation any provision providing for the termination or expiration of such agreements following a Change in Control, as such term is defined therein. From and after the twelve-month anniversary of the Effective Time, officers of the Company shall be entitled to participate in Parent’s current severance policy, as may be in effect from time to time, to the same extent as similarly situated senior executives of Parent.

(b) From and for the twelve (12) month period following the Effective Time, except as provided herein Parent shall provide, or shall cause to be provided, to the employees of the Company and its Subsidiaries as of the date hereof (the “Company Employees”) compensation and employee benefits that are substantially similar, when taken together, to those provided to the Company Employees in the aggregate immediately before the Effective Time pursuant to the Plans (excluding for this purpose the Stock Plans or any other equity-based plans); provided that stock-based compensation shall be comparable, in the aggregate, to that offered by Parent and its Subsidiaries generally pursuant to Parent’s and its Subsidiaries’ stock-based compensation plans as may be in effect from time to time, to the same extent as similarly situated employees of Parent as determined by Parent in good faith.

(c) Notwithstanding the foregoing, the Company’s Variable Incentive Plan (the “VIP”) and Key Contributor Incentive Plan (the “KCIP”) shall remain in effect through December 31, 2007. With respect to fiscal year 2008, the Company shall implement a bonus plan (the “2008 Bonus Plan”) on terms similar to those of the VIP and KCIP, subject to the approval of, not to be unreasonably withheld, Parent; provided, that the 2008 Bonus Plan shall be in effect through April 25, 2008, and any bonuses thereunder shall be pro rated through such date, and following April 25, 2008, eligible Company Employees who participated in the VIP and KCIP, and any successor plan, shall participate in the applicable bonus plan maintained by Parent.

(d) Parent will, and will cause the Surviving Corporation to, cause service rendered by Company Employees prior to the Effective Time to be credited for all purposes under compensation, retention, severance and employee benefit plans of Parent, the Surviving Corporation and its Subsidiaries (other than for purposes of benefit accrual or as would result in a duplication of benefits), to the same extent as such service was taken into account under the corresponding plans of the Company and its Subsidiaries (and their respective predecessors) for those purposes. Company Employees and their dependents will be immediately eligible to participate, without waiting time, in any employee benefit plans of Parent and its Subsidiaries providing benefits to Employees to the extent such employee benefit plans replace comparable Plans in which such individuals participated immediately before the Effective Time and will not be subject to any pre-existing condition limitation or actively at work requirements under any health plan of Parent, the Surviving Corporation or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding plan of the Company or its Subsidiaries in which they participated prior to the Effective Time. Parent will, and will cause the Surviving Corporation and its Subsidiaries, to give such Company Employees credit under such plans for co-payments made and deductibles satisfied prior to the Effective Time. In addition, Parent will, and will cause the Surviving Corporation and its Subsidiaries to, (i) in the event that the Effective Time occurs on a date prior to January 1, 2008, make the bonus payments under certain of the Company’s bonus plans on the terms and conditions as set forth in Section 5.07(d)(i) of the Disclosure Letter, and (ii) effective as of the Effective Time, adopt a severance plan for Company Employees on the terms and conditions as set forth in Section 5.07(d)(ii) of the Disclosure Letter.

(e) Prior to the Effective Time, the Company shall adopt a sales force retention plan for the benefit of is sales employees on the terms and conditions as set forth in Section 5.07(e) of the Disclosure Letter.

(f) Prior to the Effective Time, the Company shall provide to Parent a true, complete and accurate list of all employees that have been terminated by the Company or any of its Subsidiaries since March 1, 2007 and through the Effective Time.

(g) No provision in this Agreement shall modify or amend any Plan unless this Agreement explicitly states that the provision “amends” such Plan. This shall not prevent the parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other party shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to such Plan. If a party not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to such Company Employee Plan and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively as of its inception, thereby precluding it from having any amendatory effect.

Section 5.08. Takeover Laws. The Company shall take all reasonable steps to exclude the applicability of, or to assist in any challenge by Parent or Merger Sub to the validity or applicability to the Merger or any other transaction contemplated by this Agreement of, any Takeover Laws.

Section 5.09. Proxy Statement. The Company shall prepare and file with the SEC, with the assistance of and subject to prior consultation with Parent, as promptly as reasonably practicable after the date hereof, a preliminary Proxy Statement (the “Preliminary Proxy Statement”) relating to the Merger as required by the Exchange Act and the rules and regulations thereunder. Each of Parent and Merger Sub shall furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations thereunder to be included in the Preliminary Proxy Statement. The Company shall obtain and furnish the information required to be included in the Preliminary Proxy Statement, shall provide Parent with, and consult with Parent regarding, any comments that may be received from the SEC or its staff with respect thereto, shall, subject to prior consultation with Parent, respond promptly to any such comments made by the SEC or its staff with respect to the Preliminary Proxy Statement, shall cause the Proxy Statement to be mailed to the Company’s stockholders at the earliest reasonably practicable date and shall use its reasonable best efforts (subject to Section 5.02) to obtain the necessary approval of the Merger by its stockholders. If, at any time prior to the Special Meeting, any information relating to the Company, Parent, Merger Sub, any of their respective Affiliates, this Agreement or the transactions contemplated hereby (including the Merger), should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC, and to the extent required by applicable Law, disseminated to the stockholders of the Company. Except as Section 5.02 expressly permits, the Proxy Statement shall include the recommendation of the Board of Directors of the Company that the stockholders adopt the agreement of merger set forth in this Agreement.

Section 5.10. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which is reasonably likely (a) in the case of the Company, to cause any representation or warranty of the Company contained in Sections 3.03, 3.04, 3.05, 3.10 or 3.17 of this Agreement (disregarding any materiality or Material Adverse Effect qualification contained therein) to be untrue or inaccurate in any material respect if made as of any time at or prior to the Effective Time or (b) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.

Section 5.11. Securityholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the transactions contemplated in this Agreement, and no settlement shall be agreed to without Parent’s prior consent.

Section 5.12. Subsequent Filings. Until the Effective Time, the Company will use commercially reasonable efforts to timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act and will promptly make available to Parent copies of each such report filed with the SEC.

Section 5.13. Pending Party Litigation. (a) Within one Business Day after the date hereof, Parent and the Company shall cause their respective litigation counsel to cooperate in good faith and prepare joint, stipulated motions that request an immediate and complete stay of all proceedings in the following civil actions: (i) Medtronic, Inc. et al. v. Kyphon Inc., civil action number C06-02559 SI, venued in the United States District Court, Northern District of California, and (ii) Harvinder Sandhu, M.D. and Harvinder Sandhu and Kyphon Inc. v. Medtronic Sofamor Danek, Inc. et al., civil action number 05-2863 JPM/dkv, venued in the United States District Court, Western District of Tennessee, Western Division (“Pending Party Litigation”).

(b) Each joint, stipulated motion shall request, for each Pending Party Litigation, (i) that the stay remain in force pending the closing of the Merger or earlier termination of this Agreement, and (ii) in language deemed agreeable by litigation counsel, that each court apply the stay broadly, to encompass any matters presently pending before the court, including the possible issuance of any further opinions or orders on matters previously submitted for decision, in order to maximize the parties’ ability to consummate the Merger.

(c) The Company, as the sole licensee to all inventions and patent rights of Dr. Sandhu that relate to the Tennessee-venued litigation noted above, shall (i) promptly procure Dr. Sandhu’s consent and cooperation in securing a stay before the motion for a stay is filed, and (ii) have Dr. Sandhu join as a party in the motion for stay.

(d) In the event that the court, in only one of the California- or Tennessee-venued actions, denies the parties’ motion, Parent and the Company shall cause their respective litigation counsel to cooperate in good faith and prepare a joint, stipulated motion for reconsideration of the denial. If the motion for reconsideration is denied, Parent and the Company shall each use their reasonable best efforts to collaborate, and to cause their respective litigation counsel to collaborate, on an alternative strategy to prevent the unstayed litigation from advancing, in an attempt to realize the parties’ joint intent not to have to litigate pending the earlier of Closing or termination of this Agreement in accordance with its terms. In the event such collaboration fails to achieve a mutually agreeable result within thirty (30) days from the denial of such motion for reconsideration, then both Parent and the Company shall cooperate in good faith and prepare a joint, stipulated motion to lift the stay in the action that was stayed and to seek the courts’ guidance on other possible alternatives that would achieve the parties’ joint intent.

(e) In the event that this Agreement is terminated pursuant to Section 7.01, either Parent or the Company may unilaterally request a lift of any stay after providing the other party with five Business Days’ written notice of its intent to so move the court. If the stay is lifted, either parent or the Company may request a status conference and neither party shall oppose a trial date set by the Court that is more than six months after the status conference. Each of Parent and the Company further agrees not to oppose the lifting of any stay requested under this section of the Agreement.

(f) Within three Business Days of the Effective Time, patent litigation counsel for the parties and Dr. Sandhu shall cooperate in good faith to jointly file papers in both of the Pending Party Litigations requesting dismissal with prejudice of all claims, counterclaims and cross-claims (if any).

Section 5.14. Press Releases. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States or non-U.S. securities exchange or regulatory or governmental body to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

Section 5.15. Rule 16b-3. Notwithstanding anything herein to the contrary, prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause disposition of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Article VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The agreement of merger contained in this Agreement shall have been adopted by the requisite affirmative vote of the holders of Shares entitled to vote thereon.

(b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

(c) Required Antitrust Clearances. Any applicable waiting period (or extension thereof) relating to the Merger under the Foreign Antitrust Laws set forth on Section 6.01(c) of the Disclosure Letter and the HSR Act (the “Required Antitrust Clearances”) shall have expired or been terminated and any approvals or clearances required thereunder shall have been obtained.

Section 6.02. Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 8.01(b), the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) Regulatory Approvals. All regulatory approvals, the failure of which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(d) No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement.

Section 6.03. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 8.01(c), the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects all obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to such effect.

Article VII

TERMINATION; AMENDMENT; WAIVER

Section 7.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding adoption of the agreement of merger contained in this Agreement by the holders of the Company) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.01(b) shall have used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or action and shall not be in violation of Section 5.05 or otherwise in material violation of this Agreement;

(c) by either the Company or Parent, if the Effective Time shall not have occurred on or before the End Date; provided, however, that the right to terminate under this Section 7.01(c) shall not be available to any party whose failure to fulfill in any material respect any covenants and agreements of such party set forth in this Agreement has caused or resulted in the failure of the Effective Time to occur on or before the End Date;

(d) by either the Company (provided that it shall not be in material breach of any of its obligations under Section 5.02) or Parent, if the requisite affirmative vote of the holders of Shares in favor of the adoption of the agreement of merger contained in this Agreement shall not have been obtained at the Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such adoption was taken;

(e) by either Parent or the Company, if there shall have been a breach of any of the covenants or agreements (including Section 5.02 and Section 5.04, under circumstances in which Section 7.01(f)(i) is not applicable) or any of the representations or warranties set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or on the part of Parent or Merger Sub, in the case of a termination by the Company, which breach, either individually or in the aggregate, would result in the failure of the conditions set forth in Section 6.02 or Section 6.03, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured;

(f) by Parent, if (i) the Company shall have knowingly and materially breached its obligations under Section 5.02 or Section 5.04, or (ii) the Board of Directors of the Company shall have taken any of the actions set forth in Section 5.02(d) (i) through (iv) (or, in the case of clause (ii) thereof, resolved to take any such action), whether or not permitted by the terms hereof;

(g) by the Company at any time prior to the adoption of the Agreement by the requisite vote of the holders of Shares if, (i) the Company has determined that a bona fide, unsolicited, written Acquisition Proposal constitutes a Superior Proposal, (ii) the Company’s Board of Directors, after taking into account any modifications to the terms of this Agreement and the Merger agreed to by Parent and Merger Sub following receipt of a Notice of Superior Proposal, continues to believe that such Acquisition Proposal constitutes a Superior Proposal and (iii) on the date of such termination, the Company enters into a definitive agreement for the transaction contemplated by such Superior Proposal; provided, that the termination described in this Section 7.01(g) shall not be effective unless and until the Company shall have paid to Parent the Fee described in Section 7.03(b)(v); or

(h) by Parent, if the Company, any Subsidiary of the Company or any of their respective representatives shall have engaged in discussions with any other Person in connection with an Acquisition Proposal submitted in compliance with the provisions of Section 5.02 that the Board of Directors has not determined constitutes a Superior Proposal in accordance with Section 5.02(e), and the Company, its Subsidiary and such representatives shall not have ceased all discussions with such Person prior to the later of (i) the end of the 30th Business Day following the first date of discussions with such Person in connection with such Acquisition Proposal and (ii) the end of the 10th Business Day following the first date of discussions with any other Person in connection with another Acquisition Proposal submitted by such other Person in compliance with the provisions of Section 5.02 prior to such 30th Business Day.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g) or (h) of this Section 7.01 shall give written notice of such termination to the other party in accordance with Section 8.04, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 7.02. Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 7.01, this Agreement, except for the provisions of Sections 5.03(b), 5.14, 7.02, 7.03 and Article VIII, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Nothing in this Section 7.02 shall relieve any party to this Agreement of liability for any willful breach of this Agreement occurring prior to such termination.

Section 7.03. Fees and Expenses. (a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b) The Company shall pay to Parent the Fee if this Agreement is terminated as follows:

(i) if (A) either party shall terminate this Agreement pursuant to Section 7.01(c) either (x) without the Special Meeting having been convened or (y) with the Special Meeting having been convened but the requisite affirmative vote of the holders of Shares not having been obtained at the Special Meeting, (B) an Acquisition Proposal shall have been made public and not irrevocably withdrawn prior to the date specified in Section 7.01(c), and (C) any Alternative Transaction is consummated, or an agreement in principle, letter of intent, acquisition agreement or other similar agreement with respect to any Alternative Transaction (a “Company Acquisition Agreement”) is entered into, within 12 months after the date of such termination, then the Company shall pay the Fee on the date of such consummation or the execution of such Company Acquisition Agreement, whichever is earlier;

(ii) if (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.01(d) and (B) an Acquisition Proposal shall have been made public and not irrevocably withdrawn prior to the taking of the vote at the Special Meeting, the Company shall reimburse Parent for Parent’s reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (“Parent Expenses”), as directed by Parent in writing, which amount shall not exceed $5 million; and if any Alternative Transaction is consummated, or a Company Acquisition Agreement is entered into, within 12 months after the date of such termination, then the Company shall pay an amount equal to the Fee less the Parent Expenses on the date of such consummation or the execution of such Company Acquisition Agreement, whichever is earlier;

(iii) if (A) this Agreement is terminated by Parent pursuant to Section 7.01(e) or Section 7.01(f)(i), as the result of a knowing and material breach by the Company of its covenants or agreements set forth in this Agreement, (B) an Acquisition Proposal shall have been made known to the Company or its stockholders and not irrevocably withdrawn prior to the occurrence of such breach, and (C) if any Alternative Transaction is consummated, or a Company Acquisition Agreement is entered into, within 12 months after the date of such termination, then the Company shall pay an amount equal to the Fee on the date of such consummation or the execution of such Company Acquisition Agreement, whichever is earlier;

(iv) if this Agreement is terminated by Parent pursuant to Section 7.01(f)(ii), then the Company shall pay the Fee on the Business Day immediately following such termination;

(v) if this Agreement is terminated by the Company pursuant to Section 7.01(g), then the Company shall pay the Fee prior to or simultaneously with the termination; or

(vi) if this Agreement is terminated by Parent pursuant to Section 7.01(h), and any Alternative Transaction is consummated, or a Company Acquisition Agreement is entered into, within 12 months after the date of such termination, then the Company shall pay the Fee on the date of such consummation or the execution of such Company Acquisition Agreement, whichever is earlier.

For purposes of this Section 7.03(b), an “Alternative Transaction” means any transaction of the type referred to in the definition of Acquisition Proposal and an “Acquisition Proposal” has the meaning specified in Section 5.02(g)(i) except that the references therein to “15%” shall be replaced by “50%”.

(c) The Company acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement; accordingly, if the Company fails to promptly pay any amounts due pursuant to this Section 7.03 and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amount of the Fee set forth in this Section 7.03, the Company shall pay to Parent Parent’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such suit, together with interest on the amounts owed at the prime lending rate prevailing at such time, as published in the Wall Street Journal, plus two percent per annum from the date such amounts were required to be paid until the date actually received by Parent. The Company acknowledges that it is obligated to pay to Parent any amounts due pursuant to this Section 7.03 whether or not the stockholders of the Company have adopted the agreement of merger contained in this Agreement.

Section 7.04. Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the Company, Parent and Merger Sub, at any time before or after adoption of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of the stockholders of the Company. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 7.05. Extension; Waiver; Remedies. (a) At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance by any party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Article VIII

MISCELLANEOUS

Section 8.01. Representations and Warranties. (a) The representations and warranties made in Articles III and IV shall not survive beyond the Effective Time.

(b) For purposes of determining whether any representation or warranty of the Company contained in Article III is untrue or incorrect for any purpose under this Agreement, including for purposes of determining whether the conditions set forth in Section 6.02 have been satisfied, the following standards shall apply:

(i) any representation or warranty contained in Article III (other than those referred to in clause (ii), (iii), (iv) or (v) below) shall be deemed to be untrue or incorrect only if the fact, circumstance, change or event that resulted in such untruth or incorrectness, individually or when taken together with all other facts, circumstances, changes or events that result in such representation or warranty or any other representation or warranty contained in Article III (other than those referred to in clause (ii), (iii), (iv) or (v) below) being untrue or incorrect, has had or would be reasonably likely to have a Material Adverse Effect with respect to the Company (disregarding for this purpose any materiality qualification contained in any such representation or warranty);

(ii) any representation and warranty contained in the first sentence of Section 3.01 (Organization and Qualification), Section 3.03 (Authority for this Agreement; Board Action), the first sentence of Section 3.22 (Opinion) or the last sentence of Section 3.24 (State Takeover Statues Inapplicable; Rights Agreement) shall be deemed to be untrue and incorrect only if such representation and warranty is untrue or incorrect in any material respect;

(iii) The representations and warranties contained in the first four sentences of Section 3.02(a) (Capitalization) shall be deemed to be untrue and incorrect if the aggregate number of shares set forth therein is more than one percent less than the aggregate number of shares that should correctly have been set forth therein;

(iv) Any representation or warranty contained in Section 3.06(a) (Absence of a Material Adverse Effect) shall be deemed to be untrue and incorrect if such representation or warranty is untrue or incorrect in any respect; and

(v) Any representation or warranty contained in Section 3.10(b) (Investigation), shall be deemed to be untrue if the facts and information not disclosed in violation thereof, in the aggregate, would have had a material negative impact on a reasonable evaluation as of the date hereof of the likely result of the Investigation.

(c) For purposes of determining whether any representation or warranty of the Parent and Merger Sub contained in Article IV is untrue or incorrect for any purpose under this Agreement, including for purposes of determining whether the conditions set forth in Section 6.03 have been satisfied, the following standard shall apply: any representation or warranty of Parent or Merger Sub contained in Article IV shall be deemed to be untrue or incorrect only if the fact, circumstance, change or event that resulted in such untruth or incorrectness, individually or when taken together with all other facts, circumstances, changes or events that result in such representation or warranty or any other representation or warranty contained in Article IV being untrue or incorrect, has had or would be reasonably likely to have a material adverse effect on the ability of Parent or Merger Sub to timely consummate the Merger.

Section 8.02. Entire Agreement; Assignment. This Agreement supersedes all oral agreements and understandings and all written agreements prior to the date hereof between or on behalf of the parties with respect to the subject matter hereof, other than the Confidentiality Agreement which shall remain in full force and effect. This Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties, provided, that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

Section 8.03. Enforcement of the Agreement; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery courts of the State of Delaware or in any Federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any such court with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, including the Merger, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement, including the Merger, in any court other than any such court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the chancery courts of the State of Delaware or in any Federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.04 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby, including the Merger.

Section 8.04. Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile or electronic transmission, in each case, with either confirmation of receipt or confirmatory copy delivered by internationally or nationally recognized courier services within three Business Days following notification, as follows:

if to Parent or Merger Sub:

Medtronic, Inc.
World Headquarters
710 Medtronic Parkway
Minneapolis, MN 55432-5604

with separate copies thereof addressed to:

Attention: Senior Vice President, General Counsel and Secretary
Facsimile: (763) 572 5459

and to:

Attention: Vice President, Corporate Development
Facsimile: (763) 505 2545

and to:

Vice President and Senior Legal Counsel
Medtronic Spinal and Biologics
2600 Sofamor Danek Drive
Memphis, TN 38132
Facsimile: (901) 344 1576

and to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Victor I. Lewkow
Facsimile: (212) 225 3999

if to the Company:

Kyphon Inc.
1221 Crossman Avenue
Sunnyvale, CA 94089
Attention: General Counsel
Facsimile: (408) 222 5908

With a copy to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022-4834
Attention: Barry A. Bryer
Facsimile: (212) 751 4864

and to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Attention:	Alan C. Mendelson
Robert A. Koenig
Nicholas S. O’Keefe
Facsimile:	(650) 463 2600

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.05. Governing Law. This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware except matter relating to the internal corporate affairs of Parent, which shall be governed by the laws of the State of Minnesota.

Section 8.06. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.07. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 5.06 (which is intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons).

Section 8.08. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

Section 8.09. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” and “Associate” shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act;

(b) “beneficial ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;

(c) “Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act;

(d) “Cause” shall mean (i) if the holder is party, at the time of determination, to an effective employment or severance agreement with Parent, the Company or any of its Subsidiaries, the definition used in such employment or severance agreement, or (ii) if the holder does not have an effective employment or severance agreement, the termination of the holder’s employment with Parent, the Company or their respective Affiliates on account of (1) the willful and continued failure of the holder to perform the lawful duties assigned by such holder’s supervisor (other than as a result of physical or mental illness or injury); (2) the holder’s willful misconduct or gross negligence which is injurious to Parent, the Company or their respective Affiliates (whether financially, reputationally or otherwise); or (3) the indictment by the holder of, or the plea of nolo contendere by the holder to, any felony or other serious crime involving moral turpitude. For the purposes of this Section 8.09(d), no act, or failure to act, on the part of the holder shall be considered “willful” unless done, or omitted to be done, by the holder not in good faith and without a reasonable belief that the action or omission was in the best interests of Parent, the Company or its Subsidiaries. If, subsequent to the termination of employment, it is discovered that such holder engaged in the unauthorized removal from the Company of any confidential document (in any medium or form) relating to Parent, the Company or their respective Affiliates or the customers of Parent, the Company or their respective Affiliates in violation of the Company’s policies, the holder’s employment shall, at the election of Parent, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

(e) “End Date” means February 26, 2008; provided however, that (i) if Parent delivers an End Date Certificate to the Company not less than 5 Business Days prior to February 26, 2008, then the End Date shall be extended until March 26, 2008 and (ii) if Parent delivers an additional End Date Certificate to the Company not later than 5 Business Days prior to an End Date scheduled pursuant to clause (i), the End Date shall be extended until April 26, 2008.

(f) “End Date Certificate” means, a certificate delivered by an executive officer of Parent, after consultation with the Company and its outside counsel, to the effect that (x) Parent has made all filings required in respect of the Required Antitrust Clearances, (y) that all Required Antitrust Clearances have been obtained, other than the Required Antitrust Clearances arising under Foreign Antitrust Laws as are specified in such certificate (the “Remaining Jurisdictions”), and (z) that based on the status of the review process in the Remaining Jurisdictions, Parent in good faith believes, taking into account the advice of its outside counsel, after consultation with the Company and its outside counsel, that there is a reasonable likelihood that all Required Antitrust Clearances in the Remaining Jurisdictions will be obtained not later than April 26, 2008.

(g) “Exchange Ratio” shall mean the quotient of (A) the Merger Consideration divided by (B) the average (rounded to the nearest whole cent) of the closing price of a share of common stock of Parent on the New York Stock Exchange (“NYSE”) Composite Tape as reported in The Wall Street Journal on the ten NYSE trading days ending on the trading day prior to the date on which the Effective Time occurs.

(h) “Fee” means $95 million;

(i) “Good Reason” shall mean (i) if the holder is party, at the time of determination, to an effective employment or severance agreement with Parent, the Company or any of its Subsidiaries, the definition used in such employment or severance agreement, or (ii) if the holder does not have an effective employment agreement: the occurrence of any of the events or conditions described in subsections (1) through (4) hereof, which conditions remain in effect ten (10) days after written notice from the employee to the Board of Directors of the Company of such conditions: (1) without the employee’s express written consent, a material reduction of the impact and nature of the employee’s duties, scope of responsibilities or authority, relative to the impact and nature of the employee’s duties, scope of responsibilities or authority as in effect immediately preceding the Effective Time. The impact and nature of the employee’s duties, scope of responsibilities or authority shall be determined based on objective metrics such as revenue and/or budget responsibility, size of organization managed, breadth of responsibility, and the like. A change in title or a change which results in the holder not reporting to the individual or individuals serving as holder’s supervisor or supervisors immediately before the Effective Time shall not in and of itself automatically be construed as a material reduction in the employee’s duties, scope of responsibilities or authority; (2) a reduction in the employee’s base salary or target bonus opportunity, or any failure to pay the employee any compensation or benefits to which the employee is entitled; (3) without the employee’s express written consent, the Company’s or Parent’s requiring the employee to relocate employee’s primary place of employment to any place outside a 40-mile radius from the employee’s primary place of employment prior to such relocation, except for reasonably required travel on the Company’s business which is not materially greater than such travel requirements prior to the Effective Time; or (4) any material breach by the Company or Parent of any material provision of any retention or severance agreement with the employee, if any.

(j) “knowledge” of the Company with respect to any matter means the actual knowledge of the Company’s senior executive officers of a particular fact or other matter after due inquiry with respect thereto;

(k) “Material Adverse Effect” means any occurrence, change, event, effect or circumstance that, individually or in the aggregate, (a) is or would be reasonably likely to be, materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than any occurrence, change, event, effect or circumstance to the extent relating to or resulting from (i) changes, after the date hereof, in general economic conditions or securities or financial markets in general, (ii) changes, after the date hereof, in Law or GAAP, (iii) general changes, after the date hereof, in the medical device industry, (iv) any outbreak or escalation of hostilities or war (whether declared or not declared) or act of terrorism, (v) the announcement or the existence of, or compliance with, this Agreement and the transactions contemplated hereby, (vi) any change in the Company’s stock price or trading volume, in and of itself (it being understood that the facts or occurrences giving rise to such change may be deemed to constitute, or be taken into account in determining, whether there has been, or will be, a Material Adverse

Effect), (vii) the failure of the Company to meet projections of earnings, revenues or other financial measures (whether such projections were made by the Company or independent third parties), in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining, whether there has been, or will be, a Material Adverse Effect), (viii) the pending U.S. attorney’s investigation relating to the Company’s business, or the matters covered thereby, (ix) the Pending Party Litigation, or (x) any investigation, litigation or other administrative or judicial action or proceeding that is pending or may be commenced challenging that the Company’s pending acquisition or acquisitions of certain assets of Disc-O-Tech Medical Technologies Ltd. and/or Disc-O-Tech Orthopedic Technologies Inc. is violative of the HSR Act, the Clayton Act, FTC Act or Sherman Act; except in the case of clauses (i), (ii), (iii) or (iv) to the extent such occurrence, change, event, effect or circumstance has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared with other companies in the medical device industry or (b) would, or would be reasonably likely to, prevent or materially delay or materially impair the ability of the Company or any of its Subsidiaries to consummate the Merger and the other transactions contemplated by this Agreement;

(l) “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization; and

(m) “Subsidiary” shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

Section 8.10. Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all Persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

MEDTRONIC, INC.

By:	/s/ ARTHUR D. COLLINS, JR.
Name:	Arthur D. Collins, Jr.
Title:	Chairman of the Board and Chief Executive Officer

JETS ACQUISITION CORPORATION

By:	/s/ WILLIAM A. HAWKINS
Name:	William A. Hawkins
Title:	President

KYPHON INC.

By:	/s/ RICHARD W. MOTT
Name:	Richard W. Mott
Title:	President and Chief Executive Officer

Annex B

July 26, 2007

The Board of Directors

Kyphon Inc.

1221 Crossman Avenue

Sunnyvale, CA 94089

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share (the “Company Common Stock”), of Kyphon Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Merger”) of the Company with a wholly-owned subsidiary (“Merger Sub”) of Medtronic, Inc. (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Merger Partner and Merger Sub, the Company will become a wholly-owned subsidiary of the Merger Partner, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Merger Partner and its affiliates and other than Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $71.00 per share in cash (the “Consideration”).

In arriving at our opinion, we have (i) reviewed a draft dated July 25, 2007 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Merger and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof dated July 25, 2007 furnished to us. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related

B-1

agreements are and will be true and correct in all ways material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that we and our affiliates have in the past provided a variety of investment banking and commercial banking services to the Company, the Merger Partner and their respective affiliates, and may continue to do so in the future. Such services for the Company have included acting as a lead managing underwriter and bookrunner for the Company’s offering of convertible senior notes in February 2007 and acting as counterparty for the related call spread transaction. In addition, our commercial bank affiliate is a lender and provider of cash management services to the Merger Partner and is a counterparty under an interest rate swap agreement with the Merger Partner entered into in June 2007. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the holders of the Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities Inc.
J.P. MORGAN SECURITIES INC.

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Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE

STATE OF DELAWARE

§ 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Ú DETACH PROXY CARD HERE Ú

KYPHON INC.

PROXY

PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD OCTOBER 16, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned stockholder of Kyphon Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement each dated September 7, 2007 and hereby appoints Arthur T. Taylor and Maureen L. Lamb, or either of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the Special Meeting of Stockholders of Kyphon Inc. to be held on October 16, 2007 at 2:00 p.m. PDT at Kyphon’s offices located at 1221 Crossman Avenue, Sunnyvale, California 94089, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

(Continued, and to be marked, dated and signed, on the other side)

KYPHON INC.

Ú DETACH PROXY CARD HERE Ú

KYPHON INC.

PLEASE INDICATE YOUR VOTES BELOW BY CHECKING THE APPROPRIATE SELECTION

The Board of Directors Recommends a Vote “FOR” Proposals 1 and 2.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER; (2) FOR THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER; AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS THAT ARE PROPERLY BROUGHT BEFORE THE MEETING.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAME OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

1.	Proposal to adopt the Agreement and Plan of Merger, dated as of July 26, 2007, among Medtronic, Inc., Jets Acquisition Corporation and Kyphon Inc. and approve the merger.
	☐	FOR	☐	AGAINST	☐	ABSTAIN
2.

Proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger.

	☐	FOR	☐	AGAINST	☐	ABSTAIN

Any of the attorneys-in-fact or their substitutes or, if only one shall be present and acting at the special meeting or any adjournment(s) or postponement(s) thereof, the attorney-in-fact so present, shall have and may exercise all of the powers of said attorney-in-fact hereunder.

Please sign, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

Dated:_____________________________________________, 2007

Signature

Signature

NOTE: This Proxy should be marked, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Please Detach Here

Ú You Must Detach This Portion of the Proxy Card Ú

Before Returning it in the Enclosed Envelope